Exhibit 6.1

EXHIBIT I

LICENSE AND COLLABORATION AGREEMENT

REGARDING PATENT LICENCES AND KNOW HOW BY PEM INC. TO PAC

BETWEEN

PLANETARY EMISSIONS MANAGEMENT INC.

AND

PLANET ALPHA CORP.

MARCH 28, 2017

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into as of March 28, 2017 (the “Execution Date”) between PLANETARY EMISSIONS MANAGEMENT INC., a Delaware corporation, having a principal place of business at 45 Prospect Street, Cambridge, MA, 02139, USA (“PEM”), and PLANET ALPHA a company organized and existing under the laws of Wyoming with a place of business at Suite 1, 1035 Cambridge, Street, Cambridge, MA 02141 (“PAC”).

This License and Collaboration Agreement has the following attachments, which are incorporated into this Agreement by this reference and made a part hereof:

Exhibit A	Trademark License
Exhibit B	Sharing of Profit and Loss
Exhibit D	Master Supply and Purchasing Agreement
Exhibit C	PEM Patent Portfolio

RECITALS

WHEREAS, PEM has developed and has obtained US and foreign patents for the measurement and monetization and storage of net forest carbon and related mechanisms to transform commercial carbon markets to better manage the planetary atmosphere, and owns or controls certain patents, know-how and other intellectual property related to Product;

WHEREAS, PAC is engaged in the worldwide deployment and application of direct, high frequency measurement of forest carbon at the project scale working with landowners to halt and slow deforestation and commercialize a range of project developments and commercialization of forest carbon products;

WHEREAS, PAC desires to obtain from the Licensors, and the Licensors desire to grant to PAC, certain exclusive rights and licenses to develop and commercialize Product in the Territory subject to the terms and conditions of this Agreement;

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WHEREAS, PEM and PAC wish to engage in a collaboration regarding application of PEM patents and know how to ensure timely and cost-effective business growth; and,

WHEREAS, PEM and PAC agree that PEM will supply custom fabrication of field measurement equipment through a Master Supply and Purchasing agreement to ensure timely supply of all equipment needed for PAC business growth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set out in this Article I unless otherwise specifically provided herein.“Adverse Ruling” shall have the meaning set forth in Section 12.2(a).

1.1.          “Affiliate” of a Party shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.2, “control” shall mean: (a) direct or indirect beneficial ownership of at least 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such Person; or (b) any other arrangement whereby a Person, acting alone, or a “group,” as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of Third Parties (a “Group”), (i) controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or (ii) has the ability to cause the direction of the management or policies of a corporation or other entity. For clarity, TICV and BV are Affiliates of PEM.

1.2.          “Alliance Manager” shall have the meaning set forth in Section 3.2.

1.3.          “Allowable Expenses” shall have the meaning set forth on EXHIBIT B hereto.

1.4.          “Antitrust Laws” shall mean the Clayton Act, as amended, the HSR Act, and all other applicable laws and regulations issued by a Governmental Authority, whether domestic or foreign, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

1.5.          “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Marketing Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.6.          “Audited Party” shall have the meaning set forth in Section 7.5.

1.7.          “Auditing Party” shall have the meaning set forth in Section 7.5.

1.8.          “Auditor” shall have the meaning set forth in Section 7.5.

1.9.          “Bankruptcy Laws” shall have the meaning set forth in Section 13.6.

1.10.        “Breaching Party” shall have the meaning set forth in Section 12.2(a).

1.11.        “Country” shall mean any country on Earth.

1.12.        “Budget(s)” shall mean the Development Budget, and the Commercialization Budget.

1.13.         “Business Day” shall mean a day other than a Saturday or Sunday or any public holiday in the United States, France or Germany.

1.14.        “Carbon Storage” shall mean Carbon Sequestration or Carbon Offsets.

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1.15.        “Calendar Quarter” shall mean a period of three consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st.

1.16.        “Calendar Year” shall mean a period of 12 consecutive months beginning on and including January 1st.

1.17.         “Challenge” shall have the meaning set forth in Section 12.4.

1.18.         “Change of Control” means, with respect to a Party (or in the case of Licensors and solely for purposes of this definition, of PEM):

(i) the acquisition by a Third Party or Group, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of a Party; (ii) a merger or consolidation involving a Party, as a result of which a Third Party or a Group acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a sale of all or substantially all of the assets of a Party in one transaction or a series of related transactions to a Third Party or a Group; or the acquisition by a corporation, in one transaction or a series of related transactions, of: (i) majority control of the board of directors or equivalent governing body of such Party; or (ii) direct or indirect beneficial ownership of more than 50 percent (50%) of the outstanding voting equity securities of a Party; or (iii) the ability to cause the direction of the management or allocation of corporate resources of such Party (provided that corporation, shall not be deemed to be a Change of Control under this sub-clause (iii) so long as corporation; or (iv) all or substantially all of the assets of such Party related to the transactions contemplated by this Agreement.

1.19.        “Commercialize” (including any variations such as “Commercialization” or “Commercializing”) shall mean, with respect to a Product, to promote, market, distribute, sell (and offer for sale or contract to sell), import, or otherwise commercially exploit or provide product support for such Product.

1.20.         “Commercialization Budget” shall mean the budget for activities within the Commercialization Plan for conducting Commercialization activities with respect to Product in the Field in the Territory established on a Calendar Year basis by PAC for review and approval by the JFCC.

1.21.         “Commercialization Plan” shall have the meaning set forth in Section 5.1(b).

1.22.          “Commercially Reasonable Efforts” shall mean:

With respect to efforts of PAC as measured on a country by country basis: that measure of efforts and resources consistent with PAC’s and its Affiliates’ own efforts and resources applied to its and their own, devices and products of a similar value, stage of development, life cycle and commercial potential, taking into account all relevant factors including issues of monetization, product profile, difficulty in developing or manufacturing the applicable Product or sourcing forest land and landowners necessary therefor, competitiveness of alternative third party products in the marketplace, environmental regulatory approvals (including pricing approvals), pricing and reimbursement, the patent or other proprietary position of the applicable Product, the regulatory requirements involved and the potential profitability of the applicable Product for PAC and its Affiliates as compared to the expected profitability of other products of its then current or in development product portfolios; and

With respect to efforts of the Licensors: the use of reasonable efforts and resources, in good faith, consistent with the efforts and resources that a forest carbon company of similar size and situation to the Licensors, in the exercise of prudent legal, environmental, scientific and business judgment, would commonly apply to its own devices and products of a similar value, stage of development, life cycle and commercial potential to the applicable Product.

1.23.          “Commercial Strategy” shall have the meaning set forth in Section 5.1(a).

1.24.         “Competing Product” shall mean any product (other than Product) containing or comprising any method that is or is intended to be primarily applied as a forest carbon measurement and monetization product.

1.25.          “Complaining Party” shall have the meaning set forth in Section 12.2(a).

1.26.          “Confidential Information” shall have the meaning set forth in Section 8.1.

1.27.         “Confidentiality Agreement” shall mean that certain confidentiality agreement, dated March 31, 2017, between PEM and PAC.

1.28.          “Control” (including any variations such as “Controlled” and “Controlling”), in the context of intellectual property rights and Information, shall mean possession by a Party (whether by ownership or license, other than pursuant to this Agreement) of the ability to grant the applicable license under this Agreement, without violating the terms of an agreement with a Third Party.

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1.29.         “Creation” or “Creating” shall mean all activities related to the creation of forest carbon products including packaging and supply of forest carbon products, or any component thereof, including creating product, components thereof or supplies for Development, creation, and/or commercial sale; in-process and semi-finished product ; release of product or any components thereof; quality assurance activities related to creation and release of product; ongoing carbon product tests and any regulatory activities related to any of the foregoing, and packaging for sale of forest carbon products ready for distribution and sale.

1.30.         “Data” shall mean any and all commercial, technical or test data pertaining to Product that is generated by or on behalf of PAC or its Affiliates or by or on behalf of PEM or a PEM Affiliate in the course of performance of applications and activities contemplated by the Development Plan or this Agreement, including forest carbon data, soil carbon data, MVA data (including analytical and quality control data and stability data), including any and all such data in publications, presentations or submissions made in association with a forest carbon project with respect to Product.

1.31.         “Development” or “Develop” shall mean, with respect to a Product, those forest carbon product development activities involving any isotopic form of any greenhouse gas that are necessary or useful to obtain or maintain forest carbon landowner participation, including activities directed to expansion after obtaining initial clients that are set forth in the Development Plan, in the applicable forest jurisdiction, whether alone or for use together, or in combination, with another isotopic product, including discovery, test method development, stability testing, isotopic formulation or process development, MVA development, analytical method validation, manufacturing process validation, instrumentation cleaning validation, statistical analysis, development report writing, pre-project and any demonstration project , environmental or GHG trading or compliance regulatory filing submission and approval, all activities of the any forest or environmental affairs groups with respect to the activities contemplated under this Agreement, and any other activities set forth in any Development Plan.

1.32.          “Development Budget” shall mean the budget, established on a Calendar Year basis and reviewed and approved by the JFCC, for activities within the Development Plan for conducting Development activities with respect to Product in the Field in the Territory, established on a Calendar Year basis by PAC for review and approval by the JFCC.

1.33.         “Development Plan” shall mean the written plan setting forth the marketing and other activities to be performed by the Parties with respect to the Development of Product in the Field in the Territory, established by PAC and reviewed and approved by the JFCC, as may be amended. A summary of the initial Development Plan has been separately delivered by letter as of the Execution Date.

1.34.          “Development Term” shall mean the period during which the Parties are conducting studies and activities with respect to Product in the Field in the Territory under the Development Plan, commencing on the Effective Date and ending upon the completion of all studies and activities specified in the Development Plan or earlier termination of this Agreement.

1.35.          “Device” shall mean any device through which a forest carbon or other landscape type product or derivative product is produced and/or reduced to application or modified for sale to compliance and voluntary buyers.

1.36.         “Direct Measurement Forest Carbon Protocol” (DMFCP) refers to specific patented protocols for the direct measurement of forest carbon by PEM that Creates Product(s).

1.37.          “Disclosing Party” shall have the meaning set forth in Section 8.1.

1.38.         “Effective Date” shall have the meaning set forth in Section 15.16.

1.39.         “Export Control Laws” shall mean all applicable laws and regulations relating to (a) sanctions and embargoes imposed by any governmental authority in the Territory or (b) the export or re-export of commodities, technologies, or services, including, but not limited to, the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

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1.40.          “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.) as amended.

1.41.         “Field” shall mean the measurement and monetization of forest carbon and related greenhouse gases.

1.42.         “Filings” shall have the meaning set forth in Section 15.16.

1.43.         “First Commercial Sale” shall mean, on a Competing Product-by-Competing Product and country-by-country basis, the first bona fide, arm’s length sale by, on behalf of or under the authority of PAC, its Affiliates or sublicensees to a Third Party, of Competing Product in a country in the Field in the Territory following receipt of Marketing Approval in such country.

1.44.         “Forest Carbon Product” shall mean any product based on any fraction of any forest carbon or GHG that is verified and accounted for within one or multiple projects that is offered for sale to any customer.

1.45.         “Global Monitor Platform” or “GMP” is the integrated measurement platform for carbon and GHG’s including the isotopes of any measured gas including GHG’s.

1.46.         “Governmental Authority” shall mean any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.47.         “Government Forest Carbon Program” shall mean any program of any government that sets out guidelines or regulations concerning any aspect of carbon or GHG programs related to businesses or individual buyers and sellers of carbon or GHG products for the effect of GHG emission reduction.

1.48.          “Government Forest Carbon Contract” shall mean, with respect to Product, any agreements that are necessary to give effect to any Government Forest Carbon Program (whether or not such agreements constitute “government contracts” as such term is used in connection with government procurement).

1.49.         “Greenhouse Gas” or “GHG” represents all of the Kyoto gases including methane (CH4), Nitrous Oxide (N2O), hydrofluorcarbons (HFC’s), Perflurocarbons (PFC’s), and Sulphur hexaflouride (SF6) as well as other gases as applicable to specific projects. In this document, we use the terms “carbon” and “GHG” interchangeably.

1.50.         “IFRS” shall mean the international financial reporting standards.

1.51.          “Indemnitee” shall have the meaning set forth in Section 11.3.

1.52.         “Indemnitor” shall have the meaning set forth in Section 11.3.

1.53.         “Information” shall mean all technical, scientific, marketing, financial, commercial and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, prototypes, specifications, data, including raw data, results, customer lists, marketing materials, and other material, including: carbon products discovery and development technology; biological, chemical, physical and analytical, and quality control data and information, including forest carbon project designs and protocols; assays and biological methodology; manufacturing and quality control procedures and data, including test procedures; and synthesis, isotopic techniques (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.54.         “Intervening Event” shall have the meaning set forth in Section 15.1.

1.55.         “Inventions” shall mean any and all inventions, discoveries, improvements, processes and techniques invented in the course of performance of studies or activities contemplated by the Development Plan or this Agreement, whether or not patentable or included in any claim of Patents and Patent applications, constituting an improvement or line extension associated with Product.

1.56.         “JFCC” or, Joint Forest Carbon Committee, shall have the meaning set forth in Section 3.1(a).

1.57.         “Joint Inventions” shall mean any and all Inventions invented by one or more employees or contractors of PAC or any of its Affiliates and one or more employees or contractors of the Licensors or any PEM Affiliate.

1.58.         “Joint Patents” shall mean all Patents claiming any Joint Invention.

1.59.         “Losses” shall have the meaning set forth in Section 11.1.

1.60.         “Major Market” shall mean any country with a major market for PAC services.

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1.61.          “Milestone” shall mean achievement in application of the licensed technology across a certain number of acres for one or more forest carbon projects.

1.62.         “MVA” shall mean measurement, verification and accounting, an approach to ensure that the DMFCP produces verified commercial forest carbon products.

1.63.         “PEM Affiliate” shall mean any Affiliate of the Licensors that is controlled (as such term is defined in Section 1.2) by any of the Licensors. For clarity, TICV and BV are PEM Affiliates.

1.64.          “PEM Indemnitees” shall have the meaning set forth in Section 11.1.

1.65.         “PEM Know-How” shall mean all Information not included in the PEM Patents Controlled by the Licensors or any PEM Affiliate as of the Effective Date or during the Term that is necessary or useful for the Development, Creation, use or Commercialization of Product in the Field, including all such Information related to the design and utility of the Device and to the creation of a carbon product or formulation of any such product, and any replication or any part of such Information.

1.66.         “PEM Patents” shall mean all Patents Controlled by PEM or any PEM Affiliate as of the Effective Date or during the Term that claim or disclose Product or its components, or are necessary or useful for the Development, Creation, use or Commercialization of Product in the Field in the Territory, including all such Patents claiming or covering the design or utility of a Device or a Formulation, but excluding any Joint Patents. The PEM Patents existing as of the Execution Date are listed in EXHIBIT D.

1.67.         “PEM Technology” shall mean all PEM Know-How, PEM Patents and PEM’s or a PEM Affiliate’s interest in Joint Patents and Joint Inventions.

1.68.         “PEM Trademarks” shall have the meaning set forth on EXHIBIT A.

1.69.          “Marketing Approval” shall mean all approvals, licenses, registrations or authorizations of Regulatory Authorities in a country necessary for the Creation, use, storage and Commercialization of Product in such country.

1.70.         “Master Files” shall mean all carbon product protocol master files and carbon measurement device master files relating to Product filed or that may be filed with any relevant carbon entity in any country or jurisdiction in the Territory.

1.71.         “Master Supply and Purchase Agreement” shall mean that certain Supply and Purchasing Agreement, effective as of the Effective Date, by and between PEM and PAC and attached herein as EXHIBIT D.

1.72.         “Materials” shall have the meaning set forth in Section 4.5.

1.73.         “Net Sales” shall mean, with respect to a Product for any period, the gross amount billed or invoiced by PAC or its Affiliates for the sale of a Product to Third Parties, less the following deductions from such gross amounts, solely to the extent allocable to such Product and actually incurred, allowed or accrued (and not previously deducted in calculating the amount invoiced): normal and customary trade, quantity and prompt settlement discounts (including chargebacks and allowances) actually allowed; amounts repaid or credited by reason of rejection, return or recall of Product; rebates or bona fide retroactive price reductions; freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced; customs and excise duties and other taxes or duties related to the sales to the extent that such items are included in the gross amount invoiced; rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as a state program or equivalent foreign governmental program; the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such product; and bad debts and uncollectable invoiced amounts relating to sales of Product that are actually written off in accordance with IFRS, consistently applied throughout PAC and its Affiliates, provided that any such amounts subsequently collected will be included in Net Sales. For purposes of determining Net Sales, a Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Product for strictly demonstration purposes. PAC’s or its Affiliates’ transfer of any Product to an Affiliate or sublicensee shall not result in any Net Sales unless the transferee is an end user. In the event of any sale or other disposition of a Product for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms, then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the weighted (by sales volume) average sale price of such Product in bona fide arm’s-length transactions (when sold alone, and not with other products) during the applicable Calendar Quarter in the country in which such sale or other disposition occurred. To the extent that PAC or its Affiliate provides to any Third Party purchaser of Product rebates, discounts or other forms of reimbursements within the permissible deductions described in clauses (a), (c) and (f) above that, in each case, are applicable both to Product and one or more other products, such rebates, discounts and reimbursements shall be allocated (for purposes of the deductions used in calculating Net Sales as above) between the Product and such other product(s) in a manner such that the reimbursements, discounts and reimbursements allocated to the Product are the lesser of: (x) a pro rata allocation between the Product and such other product(s) that does not unfairly or inappropriately bias the level of discounting against the Product (as compared to the other product(s)), or (y) the weighted average of rebates, discounts and reimbursements that are granted by PAC or its Affiliate with respect to Product (during the applicable Calendar Quarter) when Product is sold outside of any such arrangement. All adjustments for any of clauses (a) to (h) above will be made in a manner consistent with adjustments applied to comparable products of PAC and its Affiliates and will not be applied disproportionately with respect to Product. In no event shall any particular amount described in clauses (a) to (h) above, be deducted more than once in calculating Net Sales (i.e., no double-counting of deductions), and no such amount deducted in calculating Net Sales shall be considered an Allowable Expense.Except as expressly set forth above in this Section 1.72, Net Sales shall be calculated in accordance with the standard internal policies and procedures of PAC and its Affiliates, consistently applied across all comparable products of PAC and its Affiliates, which must be in accordance with IFRS.

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1.74.          “Notice Period” shall have the meaning set forth in Section 12.2(a).

1.75.          “Partial Termination” shall have the meaning set forth in Section 13.1.

1.76.          “Party” shall mean the Licensors or PAC individually, and “Parties” shall mean the Licensors and PAC collectively.

1.77.          “Patent(s)” shall mean (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations,

1.78.         “Person” shall mean any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

1.79.         “Product” shall mean any product in a form created by the DMFCP suitable for sale as a forest carbon or GHG product including product applications consisting of (a) a forest product formulation that contains any isotope of any GHG as, without any other environmental components, for use in a Device, (b) a Device, but only to the extent that it is sold (or intended to be sold) for use with such a Formulation described in clause (a), or (c) both a Device and such a Formulation described in clause (a) for use together, in each case, including all improvements thereof. For clarification, Product sale shall not include a forest carbon measurement Device.

1.80.         “Profit” shall have the meaning set forth on EXHIBIT B hereto.

1.81.         “Public Official or Entity” shall mean (a) any officer, employee (local or regional tribal authority, carbon or GHG program manager), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including, but not limited to, any ministry or department of environment or any state-owned or affiliated company, or (b) any candidate for political office, any political party or any official of a political party.

1.82.         “Receiving Party” shall have the meaning set forth in Section 8.1.

1.83.         “Regulatory Authority” shall mean any Governmental Authority whose review or approval is necessary for the Commercialization of forest carbon and GHG Product in a given country in the Territory. Where governmental approval is required for forest carbon or GHG pricing, “Regulatory Authority” shall also include any Governmental Authority whose review or approval of forest carbon or GHG pricing or reimbursement is required.

1.84.         “Regulatory Filing” shall mean all approvals, licenses, registrations, submissions and authorizations made to or received from a Regulatory Authority necessary for the application of PEM technology, Commercialization of the Product, including any Approvals.

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1.85.         “Responsible Party” shall mean the Party designated as responsible for conducting the applicable forest carbon project or other activities under the Development Plan or designated by the JFCC as responsible for filing and securing Marketing Approval for Product in the Field in the Territory, as applicable.

1.86.         “PAC Indemnitees” shall have the meaning set forth in Section 11.2.

1.87.         “PAC Know-How” shall mean all Information that (a) is Controlled by PAC or any of its Affiliates as of the Effective Date or during the Term and (b) is necessary or useful for the Development, Creation, use or Commercialization of Product in the Field, expressly excluding any Know-How pertaining to the Creation of forest carbon products.

1.88.         “PAC Patents” shall mean all Patents Controlled by PAC or any of its Affiliates as of the Effective Date or during the Term that are necessary for, or useful for and actually used in, the Development, Creation, use or Commercialization of Product in the Field, but excluding any Joint Patents.

1.89.          “PAC Technology” shall mean all PAC Know-How, PAC Patents and PAC’s or its Affiliate’s interest in Joint Patents and Joint Inventions.

1.90.         “PATENT(S)” shall mean any patent assigned to PEM Inc. at any stage of the patent process and as itemized in EXHIBIT D.

1.91.         “SEC” shall mean the U.S. Securities and Exchange Commission, or any successor agency.

1.92.         “Service Provider” shall mean any Third Party service provider such as a contract research organization, contract manufacturing organization, consultant, subcontractor or other independent contractor performing on behalf of a Party such Party’s obligations under this Agreement, but excluding any Third Party to whom a sublicense or license under any PEM Technology, PEM Trademarks or PAC Technology is granted.

1.93.         Sharing of Profit and Loss shall have the meaning set forth in sections 2.8, b (i) and 6.3 and in EXHIBIT B.

1.94.         “Standstill Period” shall have the meaning set forth in Section 15.12.

1.95.         “System-of-System” or (SoS) is a patented method to deploy across a project landscape a network of sensors for the determination of greenhouse gas flux comprised of a core integrated measurement platform, the Global Monitor Platform “GMP” and related software to automatically control the reporting of GHG flux to authorized field and analyst users. The SoS, GMP and DMFCP are to include all isotopic species of any gas measured and monitored by the SoS.

1.96.         “Term” shall have the meaning set forth in Section 12.1.

1.97.         “Terminated Country” shall have the meaning set forth in Section 13.1.

1.98.         “Territory” shall mean all countries of the world, excluding any Terminated Country.

1.99.         “Third Party” shall mean any Person other than the Licensors, PAC and their respective Affiliates.

1.100.        “Third Party Claims” shall have the meaning set forth in Section 11.1.

1.101.        “United States” or “U.S.” shall mean the United States of America, including its territories and possessions and the District of Columbia.

1.102.        “Wind-down Period” shall mean any period after the date of termination of this Agreement during which, pursuant to Section 13.3(a), PAC is required to continue to perform certain activities.

1.103.        “Withdrawal Notice” shall have the meaning set forth in Section 3.4.

ARTICLE 2

GRANT OF LICENSE

2.1 Development License. Subject to the terms and conditions of this Agreement: (a) the Licensors hereby grant to PAC an exclusive (except as to PEM with respect to Development activities to be performed by PEM pursuant to the Development Plan and subject to the rights reserved by the Licensors pursuant to Section 2.5), worldwide, royalty-free license, with the right to grant sublicenses as provided in Section 2.4, under the PEM System of Systems, Global Monitor Platform Technology and Biosphere Box accounting framework to Develop Carbon and GHG Products employing the DMFCP for trading on markets worldwide in the Field in accordance with this Agreement; and (b) PAC hereby grants to the Licensors a non-exclusive, worldwide, royalty-free license under the PAC Technology as is necessary solely for the Licensors to Develop Product in the Field in accordance with this Agreement.

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2.2 Commercialization License. Subject to the terms and conditions of this Agreement, the Licensors hereby grant to PAC an exclusive, worldwide, royalty-free, milestone payment-bearing license, limited to the field of forested and related landscapes for the purposes of greenhouse measurement, monetization and GHG gas trading, with the right to grant sublicenses as provided in Section 2.4, under the PEM Technology to (a) Create and have Created forest carbon and GHG Product in the Field in the Territory, subject to the terms of and as permitted by the Master Supply and Purchasing Agreement, and (b) use, Commercialize and have Commercialized Product in the Field in the Territory. The license granted in this Section 2.2 shall be exclusive even as to the Licensors, subject to the rights reserved by the Licensors pursuant to Section 2.5.

2.3 License to PEM Trademarks. Subject to the terms and conditions of this Agreement, PEM grants PAC the license to the PEM Trademarks on the terms set forth in EXHIBIT A.

2.4 Sublicenses. PAC shall have the right to grant sublicenses of the rights granted to it under this Article 2 to any of its Affiliates or Third Parties for the purposes of product Development, regulatory, and Commercialization activities with respect to Product in the Field in the Territory; provided, however, that (a) the prior written consent of PEM shall be required for sublicenses to any Third Party that include a right of Commercialization in any or all of the Major Markets, such consent not to be unreasonably withheld, conditioned or delayed, and (b) the prior approval of the JFCC shall be required for sublicenses to any Third Party that include a right of Commercialization outside the Major Markets. Any sublicense shall be in writing and on substantially the same (or narrower) license terms as those contained in this Agreement (except that such sublicensee shall not have the right to further sublicense). PAC shall be responsible for the acts or omissions of its sublicensees in exercising rights under the sublicense which would constitute a breach hereunder.

2.5 Reserved Rights; No Implied Licenses. Except for the rights and licenses expressly granted in this Agreement, the Licensors retain all rights under their respective intellectual property, including the PEM Technology and PEM Trademarks, and PAC retains all rights under its intellectual property, including the PAC Technology, and no rights shall be deemed granted by one Party to the other Party by implication, estoppel or otherwise. Without limiting the foregoing, the Licensors reserve and retain the right under the PEM Technology, subject to the terms and conditions of this Agreement (i) to perform Development under the Development Plan pursuant to Article 4, (ii) to Create, have Created and supply Product to PAC pursuant to Section 5.2 and the Master Supply and Purchasing Agreement Agreement and (iii) to submit, obtain and maintain Master Files.

2.6 PAC Acknowledgment and Negative Covenant.

(a) PAC hereby acknowledges that the licenses granted by the Licensors to PAC under the PEM Technology pursuant to this Agreement are expressly limited to the Development and Commercialization of Product in the Field in the Territory.

(b) PAC hereby covenants, on behalf of itself and its Affiliates, that neither PAC nor any of its Affiliates will: (i) either during or after the Term, infringe any PEM Patents; (ii) either during, or within the first ten (10) years after the end of, the Term, use any PEM Know-How (other than PEM Know-How that is or becomes generally available to the public or otherwise part of the public domain other than through any act or omission of PAC or any of its Affiliates in breach of this Agreement) outside the scope of the licenses granted hereunder; or (iii) license or authorize any Third Party to engage in any of the actions described in the preceding clauses (i) and (ii) of this Section 2.6(b).

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2.7 Forest Carbon Product.

(a) During the Term, if any of the Licensors or any PEM Affiliate proposes to grant any Third Party (which, solely for purposes of this Section 2.7, shall mean any Person other than a PEM Affiliate), a license or other rights to develop or commercially exploit any forest carbon product (each, a “Directly Measured Forest Carbon Protocol Product”), then, prior to granting any such license or other rights, PEM shall so notify PAC in writing and shall promptly establish and provide PAC with access to an electronic data room containing any results and data generated by or on behalf of the Licensors or PEM Affiliates with respect to such DMFCP Product (the “Data Room”). Subject to the terms and conditions of this Agreement, PEM hereby grants to PAC, during the 90-day period beginning on the date the Data Room is first accessible by PAC (the “Initial Election Period”), the first right to negotiate with the Licensors for the grant to PAC or any of its Affiliates of a license under all intellectual property of the Licensors or the PEM affiliates pertaining to such DMFCP Product (a “Transaction”), and the Licensors agree not to grant and cause the PEM Affiliates not to grant any Third Party access to the Data Room, or a license or other rights to develop or commercially exploit such DMFP Product during the Initial Election Period.

(b) If PAC or any of its Affiliates is interested in negotiating a Transaction with the Licensors, then PAC shall so notify the Licensors in writing prior to expiration of the Initial Election Period (such notice, an “Indication of Interest”). If PAC delivers an Indication of Interest to the Licensors prior to expiration of the Initial Election Period, then PAC shall have an additional 90 days from expiration of the Initial Election Period (the “Due Diligence Period”) in which to complete due diligence regarding the DMFCP Product and, if PAC or any of its Affiliates in good faith wishes to negotiate with the Licensors regarding a Transaction, to deliver to the Licensors a written non-binding offer letter setting forth the principal terms and conditions upon which PAC or its Affiliate would be willing to enter into such Transaction (an “NBO”). If PAC delivers an NBO to the Licensors prior to expiration of the Due Diligence Period, then the Parties shall negotiate in good faith a definitive agreement regarding the Transaction for up to an additional 90 days from expiration of the Due Diligence Period (the “Negotiation Period”); provided, however, that the Licensors shall have no obligation to enter into a Transaction with PAC or its Affiliates.

(c) If PAC (whether on its own behalf or on behalf of its Affiliate) (i) fails to deliver an Indication of Interest to the Licensors prior to expiration of the Initial Election Period, or (ii) delivers an Indication of Interest prior to expiration of the Initial Election Period but fails to deliver an NBO to the Licensors prior to expiration of the Due Diligence Period, or (iii) delivers an Indication of Interest prior to expiration of the Initial Election Period and an NBO prior to expiration of the Due Diligence Period, but the Parties have not entered into a definitive agreement for a Transaction prior to expiration of the Negotiation Period, then, in each case, upon the expiration of the Initial Election Period, Due Diligence Period or Negotiation Period, respectively, the Licensors shall be free to grant one or more Third Parties a license or other right to develop or commercially exploit a DMFCP Product, without further obligation to PAC (or any of its Affiliates), provided that, for a period of 12 months following the expiration of the Initial Election Period, the Due Diligence Period or the Negotiation Period, as applicable, the Licensors shall not grant any such license or other right to any Third Party on terms that are materially less favorable, taken as a whole, to the Licensors than the terms last offered by PAC to the Licensors during the Parties’ negotiations. If the Licensors have not entered into a definitive agreement with a Third Party granting a license or other right to develop or commercially exploit a DMFCP Product within such 12 month period pursuant to the foregoing sentence, PAC’s rights under this Section 2.7 and all applicable time periods for exercise of such rights shall reset, provided that the Negotiation Period shall be an additional 90 days from expiration of the Due Diligence Period.

(d) For the avoidance of doubt, nothing in this Section 2.7 shall be construed to give PAC or any of its Affiliates any rights whatsoever with respect to any proposed sale of all or substantially all of the business or assets of the Licensors, or of a substantial portion of the business or assets of the Licensors that relates to two or more bona fide development programs or products of the Licensors, including DMFCP Products, in each case, whether by merger, sale of stock, sale of assets or otherwise.

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2.8 Covenants.

(a) PEM Non-Compete. During the Term, the Licensors covenant to PAC that the Licensors and PEM Affiliates shall not either themselves or with, for the benefit of, or sponsored by any Third Party, (i) conduct any activity directed to the Development (mutatis mutandis) or registration of a Competing Product in the Territory, (ii) creation of a Competing Product that is intended for sale in the Territory, (iii) Commercialize (mutatis mutandis) a Competing Product in the Territory, or (iv) license or authorize, under any PEM Technology, PEM Trademarks or Data, any entity other than a PEM Affiliate to engage in any of the activities described in the preceding clauses (i), (ii) and (iii).

(b) PAC Non-Compete. During the Term, PAC covenants to the Licensors that PAC and its Affiliates shall not either themselves or with, for the benefit of, or sponsored by any Third Party, (i) conduct any activity directed to the Development (mutatis mutandis) or registration of a Competing Product in the Territory, (ii) create a Competing Product that is intended for sale in the Territory, (iii) Commercialize (mutatis mutandis) a Competing Product in the Territory, or (iv) license, sublicense or authorize, under any PEM Technology, PEM Trademarks, PAC Technology or Data, any Third Party to engage in any of the activities described in the preceding clauses (i), (ii) and (iii). Notwithstanding the foregoing:

(i) Starting on the fifth (5th) anniversary of the Effective Date, PAC may, at its sole cost and expense, Develop (mutatis mutandis) internally at PAC or one of its Affiliates a Competing Product generated solely from PAC’s or its Affiliate’s internal research efforts; provided, however, that PAC and its Affiliates shall not use any PEM Technology in connection therewith. For the avoidance of doubt, PAC shall bear all costs and expenses of Development (mutatis mutandis) of such Competing Product and such costs and expenses shall not be Allowable Expenses and shall not otherwise be subject to EXHIBIT B, except to the extent incurred after the First Commercial Sale of such Competing Product pursuant to approval by the JFCC in accordance with the immediately succeeding sentence. The Commercialization (mutatis mutandis) of any such Competing Product during the Term shall require the prior written approval of the JFCC. Upon approval by the JFCC of such Commercialization, (A) subject to EXHIBIT B, PAC shall bear all Commercialization costs and expenses with respect to any such Competing Product, (B) except as expressly set forth below, such Competing Product shall be deemed a “Product” for purposes of Section 6.3 and EXHIBIT B, and (C) payment of Allowable Expenses and calculation and sharing of Profit and Loss with respect to such Competing Product shall be subject to EXHIBIT B; provided, however, that no Development Costs (mutatis mutandis) incurred prior to the First Commercial Sale of such Competing Product shall be included in Allowable Expenses or in the calculation of Profit or Loss.

(ii) Starting on the tenth (20th) anniversary of the Effective Date, PAC may in-license or acquire a Competing Product from a Third Party and the Development (mutatis mutandis) and Commercialization (mutatis mutandis) of such in-licensed or acquired Competing Product shall not be governed by the terms of this Agreement. For clarity, PAC shall be exclusively responsible for any and all costs and expenses with respect to such Development (mutatis mutandis) and Commercialization (mutatis mutandis) and all costs and expenses with respect to such Development (mutatis mutandis) and Commercialization (mutatis mutandis) and, as between the Parties, shall be entitled to all revenues with respect to such Competing Product.

(c) Acknowledgment. The Parties acknowledge (i) that this Section 2.8 has been negotiated by the Parties, (ii) the geographical and time limitations on activities contained in this Section 2.8 are reasonable, valid and necessary for the adequate protection of the Product business, and (iii) that the Parties would not have entered into this Agreement without the protection afforded by this Section 2.8. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the restrictions set forth in this Section 2.8 are too broad or are otherwise unreasonable under Applicable Law, including with respect to duration, geographic scope, or field, the court is hereby requested and authorized by the Parties to revise the foregoing restrictions to include the maximum restrictions allowable under Applicable Law.

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(d) Acquiring Party Business Combination. Neither Party shall be in breach of the provisions of Section 2.8 by reason of its acquisition of a Third Party or its assets or by a Third Party if: (a) within sixty (60) days following the closing of such acquisition, the acquiring Party (or acquiring Third Party) commits in writing to the other Party that such acquirer will promptly divest itself of the Competing Product of such Third Party (whether through sale of business or assets or discontinuation of all activities with respect to the Competing Product); and (b) such divestiture is completed within twelve (12) months after the closing of such acquisition.

ARTICLE 3

GOVERNANCE

3.1 Joint Forest Carbon Committee.

(a) Establishment. Within 30 days following the Effective Date, PEM and PAC shall establish a Joint Forest Carbon Committee (the “JFCC”) to oversee, review and coordinate the activities of the Parties under this Agreement with regard to the Development, creation and other activities relating to Product in the Field in the Territory.

(b) Membership. Subject to Section 3.4, the JFCC shall be composed of eight members (or such other even number agreed to in writing by the Parties so long as each Party has an equal number of members on the JFCC). One-half of the total number of members on the JFCC shall be nominated by PEM and one-half of the total number of members on the JFCC shall be nominated by PAC, which members shall be employees of the applicable Party with the requisite experience and seniority to make decisions on behalf of the Parties with respect to responsibilities within the jurisdiction of the JFCC. Each Party will notify the other Party of its initial JFCC members within 30 days after the Effective Date. Each Party shall designate one of its representatives on the JFCC as the co-chair of the JFCC, whose roles shall be to convene and preside at meetings of the JFCC, but the co-chairs shall not be entitled to prevent items from being discussed or, subject to Section 3.1(f), to cast any tie-breaking vote. Each Party may change its JFCC members at any time by written notice to the other Party. Any member of the JFCC may designate a substitute to attend and perform the functions of that member at any meeting of the JFCC.

(c) Meetings. The JFCC will hold meetings at such frequency as determined by the JFCC members, but no less than once per Calendar Quarter. Such meetings may be conducted by videoconference, teleconference or in person, as agreed by the Parties; provided, that at least one JFCC meeting per year shall be held in person and the location of such in-person meeting shall alternate between PEM’s and PAC’s offices, unless the Parties otherwise agree. Each Party may invite a reasonable number of non-member, non-voting representatives of such Party to attend meetings of the JFCC. Minutes will be kept of all JFCC meetings and will reflect material decisions made at such meetings. The responsibility to prepare minutes of JFCC meetings will be PAC’s. Meeting minutes will be sent to each member of the JFCC for review and approval promptly following each meeting. Minutes will be deemed approved unless a member of the JFCC objects to the accuracy of such minutes within 15 days of receipt. Any costs and expenses incurred by a Party related to a JFCC meeting, including, if applicable, travel and/or telecommunication expenses, shall be borne by such Party.

(d) JFCC Responsibilities. The JFCC shall have the following responsibilities:

(i) providing a forum for the Parties to exchange information and coordinate their respective activities with respect to Development, creation and application matters pertaining to Product in the Territory;

(ii) reviewing and approving the Development Plan and material changes to the Development Plan, including any Development Budget (which Budget shall be reviewed and approved on an annual basis);

(iii) reviewing and approving the regulatory strategy for Product in the Territory;

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(iv) reviewing and approving Commercialization Plan(s), Commercialization Budget(s), and updates and amendments thereto;

(v) reviewing and approving revisions to the Paid Price set forth in the Master Supply and Purchasing Agreement ;

(vi) providing a forum for discussion as to whether the content of a Commercialization Plan (or any such plan as proposed to be updated or amended) is sufficient to satisfy PAC’s obligations to use Commercially Reasonable Efforts in accordance with Section 5.1(c);

(vii) receiving periodic updates on material Development and regulatory activities conducted or proposed to be conducted with respect to Product in the Territory, including the submission and prosecution of applications for Marketing Approval;

(viii) reviewing safety and compliance reports for Product in the Territory;

(ix) overseeing the activities managed by the DMFCP Products working group of the JFCC as described in Section 3.1(e);

(x) providing a forum for coordinating the Parties’ activities in response to crises with respect to Product, including unexpected disruptions to the data required to create DMFCP Products, safety issues, and recalls or withdrawals of Product;

(xi) establishing and overseeing working groups of the JFCC as necessary to implement the responsibilities delegated to the JFCC pursuant to this Agreement or by written agreement of the Parties;

(xii) reviewing and approving potential sublicensees outside the Major Markets;

(xiv) making such other decisions as may be delegated to the JFCC pursuant to this Agreement or the Master Supply and Purchasing Agreement or by written agreement of the Parties.

(e) Working Groups of the JFCC. From time to time, the JFCC may establish working groups to oversee particular projects or activities within the scope of authority of the JFCC, as it deems necessary or advisable. Each working group shall consist of such number of representatives of each Party as the JFCC determines is appropriate from time to time and shall meet with such frequency as the JFCC shall determine. All decisions of each working group shall be made by unanimous vote or written consent, with the PEM members of the working group collectively having one vote and the PAC members of the working group collectively having one vote in all decisions of the working group. If, with respect to a matter that is subject to a working group’s decision-making authority, the working group cannot reach agreement, the matter shall be referred to the JFCC, which shall resolve such matter in accordance with Section 3.1(f). The Project Creation working group of the JFCC shall be responsible for (i) overseeing the forecasting, creation and supply of Product, and any regulatory activities with respect thereto, and (ii) discussing and overseeing the Parties’ efforts to reduce Cost of Goods and approving in advance any costs to be incurred by PEM for such efforts.

(f) JFCC Decision-Making. All decisions within the authority of the JFCC shall be made by unanimous vote or written consent, with the PEM members of the JFCC collectively having one vote and the PAC members of the JFCC collectively having one vote in all decisions of the JFCC. The members of the JFCC shall use reasonable efforts to reach agreement on all matters. If, despite such efforts, agreement on a particular matter cannot be reached by the JFCC within 15 days after the JFCC first considers such matter (or such shorter or longer time as may be agreed by the Parties), then either Party may, by written notice to the other Party, have such matter referred to, on behalf of PEM, the President of PEM and, on behalf of PAC, the Senior Vice President – Global Forest Carbon Director of PAC. Such executives shall use reasonable efforts to resolve the matter referred to them within 10 days after such referral. If, despite such efforts, such executives are unable to resolve such matter within 10 days after such referral (or such shorter or longer time as may be agreed by the Parties), then the PAC co-chair on the JFCC shall have the right to make the final decision with regard to the disputed matter following good faith consideration of PEM’s comments, subject to Section 3.4 and provided that the PAC co-chair on the JFCC shall not have power to resolve a dispute: (i) in a manner that would require PEM to perform activities (A) for which PAC will not reimburse PEM’s costs (except as expressly set forth in this Agreement or the Master Supply and Purchasing Agreement) or (B) which PEM has not agreed to perform as set forth in this Agreement or otherwise in writing; (ii) in a manner that would conflict with the terms of this Agreement or the Master Supply and Purchasing Agreement, including all Exhibits and Schedules hereto and thereto; (iii) by unilaterally determining that it has fulfilled any diligence obligations hereunder; (iv) in a manner that would modify or increase PEM’s responsibilities under the Development Plan; or (v) regarding changes to any Budget, except as may be required to reflect activities required by a Regulatory Authority or Applicable Laws. For all purposes under this Agreement, any decision made pursuant to this Section 3.1(f) shall be deemed to be the decision of the JFCC.

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3.2 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager shall be permitted to attend meetings of the JFCC. The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.

3.3 Scope of Governance. Notwithstanding the creation of the JFCC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JFCC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly agree in writing. The JFCC shall not have the power to amend or modify this Agreement, and no decision of the JFCC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JFCC are only those specific issues that are expressly provided in this Agreement to be decided by the JFCC. Any dispute regarding the interpretation of this Agreement or any alleged breach of this Agreement will be resolved in accordance with the terms of Article 14.

3.4 Withdrawal from the JFCC. At any time during the Term and for any reason, PEM shall have the right to withdraw from the JFCC upon written notice to PAC, which notice shall be effective immediately upon receipt (“Withdrawal Notice”). Following the issuance of a Withdrawal Notice and subject to this Section 3.4, the JFCC shall be suspended and PAC shall have the right to make the final decision on all matters within the scope of authority of the JFCC. If, at any time, following the issuance of a Withdrawal Notice, PEM wishes to resume participation in the JFCC, PEM shall notify PAC in writing and, thereafter, PEM’s representatives to the JFCC, shall be entitled to attend any subsequent meeting of the FCC, and to participate in the activities of, and decision-making by the JFCC as provided in this Article 3 as if a Withdrawal Notice had not been issued by PEM.

ARTICLE 4

DEVELOPMENT AND APPLICATION ACTIVITIES

4.1 Development Activities.

(a) Development Responsibility. PAC shall have the exclusive right and responsibility to Develop Product in the Field in the Territory during the Term (other than the Development activities assigned to PEM by the JFCC in the Development Plan), subject to the terms and conditions of this Agreement and in accordance with a Development Plan established by PAC and approved by the JFCC, which shall specify the Development activities to be performed by or on behalf of the Parties, and shall set forth a proposed Development Budget for such activities. Subject to EXHIBIT B, each Party shall be responsible for bearing the costs and expenses of the Development activities assigned to such Party in the Development Plan; provided, however, that prior to the creation of a forest carbon project PEM shall be solely responsible for the expenses associated with the Development of such Application and such expenses shall not be considered Allowable Expenses for purposes of EXHIBIT B, but all expenses associated with the Development of a forest carbon project considered Allowable Expenses for purposes of EXHIBIT B. The Development Plan shall be subject to the terms and conditions of this Agreement, in addition to the specific details set forth in the Development Plan. To the extent any terms or provisions of a Development Plan conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control. Any changes to the Development Plan shall be in writing and approved by the JFCC.

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(b) Development Budget. Each Development Budget shall set forth the budget associated with the various Development activities to be performed under the Development Plan. Each Party shall, on an annual basis during the fourth Calendar Quarter of each Calendar Year during the Development Term, prepare and submit to the JFCC for review, discussion and approval a draft Development Budget for activities planned to be performed by such Party under the Development Plan during the forthcoming Calendar Year. Subject to Section 3.1(f), the JFCC shall have the right to amend each annual Development Budget from time to time. In the event that any Regulatory Authority requires a modification to any Development Plan, the JFCC may not limit or prevent any corresponding revision to a Development Budget as necessary to accommodate and comply with such Regulatory Authority requirements. The Development Budget for the initial Development Plan shall be submitted to the JFCC concurrently therewith.

(c) Conduct of Development Activities. All Development activities in support of Product in the Field in the Territory will be conducted by or on behalf of the Parties in accordance with the Development Plan and the other provisions of this Agreement. Each Party shall conduct those activities for which it is the Responsible Party under the Development Plan in compliance in all material respects with all Applicable Laws and in accordance with good scientific and forest carbon project practices, applicable under the Applicable Laws of the country in which such activities are conducted.

(d) Information Regarding Development Activities. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of its Development activities under this Agreement. Each Party shall keep the JFCC appropriately informed of the status of studies and other activities with respect to Product in the Field in the Territory conducted under the Development Plan. Upon request by the JFCC, without limiting the foregoing, each Party shall promptly provide the JFCC with summaries in reasonable detail of all Data and results generated or obtained in the course of such Party’s performance of studies and activities under the Development Plan.

4.2 Regulatory Activities.

(a) Regulatory Strategy. PAC shall be solely responsible for developing the regulatory strategy for DMFCP Product in the Field in the Territory for review and approval by the JFCC. Such strategy shall include the strategy with respect to any data, market or other regulatory exclusivity periods that may be applicable to Product in the Field in the Territory

(b) Regulatory Responsibilities. Within 30 days after the Effective Date, PEM will transfer to PAC the the inventory for DNFCP projects in the Field in the United States and in all foreign countries to enable PAC to manage the Commercialization and any additional Development of Product in the Field in the United States and in all foreign countries and PAC shall thereafter be responsible with respect to filing for, obtaining and maintaining Marketing Approval for Product in the Field in the United States and in any foreign country with oversight by the JFCC. PAC shall be responsible with respect to filing for, obtaining and maintaining Marketing Approval for Product in the Field in all other countries in the Territory with oversight by the JFCC. Subject to EXHIBIT B, PAC shall be responsible for bearing the costs and expenses associated with performing the activities contemplated by this Section 4.2(b).

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(c) Conduct of Regulatory Activities. All regulatory activities with respect to DMFCP Product in the Field in the Territory will be conducted by or on behalf of PAC in accordance with the provisions of this Agreement and the regulatory strategy developed by PAC and approved by the JFCC; provided, however, that PEM reserves the exclusive right, as manufacturer of technology, to submit, obtain and maintain Master Files in PEM’s name in the Territory, provided, further, that, solely to the extent and for so long as the licenses granted by the Licensors to PAC under Sections 2.1 and 2.2 remain in full force and effect, PAC shall have the irrevocable right to refer to the Master Files with respect to the Product in the Territory solely for the purposes of (i) Developing Product in the Field in accordance with this Agreement, (ii) Create and having Created Product in the Field in the Territory, subject to the terms of and as permitted by the Master Supply and Purchasing Agreement and (iii) using, Commercializing and having Commercialized Product in the Field in the Territory. For the avoidance of doubt, and notwithstanding the foregoing or any other provision of this Agreement to the contrary, PAC shall have no right to refer to the Master Files with respect to the Product in the Territory for the purpose of developing, creating, having created, using, commercializing or having commercialized any Competing Product. PAC shall conduct those regulatory activities in compliance in all material respects with all Applicable Laws. PAC shall use Commercially Reasonable Efforts to file for, obtain and maintain Marketing Approvals for Product in the Field in all Major Markets and all Countries, it being understood that the application of Commercially Reasonable Efforts may include a consideration of certain risks and may result in PAC deciding not to pursue or maintain Marketing Approval in a particular Major Market or Country. From time to time after the 5th anniversary of the Effective Date, at PEM’s request, PAC shall present an analysis to the JFCC of the commercial viability of Product in countries in the Territory that are not Major Markets or other Countries and where PAC has not at such time filed for or obtained Marketing Approvals for Product in order to assess the opportunities for sublicensing or otherwise Commercializing Product in such countries, it being understood that PEM can request such analysis for no more than one such country per Calendar Quarter. PEM acknowledges and agrees that, irrespective of the results of such analysis, PAC shall have no obligation to take any efforts to file for, obtain or maintain Marketing Approvals for Product in the Field in any such country. For the avoidance of doubt, all expenses associated with any such analysis requested by PEM shall be considered Allowable Expenses for purposes of EXHIBIT B.

(d) Data. All Data generated by or on behalf of a Party or the Parties shall be owned jointly by PEM and PAC. PEM shall have the right to use, make reference to and incorporate the Data in regulatory filings, if any, with regulatory authorities for products (other than Product and Competing Products) outside of the field of carbon products without PAC’s consent and without obligation to PAC. Should PEM wish to use, make reference to or incorporate the Data in regulatory filings with regulatory authorities for products (other than Product) in the field of carbon trading, PEM shall obtain the prior written consent of PAC prior to such use, reference to or incorporation of the Data, which PAC may grant or withhold in its sole discretion. PAC shall have the right to use, make reference to and incorporate the Data in regulatory filings with regulatory authorities for products in the Field without PEM’s consent and without obligation to PEM.

(e) Regulatory Reporting. During the Term, PAC will keep PEM updated regarding all Regulatory Filings as may be needed and, upon request, shall (i) provide PEM with copies of all submissions to Regulatory Authorities related to the creation or Commercialization of Product, and (ii) promptly disclose to PEM all Regulatory Filings, and any Data included or referenced therein, made by or on behalf of PAC, with respect to Product in the Field in the Territory. During the Term, PEM will keep PAC updated regarding any submission with respect to the Master Files related to the Product and, upon request, shall (i) provide PAC with copies of all submissions to Regulatory Authorities related to such Master Files, and (ii) promptly disclose to PAC all such Master Files, and any Data included or referenced therein. Each Party will notify the other Party promptly (and in any event within two Business Days) of its receipt of information from any Governmental or Regulatory Authority, that: (A) raises any material concerns regarding the validation of Product or would affect Product labeling, (B) indicates a potential material liability for either Party arising in connection with Product, or (C) is reasonably likely to lead to a recall or market withdrawal of Product.

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(f) Device Vigilance; Carbon Product Vigilance. Representatives from competent departments of each Party shall, within three (3) months following the Effective Date, negotiate and implement detailed device vigilance and/or carbon product agreement(s) or verification data exchange procedures defining the respective responsibilities of the Parties to ensure worldwide verification of Product and to comply with all applicable device and carbon acccountign reporting obligations as amended from time to time. Such agreement(s) shall be on terms no less stringent than those required by certain international guidelines, including: (i) providing detailed procedures regarding the maintenance of measurement, verification and accounting information and the exchange of verification data relating to Product worldwide within appropriate timeframes and in an appropriate format to enable each Party to meet both expedited and periodic regulatory reporting requirements; and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities, if any, on a worldwide basis for the reporting of verification data in accordance with standards stipulated by PEM, and all applicable regulatory and legal requirements regarding the management of carbon verification data. Notwithstanding the foregoing, the Licensors shall reasonably assist PAC during the term of this Agreement to answer any query of PAC or any Regulatory Authority in the Territory.

(g) Cooperation. PAC shall, at PEM’s request, reasonably cooperate with PEM by (i) updating PEM on a regular basis regarding PAC’s forest carbon project activities in the Territory and (ii) providing PEM with summaries of its communications and correspondence with forest carbon project owners and or any relevant Regulatory Authorities with respect to Product in the Territory.

4.3 Transfer of Know-How. Promptly following the Effective Date, the Licensors will make available to PAC, at no additional cost or expense to PAC, the PEM Know-How that exists as of the Effective Date. Subject to the Master Supply and Purchasing Agreement, PEM shall cooperate with PAC to provide such reasonable technical assistance as may be necessary in connection with the transfer to PAC of the Development and Creation of the Product. PEM shall furnish, at PAC’s request and expense, a representative to attend landowner meetings regarding DMFCP Product and/or participate in activities related to such meetings. During the Term, the Licensors shall provide to PAC, at no additional cost or expense to PAC, all PEM Know-How that has not previously been provided hereunder promptly upon such PEM Know-How being obtained or generated by PEM. During the Term, PAC shall provide to PEM, at no additional cost or expense to PEM, all PAC Know-How that is necessary for PEM to perform its obligations hereunder and has not previously been provided hereunder promptly upon such PAC Know-How being obtained or generated by PAC. For the avoidance of doubt, nothing in this Agreement or the Master Supply and Purchasing Agreement shall oblige PAC to disclose proprietary information about its forest carbon Creation and Product.

4.4 Use of Subcontractors. PAC may perform some of its Development or regulatory activities under this Agreement through one or more Service Providers, provided that the Service Provider undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the parties pursuant to Article 8. In the event PAC performs any of its Development or regulatory activities hereunder through a Service Provider, then PAC will at all times be fully responsible for the performance and payment of such Service Provider.

4.5 Materials Transfer. In order to facilitate the Development and carbon products activities contemplated by this Agreement, either Party may provide to the other Party certain biological materials or samples of forest materials Controlled by the supplying Party (collectively, “Materials”) for use by the other Party in furtherance of such Development activities. Except as otherwise provided for under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in furtherance of the Development activities conducted in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party, except for Service Providers pursuant to Section 4.4 or, in the case of PAC only, sublicensees, without the prior written consent of the supplying Party, and will be used in compliance with all Applicable Laws. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR THE MASTER SUPPLY AND PURCHASING AGREEMENT, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

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ARTICLE 5

COMMERCIALIZATION; PRODUCT CREATION AND MASTER SUPPLY AND PURCHASING AGREEMENT ATTACHED AS EXHIBIT C

5.1 Commercialization of Product.

(a) PAC Responsibilities. PAC shall have the exclusive right to Commercialize Product in the Field in the Territory during the Term, subject to the terms and conditions of this Agreement. Without limiting the foregoing, during the Term, PAC will have the exclusive right and responsibility, at PAC’s sole expense (but subject to EXHIBIT B), for the following with respect to Product in the Field in the Territory:

(i) establish the Commercialization and marketing strategy and tactics (the “Commercial Strategy”);

(ii) establishing pricing and reimbursement, including payment of applicable rebates and chargebacks;

(iv) receiving, accepting and filling orders;

(v) distribution to customers;

(vi) controlling invoicing, order processing and collecting accounts receivable for sales;

(vii) recording sales in its books of account for sales; and

(viii) tracking and reporting transfers of value in connection with Product under applicable state and federal reporting conventions for carbon Products.

(b) Commercialization Plan. Within a reasonable time prior to anticipated launch of Product in any Major Market and Country, PAC shall prepare and submit to the JFCC a three-year, non-binding plan for the marketing, promotion and pricing of Product in such Major Market or Country, which plan shall be reasonable in scope and detail and may be amended by PAC (each, a “Commercialization Plan”). In addition, PAC shall prepare and submit to the JFCC for approval an initial Commercialization Budget to be included in each Commercialization Plan that specifies amounts to be spent on Product launch, detailing, meetings, symposiums, political support, operations support, brand support and other items during the first year of such Commercialization Plan. Thereafter, in the fourth Calendar Quarter of each Calendar Year during the Term, PAC shall prepare and submit to the JFCC for review, discussion and approval an initial draft of the Commercialization Budget for planned activities to be performed under such Commercialization Plan during the forthcoming Calendar Year. The JFCC shall have the right to amend each annual Commercialization Budget from time to time. PAC shall promptly provide any material amendments to a Commercialization Plan to the JFCC.

(c) Diligence. PAC shall use Commercially Reasonable Efforts to market, promote and Commercialize Product in the Field in countries in the Territory where regulatory approval has been received, it being understood that the application of Commercially Reasonable Efforts may result in PAC deciding not to market, promote or Commercialize Product in any particular country or countries.

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5.2 Creation and of Field Measuring Equipment

(a) Generally. PEM shall Manufacture and supply or have Manufactured and supplied to PAC and its Affiliates or sublicensees their requirements for field measurement of Product pursuant to the Master Supply and Purchasing Agreement or any other written agreement between the Parties for such purpose.

(b) Promptly after the Effective Date, PEM shall commence and diligently pursue manufacture of said instrumentation and related equipment and materials.

(c) Investments. Subject to the Master Supply and Purchasing Agreement, PEM shall be responsible for making, during the Term, the capital investments required in order to expand the capacity of the PEM Facility (as defined in the Master Supply and Purchasing Agreement) so as to ensure the uninterrupted supply of PAC’s potential requirements of up to 40 instrumentation platforms of Global Monitor Platform instrumentation annually.

(d) Capacity Expansion. The Manufacturing working group of the JFCC will discuss planning for Manufacturing capacity expansion, which may include the establishment and qualification of PAC or any of its Affiliates as a secondary source of supply of Product in accordance with the Supply Agreement.

(e) Launch Conditions. Recognizing that PAC’s obligations to launch Product are ultimately determined by application of a standard of Commercially Reasonable Efforts, the Licensors acknowledge that PAC does not intend to launch the Product before and until achievement or completion of the Deployment Milestone.

ARTICLE 6

CONSIDERATION

6.1 Initial Payment. In partial consideration for the licenses and rights granted to PAC hereunder, PAC shall pay to PEM a non-refundable, non-creditable payment in the amount of one hundred fifty million U.S. dollars ($1,000,000) within one year from the Effective Date payable in ten (10) one hundred thousand ($100,000) payments over the year.

6.2 Milestone Payments. In partial consideration for the licenses and rights granted to PAC hereunder, PAC shall pay to the Licensors, as specified below, the non-refundable, non-creditable milestone payments set out below following the success of the offering, as indicated for four offering success scenarios, and after first (1st) achievement of the corresponding acres under management milestone. Such payment shall be made within forty-five (45) days of (a) PAC’s receipt of written notice from PEM of the achievement of the applicable milestone by PEM or (b) PAC notifying PEM in writing of the achievement of the applicable milestone event by PAC, or any of its Affiliates, as applicable, which notice must be delivered to PEM within ten (10) days following the achievement of the applicable milestone event.

Milestone Event

Milestone Payment

1. Forest Project Application Milestones

(a) Technology transfer costs of one field unit upon offering success as follows:

25% offering success ($12,5000): Transfer cost- $50,000

50% offering success: ($25,0000): Transfer cost-$100,000

75% offering success: ($37,000,000): Transfer cost-$150,000

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100% offering success: ($50,000,000): Transfer cost-$200,000

(a) 1 million acres under management Milestone

$         $500,000

(b) 3 Million acres under management Milestone

$        1,000,000

(b) 10 Million acres under management Milestone

$         5,000,000

Any milestone payment payable by PAC pursuant to Section 6.2 shall be made no more than once with respect to the achievement of each such milestone event, upon the first achievement of such milestone event. payment shall be made for each such milestone event that is satisfied. All payments in respect of the Forest Application Milestones milestone above shall be made to PEM. Notwithstanding the foregoing, PEM may, upon five (5) Business Days written notice to PAC, change the payee of the foregoing payments as for PEM, such that the allocation of payments reflects the utilization of assets owned by or exclusively licensed to each such entity in the relevant territory or territories to which the payments relate.

6.3 Payment of Expenses; Sharing of Profit and Loss. EXHIBIT B sets forth the terms regarding responsibility for payment of Allowable Expenses and calculation and sharing of Profit and Loss. For any countries outside the United States, the Parties may include as an Allowable Expense in the calculation of Profit the expenses of recordkeeping and compliance with EXHIBIT B; as such, and for other reasons, the Parties may agree that in such other countries it may be preferable to have the Licensors’ remuneration computed as a royalty on Net Sales (any such country, a “Royalty Country”). All payments of worldwide milestone shall be paid to PEM that (a) PEM shall be paid the milestone determined for the United States only in U.S. Dollars.

ARTICLE 7

PAYMENTS, BOOKS AND RECORDS

7.1 Payment Method. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account in the name of PEM (or one or more permitted assignees designated by the foregoing), as applicable, designated in writing by the Licensors. Payments hereunder will be considered to be made as of the day on which they are received by the receiving Party’s designated bank.

7.2 Payment Currency. Unless otherwise expressly stated in this Agreement, all amounts specified to be payable under this Agreement are in US dollars.

7.3 Taxes.

(a) Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use their reasonable efforts to cooperate and coordinate with each other to achieve such objective.

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(b) Payment of Tax.

(i) Subject to the provisions of this Section 7.3(b), each Party shall pay or economically bear (in the case of withholding taxes) all taxes imposed upon such Party. If Applicable Laws require that taxes be deducted and withheld from a payment, the remitting Party shall (i) deduct those taxes from the payment; (ii) pay the taxes to the proper taxing authority; (iii) send evidence of the obligation together with proof of payment to such taxing authority to the other Party within 30 days following that payment; and (iv) cooperate with the other Party in any way reasonably required to obtain available reductions, credits or refunds of such taxes. The cooperation referred to in clause (iv) of the foregoing sentence shall include that PEM, shall provide PAC with a written confirmation from the competent tax authority that PEM and PAC has its residence in the United States

(ii) All remuneration amounts payable by PAC to the Licensors are net amounts. PAC shall be responsible for all Value Added Taxes (e.g., wherever they may occur, “VAT” – Umsatzsteuer) attributable to transactions contemplated by this Agreement without any offset or reimbursement from the Licensors. The Licensors will refer, if applicable, to the reverse-charge-mechanism in its invoices and will not add VAT to the net amounts in the invoices. PAC will pay this VAT according to the German VAT Code, or any other Code The Licensors shall cooperate with PAC in any way reasonably requested by PAC to obtain available reductions, credits or refunds of any VAT amounts, or similar, attributable to transactions contemplated by this Agreement. In the event that the reverse-charge-mechanism should not be applicable, VAT shall be added to the net amounts and be paid by PAC to the Licensors. In this case, PAC is entitled to receive a proper tax invoice where any VAT amount is shown separately.

(iii) Notwithstanding the foregoing, if PAC takes any action, including any assignment or transfer of some or all of its rights and obligations to any Person and if, as a result of such action, the withholding or deduction of tax is required by (or is increased under) Applicable Law with respect to payments under this Agreement then any amount payable under this Agreement shall be increased to take into account such withheld taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts) the recipient payee receives an amount equal to the sum they would have received had no such withholding been made.

7.4 Records. Each Party shall keep, and require its Affiliates to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable pursuant to this Agreement. Such books and records shall be kept for such period of time required by law, but no less than three years following the end of the Calendar Quarter to which they pertain. Such records shall be subject to inspection in accordance with Section 7.5.

7.5 Audits. Upon not less than 60 days’ prior written notice, the Licensors, in the case of Allowable Expenses incurred by the Licensors or PAC, in the case of Allowable Expenses incurred by PAC and determination of Profit or Loss according to EXHIBIT B (as applicable, the “Audited Party”) shall permit an independent, certified public accountant selected by the other Party (the “Auditing Party”) and reasonably acceptable to the Audited Party, which acceptance will not be unreasonably withheld or delayed (for the purposes of this Section 7.5, the “Auditor”), to audit or inspect those books or records of the Audited Party and its Affiliates that relate to Allowable Expenses and Profit or Loss (including the items included in the calculation of Profit or Loss) for the sole purpose of verifying the amounts payable hereunder. The Auditor will disclose to the Auditing Party only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The Auditor will send a copy of the report to the Audited Party at the same time it is sent to the Auditing Party. Such inspections may be made no more than once each Calendar Year and during normal business hours, and shall not be permitted at any time after the three (3) year period immediately following the applicable Calendar Year. No such inspection shall be made more than once for each applicable period. Such records for any particular Calendar Quarter shall be subject to no more than one inspection. Inspections conducted under this Section 7.5 shall be at the expense of the Auditing Party, unless a variation or error producing an underpayment in amounts payable exceeding 5% of the amount paid for a period covered by the inspection is established, in which case all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by the Audited Party. The Parties will endeavor in such inspection to minimize disruption of the Audited Party’s normal business activities to the extent reasonably practicable.

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7.6 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at a rate per annum equal to 1% above the U.S. Prime Rate (as set forth in the Wall Street Journal, Eastern Edition) for the date on which payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source; provided that, in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the Party entitled to receive such payment from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by PEM and PAC, the Parties agree that the receiving Party (the “Receiving Party”), shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement or any other written agreement between the Parties or between the Licensors and PAC any confidential or proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed or made available to it by or on behalf of the other Party (the “Disclosing Party”) including all information concerning Product and any other technical or business information of whatever nature (collectively, “Confidential Information”). For clarification, all PEM Technology shall be Confidential Information of PEM and, as applicable, and all PAC Technology shall be Confidential Information of PAC. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

8.2 Exceptions. Notwithstanding Section 8.1, the obligations of confidentiality and non-use shall not apply to Confidential Information that, in each case as demonstrated by competent evidence:

(a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party or any of its Affiliates in breach of this Agreement;

(d) was subsequently lawfully disclosed to the Receiving Party or any of its Affiliates by a Person other than the Disclosing Party, and who, to the best knowledge of the Receiving Party, did not directly or indirectly receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; or

(e) was developed by the Receiving Party or its Affiliate without use of or reference to any information or materials disclosed by the Disclosing Party.

8.3 Permitted Disclosures. Notwithstanding Section 8.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

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(a) filing or prosecuting Patents as permitted by this Agreement;

(b) prosecuting or defending litigation as permitted by this Agreement;

(c) complying with applicable court orders or governmental regulations;

(d) disclosure to Affiliates, sublicenseees, contractors, employees and consultants who need to know such information in connection with Development, Manufacturing, regulatory and Commercialization activities with respect to Product as contemplated by this Agreement, on the condition that any such Persons are subject to confidentiality and non-use obligations consistent in scope with those set forth in this Article 8; and

(e) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by similar terms of confidentiality and non-use consistent in scope with those set forth in this Article 8.

In the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.3(b) or (c), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts; provided, that any Confidential Information so disclosed shall remain subject to the restrictions on use set forth in this Article 8. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

8.4 Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 8, each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement, which are not otherwise made public as contemplated by Section 8.5, as permitted under Section 8.3.

8.5 Public Announcements.

(a) Press Releases. As soon as practicable following the execution of this Agreement, the Parties will issue a joint press release announcing the existence of this Agreement. Except as required by Applicable Laws, including disclosure requirements of the SEC, the NASDAQ stock exchange or any other stock exchange on which securities issued by a Party or its Affiliates are traded, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided, that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b) Filing of Agreement. The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided, that each Party will ultimately retain control over what information to disclose to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency.

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8.6 Publication of the Product Information. During the Term, PAC shall be entitled to issue scientific publications with respect to Product or its testing, in accordance with PAC’s internal guidelines; provided, however, that PAC shall adhere to academic attribution standards in any such publications; provided further, that at least thirty (30) days prior to publishing, publicly presenting and/or submitting for written or oral publication a manuscript, abstract or the like that includes Information relating to any Product that has not been previously published, PAC shall provide to PEM a draft copy thereof for its review (unless PAC is required by Applicable Laws to publish such Information sooner, in which case PAC shall provide such draft copy to PEM as much in advance of such publication as possible). PAC shall consider in good faith any comments provided by PEM during such thirty (30)-day period. In addition, PAC shall, at PEM’s reasonable request, remove therefrom any Confidential Information of PEM. PEM shall not publish or present regarding Product or its testing without PAC’s prior consent (except as PEM may determine is appropriate in connection with the filing, prosecution and maintenance of the PEM Patents or Joint Patents and/or is required to comply with Applicable Law).

8.7 Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 8 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

8.8 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 8. In addition to all other remedies, a party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 8.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership of Intellectual Property.

(a) PEM Know-How, PEM Patents. PEM has, and shall retain all right, title and interest in and to, the PEM Know-How and the PEM Patents.

(b) Inventions. For purposes of determining questions of inventorship for Inventions, the Parties shall apply the laws of the United States. A Party shall have and retain all right, title and interest in all Inventions which are invented solely by one or more employees or contractors of such Party or its Affiliates, and (ii) the Parties shall jointly own all right, title and interest in all Joint Inventions and Joint Patents. Subject to the rights and licenses granted under this Agreement, each Party shall have the right to use, and grant licenses to use, any Joint Invention and Joint Patent without the other Party’s consent and shall have no duty to account to the other Party for such use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting.

9.2 Patent Prosecution and Maintenance.

(a) PEM Patents as itemized in EXHIBIT D.

(i) Initial Responsibility. PEM shall be responsible, in its discretion, for the preparation, filing, prosecution and maintenance of all PEM Patents (including the right to conduct any interferences or oppositions (subject to Section 9.2(d)) thereon and to request any reissues or patent term extensions thereof), at PEM’s sole expense. With respect to PEM Patents, PEM shall provide in-house patent counsel designated by PAC:

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(A) with a copy of the final draft of any proposed application at least 30 days prior to filing the same in any patent office in the Territory, unless otherwise agreed by patent counsel for both parties. PAC shall have the right to provide suggestions and recommendations regarding the content of the proposed application by no later than 15 days prior to its filing. PEM shall give reasonable consideration to and will not unreasonably refuse to accept any suggestions or recommendations PAC provides;

(B) with a copy of all Patent applications as filed, together with a notice of its filing date and serial number;

(C) with a copy of any action, communication, letter, or other correspondence issued by the relevant patent office within at least 10 days of receipt thereof;

(D) with a copy of any response, amendment, paper, or other correspondence to be filed with the relevant patent office no more than 30 days prior to filing the same in any patent office in the Territory, unless otherwise agreed by patent counsel for both Parties. PAC shall have the right to provide suggestions and recommendations regarding the content of the response, amendment, paper, or other correspondence by no later than 15 days prior to its filing. PEM shall give reasonable consideration to and will not unreasonably refuse to accept any suggestions or recommendations PAC provides;

(E) with a copy of any response, amendment, paper, or other correspondence as filed with the relevant patent office no more than 10 days after PEM receives confirmation from the relevant patent office that the response, amendment, paper, or other correspondence has indeed been filed; and

(F) with notification of the allowance, grant, or issuance of any PEM Patent.

(ii) Option of PAC to Maintain. In the event that PEM desires to abandon or cease maintenance of any issued PEM Patent in the Territory under which PAC then has a license under this Agreement, PEM shall provide reasonable prior written notice to in-house patent counsel designated by PAC of such intention to abandon (which notice shall, to the extent possible, be given no later than 90 days prior to the next deadline for any action that must be taken with respect to any such issued PEM Patent in the relevant patent office). PAC shall then have the right, but not obligation, to assume responsibility for the maintenance of such issued PEM Patent in PAC’s name and at PAC’s own expense, upon providing written notice to PEM of its assumption of this responsibility. In such case, PEM shall assign all of its right, title and interest in such issued PEM Patent to PAC, and shall perform all acts that PAC reasonably requests to permit and assist PAC, at PAC’s expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title in such issued PEM Patent in the Territory. Any issued PEM Patent so assigned to PAC shall no longer be a considered a PEM Patent and shall be considered a PAC Patent.

(b) PAC Patents. PAC shall be responsible, in its discretion, for the preparation, filing, prosecution and maintenance of PAC Patents (including the right to conduct any interferences, oppositions, or reexaminations (subject to Section 9.2(d)) thereon and to request any reissues or patent term extensions thereof), at PAC’s sole expense. PAC shall keep PEM informed in a timely manner, but not less frequently than quarterly, with regard to the preparation, filing, prosecution and maintenance of PAC Patents. PAC will consider in good faith the requests and suggestions of PEM with respect to strategies for filing and prosecuting PAC Patents.

(c) Joint Patents.

(i) Initial Responsibility. PEM shall be responsible, in its discretion, for the preparation, filing, prosecution and maintenance of Joint Patents in the Territory(including the right to conduct any interferences or oppositions (subject to Section 9.2(d)) thereon and to request any reissues or patent term extensions thereof), subject to this Section 9.2(c) and at PEM’s sole expense.

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(ii) Cooperation. For any Joint Patents, PEM shall keep PAC fully informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patents in the Territory. With respect to Joint Patents, PEM shall provide in-house patent counsel designated by PAC:

(A) with a copy of the final draft of any proposed application at least 30 days prior to filing the same in any patent office in the Territory, unless otherwise agreed by patent counsel for both parties. PAC shall have the right to provide suggestions and recommendations regarding the content of the proposed application by no later than 15 days prior to its filing. PEM shall accept any suggestions or recommendations PAC provides;

(B) with a copy of all Patent applications as filed, together with a notice of its filing date and serial number;

(C) with a copy of any action, communication, letter, or other correspondence issued by the relevant patent office within at least 10 days of receipt thereof;

(D) with a copy of any response, amendment, paper, or other correspondence to be filed with the relevant patent office no more than 30 days prior to filing the same in any patent office in the Territory, unless otherwise agreed by patent counsel for both parties. PAC shall have the right to provide suggestions and recommendations regarding the content of the response, amendment, paper, or other correspondence by no later than 15 days prior to its filing. PEM shall accept any suggestions or recommendations PAC provides;

(E) with a copy of any response, amendment, paper, or other correspondence as filed with the relevant patent office no more than 10 days after PEM receives confirmation from relevant patent office that the response, amendment, paper, or other correspondence has indeed been filed; and

(F) with notification of the allowance, grant, or issuance of such Joint Patent.

(iii) Option of PAC to Prosecute and Maintain. In the event that PEM desires to abandon or cease prosecution or maintenance of any Joint Patent, PEM shall provide reasonable prior written notice to PAC of such intention to abandon (which notice shall, to the extent possible, be given no later than 90 days prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case, at PAC’s sole discretion, upon written notice from PAC, PAC may PEM shall execute such documents and perform such acts, at PEM’s expense, as may be reasonably necessary to effect an assignment of PEM’s entire right, title, and interest in and to such Joint Patent to PAC. Any such assignment shall be completed in a timely manner to allow PAC to continue prosecution and maintenance of any such Joint Patent. Any Patents so assigned shall no longer be considered Joint Patents and shall be considered PAC Patents.

(d) Post Grant Proceedings.

(i) By Third Party for Product-Specific PEM Patents or Joint Patents. In the event that PEM becomes aware that a Third Party has filed a post grant proceeding with respect to any Product-Specific PEM Patent or Joint Patent, PEM will notify PAC in writing to that effect within 10 days of becoming aware of such filing. Once such a post grant proceeding has commenced, PEM shall provide in-house patent counsel designated by PAC:

(A) with a copy of any action, communication, letter, or other correspondence issued by the relevant patent office or the third party within at least 10 days of receipt thereof;

(B) with a copy of any response, amendment, paper, or other correspondence to be filed with the relevant patent office no more than 30 days prior to filing the same in any patent office worldwide, unless otherwise agreed by patent counsel for both parties. PAC shall have the right to provide suggestions and recommendations regarding the content of the response, amendment, paper, or other correspondence by no later than 15 days prior to its filing. PEM shall accept any suggestions or recommendations PAC provides;

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(C) with a copy of any response, amendment, paper, or other correspondence as filed with the relevant patent office no more than 10 days after PEM receives confirmation from the relevant patent office that the response, amendment, paper, or other correspondence has indeed been filed; and

(D) PEM shall not settle any post grant proceeding a Third Party files without the prior written approval of PAC, not to be unreasonably withheld or delayed.

(ii) By Third Party for Platform PEM Patents. In the event that PEM becomes aware that a third Party has filed a post grant proceeding with respect to any Platform PEM Patent, PEM shall provide in-house patent counsel designated by PAC:

(A) with any copy of any action, communication, letter, or other correspondence issued by the relevant patent office or the third party within at least 10 days of receipt thereof;

(B) with a copy of any response, amendment, paper or other correspondence to be filed with the relevant patent office no more than 30 days prior to filing the same in any patent office worldwide, unless otherwise agreed by patent counsel for both parties. PAC shall have the right to provide suggestions and recommendations regarding the content of the response, amendment, paper or other correspondence by no later than 15 days prior to its filing. PEM shall give reasonable consideration to and will not unreasonably refuse to accept any suggestions or recommendations PAC provides;

(C) with a copy of any response, amendment, paper, or other correspondence as filed with the relevant patent office no more than 10 days after PEM receives confirmation from the relevant patent office that the response, amendment, paper or other correspondence has indeed been filed; and

(D) PEM shall not settle any post grant proceeding a Third Party files without the prior written approval of PAC, not to be unreasonably withheld or delayed.

(iii) By Party for Product-Specific PEM Patents or Joint Patents. Should a Party desire to file a post grant proceeding with respect to a Product-Specific PEM Patent or a Joint Patent, including but not limited to an ex parte reexamination or a supplemental examination, such Party shall so notify the other Party. The Parties shall then consult with each other and consider each other’s input with respect to whether such a post grant proceeding should be filed; provided, however, PAC shall have final decision authority with respect to the filing of such a proceeding. Should such a proceeding be filed, PEM shall provide in-house patent counsel designated by PAC:

(A) with a copy of any action, communication, letter, or other correspondence issued by the relevant patent office within at least 10 days of receipt thereof;

(B) with a copy of any response, amendment, paper, or other correspondence to be filed with the relevant patent office no more than 30 days prior to filing the same in any patent office worldwide, unless otherwise agreed by patent counsel for both parties. PAC shall have the right to provide suggestions and recommendations regarding the content of the response, amendment, paper, or other correspondence by no later than 15 days prior to its filing. PEM shall accept any suggestions or recommendations PAC provides;

(C) with a copy of any response, amendment, paper, or other correspondence as filed with the relevant patent office no more than 10 days after PEM receives confirmation from the relevant patent office that the response, amendment, paper, or other correspondence has indeed been filed; and

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(D) PEM shall not settle such a post grant proceeding without the prior written approval of PAC, not to be unreasonably withheld or delayed.

9.3 Infringement by Third Parties.

(a) Notice. In the event that either PEM or PAC becomes aware of any infringement or threatened infringement by a Third Party of any Patents that are subject to the prosecution, maintenance or enforcement rights of the other Party under this Agreement, it will notify the other Party in writing to that effect within 10 days of receipt of such notice. Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b) PEM Patents.

(i) Product-Specific PEM Patents. Subject to this Section 9.3(b), PAC shall have the first right (but not the obligation), as between PEM and PAC, to bring and control any action or proceeding with respect to infringement of any Product-Specific PEM Patent, at its own expense and by counsel of its own choice. PEM shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and PAC and its counsel will reasonably cooperate with PEM and its counsel in strategizing, preparing and presenting any such action or proceeding. PAC though shall have the final word regarding litigation strategy. If PAC fails to bring an action or proceeding with respect to infringement of any Product-Specific PEM Patent described in the preceding sentence within (i) 90 days following the notice of alleged infringement or (ii) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, PEM shall have the right (but not the obligation) to bring and control any such action at its own expense and by counsel of its own choice, and PAC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. PEM and its counsel will reasonably cooperate with PAC and its counsel in strategizing, preparing and presenting any such action or proceeding. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and (A) any remaining compensatory damages relating to Product (including lost sales or lost profits with respect to the Product) shall be deemed Net Sales for purposes of calculation of Profit or Loss, and (B) any punitive damages shall be shared by the Parties according to the ratio set forth in Section 3 of EXHIBIT B.

(ii) PEM Patents. Subject to this Section 9.3(b), the Controlling Party shall have the first right (but not the obligation), as between PEM and PAC, to bring and control any action or proceeding with respect to Competitive Infringement of any Platform PEM Patent, at its own expense and by counsel of its own choice, and the other Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and the Controlling Party and its counsel will reasonably cooperate with the other Party and its counsel in strategizing, preparing and presenting any such action or proceeding. If the Controlling Party fails to bring an action or proceeding with respect to an alleged Competitive Infringement of any such Platform PEM Patent within (i) 90 days following the notice of alleged Competitive Infringement or (ii) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for filing such actions, whichever comes first, the other Party shall have the right (but not the obligation) to bring and control any such Competitive Infringement action or proceeding by counsel of its own choice, thereby becoming the Controlling Party and subject to the obligation to reasonably cooperate with the other Party and its counsel in strategizing, preparing and presenting any such action or proceeding. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such Competitive Infringement action or proceeding shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the infringement action or proceeding, and (A) any remaining compensatory damages relating to Product (including lost sales or lost profits with respect to the Product) shall be deemed Net Sales for purposes of calculation of Profit or Loss, and (B) any punitive damages shall be shared by the Parties according to the ratio set forth in Section 3 of EXHIBIT B. For purposes of this Section 9.3(b)(ii), “Controlling Party” shall mean PAC for actions commenced during such time that PAC is the sole licensee of such Platform PEM Patent, and shall mean PEM for all other actions, and “Competitive Infringement” shall mean (i) any allegedly infringing activity in the Field in the Territory for the Product, which activity is reasonably expected to reduce Net Sales of Product then being sold by PAC and its Affiliates and sublicensees in the Territory, or (ii) the making, using, selling, offering for sale or importing Product in the Territory.

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(c) PAC Patents. Subject to this Section 9.3(c), PAC shall have the sole right (but not the obligation), as between PEM and PAC, to bring and control any action or proceeding with respect to infringement of any PAC Patent worldwide, at its own expense and by counsel of its own choice and any recovery or damages realized as a result of such action or proceeding shall be used first to reimburse PAC’s documented out-of-pocket legal expenses relating to the action or proceeding, and (A) any remaining compensatory damages relating to Product (including lost sales or lost profits with respect to Product) shall be deemed Net Sales for purposes of calculation of Profit or Loss and (B) any punitive damages relating to Product shall be shared by the Parties according to the ratio set forth in Section 3 of EXHIBIT B.

(d) Joint Patents. Subject to this Section 9.3(d), PAC shall have the first right (but not the obligation) to bring and control any action or proceeding with respect to infringement of any Joint Patent worldwide, at its own expense and by counsel of its own choice. PEM shall cooperate in such action in the manner described in Section 9.3(e) and shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. PAC though shall have the final word regarding litigation strategy. If PAC fails to bring an action or proceeding within (i) 90 days following the notice of alleged infringement or (ii) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, PEM shall have the right (but not the obligation) to bring and control any such action at its own expense and by counsel of its own choice, and PAC shall cooperate in such an action as defined in Section 9.3(e) and shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages from an action or proceeding relating to Joint Patents shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and (A) any remaining compensatory damages relating to Product (including lost sales or lost profits with respect to Product) shall be deemed Net Sales for purposes of calculation of Profit or Loss, and (B) any punitive damages shall be shared by the Parties according to the ratio set forth in Section 3 of EXHIBIT B.

(e) Cooperation. In the event a Party brings an infringement action in accordance with this Section 9.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being joined as a party to such action.

9.4 PEM warrants that no other entity has legal title to any of the PEM Patents or rights to maintain, prosecute or enforce such patents.

9.5 Infringement of Third Party Rights.

(a) Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement or the Supply Agreement infringes or may infringe the intellectual property rights of such Third Party.

(b) PEM shall have the sole right (but not the obligation), as between PEM, on the one hand, and PAC, on the other hand, to bring and control any defense of any such claim involving alleged infringement of Third Party rights by PEM’s activities pursuant to this Agreement or the Master Supply and Purchasing Agreement at its own expense and by counsel of its own choice; provided, however, that such expenses shall be considered Allowable Expenses for the purposes of EXHIBIT B. PAC shall have the right, at its own expense, to be represented in any such defense by counsel of its own choice. PEM shall solely bear all of its costs related to the defense of such an infringement action as well as any and all damages awarded to the Third Party. Should PEM conclude it is necessary to obtain a license in the intellectual property rights of the Third Party for PEM, to conduct activities for which it is reasonable as contemplated by this Agreement or the Master Supply and Purchasing Agreement, PEM shall pay all costs and royalties necessary to obtain such license and maintain such license, at its own expense, during the Term.

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(c) PAC shall have the sole right (but not the obligation), as between PAC, on the one hand, and PEM, on the other hand, to bring and control any defense of any such claim involving alleged infringement of Third Party rights by PAC’s and its Affiliates’ and sublicensees’ activities pursuant to this Agreement or the Master Supply and Purchasing Agreement at its own expense and by counsel of its own choice. PEM shall have the right to be represented in any such defense by counsel of its own choice at its own expense; provided, however, that such expenses shall be considered Allowable Expenses for purposes of EXHIBIT B. PAC shall bear all of its costs related to the defense of such an infringement action as well as any and all damages awarded to the Third Party; provided, however, that such costs and damages (but excluding any such damages for willful infringement or willful misconduct by PAC or its Affiliates or sublicensees and any litigation sanctions awarded against PAC or its Affiliates (collectively, “Special Damages”)) shall be considered Allowable Expenses for purposes of EXHIBIT B. Should PAC conclude it is necessary to obtain a license in the intellectual property rights of the Third Party for PAC or its Affiliates or sublicensees to conduct activities for which it is responsible as contemplated by this Agreement or the Master Supply and Purchasing Agreement, PAC shall pay all costs and royalties necessary to obtain such license and maintain such license, as an Allowable Expense, during the Term.

9.6 Consent for Settlement. Neither Party shall enter into any settlement or compromise of any action or proceeding under this Article 9 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party.

9.7 Paragraph IV Notice. If either Party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) (or any foreign equivalent) concerning any PEM Patent, Joint Patent or PAC Patent, then it shall provide a copy of such notice to the other Party within two Business Days after its receipt thereof. Patent infringement litigation based on such a notice concerning a PEM Patent, Joint Patent or PAC Patent shall be brought and controlled as provided in Section 9.3(b), 9.3(c) or 9.3(d), as applicable.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a) Duly Organized. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.

(b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action. This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not: (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.

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(c) Consents. Such Party has obtained, or is not required to obtain, the consent, approval, order or authorization of any Third Party, or has completed, or is not required to complete any registration, qualification, designation, declaration, or filing with, any Regulatory Authority or Governmental Authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, except as contemplated by Section 15.16.

(d) No Conflicting Grant of Rights. Such Party has the right to grant the licenses and rights as contemplated under this Agreement and has not, and will not during the Term, grant any right to any Third Party which would conflict with the licenses and rights granted to the other Party hereunder.

(e) Employee/Contractor Agreements. All of such Party’s and its Affiliates’ employees or contractors acting on its behalf pursuant to this Agreement are and will be obligated under a binding written agreement to assign to such Party or its designee all Inventions and to comply with obligations of confidentiality and non-use consistent in scope with those set forth in Article 8.

(f) Debarment. Such Party is not debarred under any United States entity or debarred from federal contracting, and such Party does not, and will not during the Term, employ or use the services of any Person who is so debarred or excluded, or who has been convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to fraud, or convicted of any other crime for which an entity or person could be so debarred or excluded in connection with the Development, Creation or Commercialization of the Products. In the event that either Party becomes aware of the debarment. Exclusion, or threatened debarment or exclusion of any Person providing services to such Party, including the Party itself and its Affiliates, which directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified in writing, and at the other Party’s option this Agreement shall terminate automatically as of the first date of such noncompliance.

10.2 Representations and Warranties of the Licensors. The Licensors represent and warrant to PAC that, as of the Effective Date:

(a) Patents. PEM has delivered to PAC a list of PEM Patents as of the Effective Date under separate cover, which (i) is a true and complete list of all Patents Controlled by Licensors or their Affiliates as of the Effective Date that that claim or disclose Product or its components, or are necessary for the Development, Creation, use or Commercialization of Product in the Field in the Territory, including all such Patents claiming or covering the design or utility of any Device or a forest carbon product formulation, and (ii) indicates the current status, date and country of filing and issuance.

(b) Patent and Technology Status. As of the Effective Date, (i) all issued PEM Patents are in full force and effect and subsisting, and inventorship of each Patent is properly identified on such Patents; (ii) none of the PEM Patents is currently involved in any interference, reissue, reexamination, or opposition proceeding; (iii) neither PEM nor any of its Affiliates has received any written notice from any Person, or has knowledge, of such actual or threatened proceeding; (iv) to the knowledge of the Licensors, all issued PEM Patents and registered PEM Trademarks are valid; (v) the Licensors have taken reasonable security measures consistent with industry standard practices, including measures against unauthorized disclosure, to protect the secrecy and confidentiality of trade secrets within PEM Technology; (vi) the Licensors are in compliance with and have complied with all duties of candor required by applicable governing bodies or jurisdictions in the course of the Licensors’ prosecution of any rights in any of the PEM Technology licensed to PAC under this Agreement; (vii) the Licensors have obtained valid and enforceable assignments of interests to any rights in any of the PEM Technology licensed to PAC under this Agreement from any inventors who contributed to the discovery, creation, development or reduction to practice of any such PEM Technology; (viii) to the knowledge of the Licensors, the PEM Technology licensed to PAC under this Agreement comprises all of the intellectual property rights necessary and sufficient to develop and distribute Product and no intellectual property rights owned by any Third Party are necessary to develop and distribute Product; and (ix) the Licensors are not subject to any inventor remuneration obligations related to the PEM Technology.

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(c) Transfers of Undertakings Directive. Licensors do not employ any personnel in the European Union.

(d) Non-Infringement by Third Parties. As of the Effective Date, to the Licensors’ knowledge, there are no activities by Third Parties that would constitute infringement of the PEM Patents or misappropriation of the PEM Know-How.

(e) Non-Infringement of Third Party Rights. Neither the Licensors nor any of their Affiliates have received any written notice from any Person, or have knowledge of, any actual or threatened claim or assertion that the use or practice of the PEM Patents, or PEM Know-How infringes or misappropriates the intellectual property rights of a Third Party.

(f) No Action or Claim. As of the Effective Date, there are no actual, pending, or alleged or threatened in writing, adverse actions, suits, claims, interferences or formal governmental investigations by or against the Licensors or any of their Affiliates in or before any court, Governmental Authority involving any PEM Know-How, PEM Patents or Product, including in connection with the conduct of any forest carbon project or creation of forest carbon product activities. As of the Effective Date, there are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against the Licensors with respect to any PEM Know-How, PEM Patents or Product. The issued PEM Patents have not been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any such issued PEM Patent.

(h) Compliance. As of the Effective Date, the Licensors and their Affiliates and, to the Licensors’ knowledge, any contract research organization to which the Licensors or their Affiliates have subcontracted activities in connection with Product have complied in all material respects with all Applicable Laws, including all good practices, good laboratory practices and good manufacturing practices, permits, governmental licenses, registrations, approvals, authorizations, orders, injunctions and decrees, in the research, Development, Creation and use of Product, and neither the Licensors nor any of their Affiliates nor, to the Licensors’ knowledge, any contract research organization to which the Licensors or their Affiliates have subcontracted activities in connection with Product, has received any written notice from any Governmental Authority claiming that any such activities as conducted by them are not in such compliance.

(i) No Injunction. No Governmental Authority has commenced or, to the Licensors’ knowledge, threatened to initiate any action to enjoin production of Product at any facility, nor have the Licensors or any of their Affiliates or, to the Licensors’ knowledge, any of their subcontractors involved in production of Product, received any notice to such effect since March 28, 2017.

(j) PEM Trademarks. PEM hereby represents and warrants to PAC as of the Effective Date that:

(k) Licensors have all right, title, and interest in and to the PEM Trademarks;

(ii) to the best knowledge of PEM, there is no Third Party using or infringing any of the PEM Trademarks in the Territory in derogation of the rights granted to PAC in this Agreement;

(iii) PEM has not received notice of any opposition, cancellation action or pending litigation or any communication which expressly threatens an opposition or cancellation action, or other litigation, before any trademark office, court or any other governmental entity in the Territory with respect to any of the PEM Trademarks;

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(iv) the PEM Trademarks are the only trademarks owned, held, Controlled, licensed or otherwise used (or intended to be used) by PEM or its Affiliates with respect to the Product in the Territory (other than PEM’s corporate name and/or logo);

(v) PEM has all rights to use the PEM Trademarks with respect to the Product in the Territory and to license the PEM Trademarks to PAC hereunder; and

(vi) to the best knowledge of PEM, PEM has not infringed, misappropriated, diluted or otherwise violated any trademark of any Third Party by registering or using the PEM Trademarks in the Territory; and

(vii) to the knowledge of PEM, no claims or proceedings, asserting that the PEM Trademarks infringe the right of any Third Party, are pending or threatened.

10.3 Representations and Warranties of PAC. PAC represents and warrants to the Licensors that there is no action, suit, proceeding or investigation pending or, to its knowledge, threatened before any court or administrative agency against PAC or its Affiliates which could, directly or indirectly, reasonably be expected to materially affect its ability to perform its obligations hereunder or the Commercialization by PAC of the Product.

10.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF PRODUCT.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1 Indemnification of PEM. PAC shall indemnify and hold harmless each of Licensors and their Affiliates and the directors, officers, shareholders and employees of such entities and the successors and assigns of any of the foregoing (the “PEM Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including, reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claims”) incurred by any PEM Indemnitee, arising from, or occurring as a result of any material breach of any representations, warranties or covenants by PAC under this Agreement; except to the extent such Third Party Claims fall within the scope of the indemnification obligations of PEM set forth in Section 11.2 of this Agreement or in Section 11.2 of the Master Supply and Purchasing Agreement. In addition, PAC shall indemnify and hold harmless the PEM Indemnitees from and against any and all Special Damages (as such term is defined in Section 9.5(c)).

11.2 Indemnification of PAC. The Licensors shall indemnify and hold harmless each of PAC and its Affiliates and the directors, officers and employees of such entities, and the successors and assigns of any of the foregoing (the “PAC Indemnitees”), from and against any and all Losses from any Third Party Claims incurred by any PAC Indemnitee, arising from, or occurring as a result of: (a) the Manufacturing, Development and regulatory activities relating to Product conducted by or on behalf of the Licensors or their Affiliates before the Effective Date; and (b) any material breach of any representations, warranties or covenants by the Licensors under this Agreement, except to the extent such Third Party Claims falls within the scope of the indemnification obligations of PAC set forth in Section 11.1 of this Agreement or in Section 11.1 of the Master Supply and Purchasing Agreement.

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11.3 Procedure. A party that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Article 11 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 11 if and to the extent the Indemnitor is actually prejudiced thereby. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

11.4 Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with industry standards during the Term and shall name the other Party as an additional insured with respect to such insurance. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

ARTICLE 12

CONDITIONS PRECEDENT, TERM AND TERMINATION

12.1 Term. This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12, shall continue in full force and effect until terminated pursuant to Section 12.2, 12.3 or 12.4 (the “Term”).

12.2 Termination by the Parties.

(a) Termination for Material Breach. In the event that either Party shall be in material breach in the performance of any of its obligations under this Agreement (the “Breaching Party”), in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement by giving notice in writing specifying the breach and its claim of right to terminate; provided, however, that if the breach is remediable, the Breaching Party shall have ninety (90) days (or forty-five (45) days for any payment breach) (the “Notice Period”) to rectify the breach and termination shall become effective at the end of the Notice Period only if the Breaching Party fails to cure the breach complained about during (i) the Notice Period or, (ii) if such breach (other than any payment breach) has not been cured within such 90-day period, if the Breaching Party has commenced actions to cure such breach within the Notice Period and thereafter uses reasonable efforts to cure such breach, such longer period as is reasonably required to cure such breach, but in any event, not to exceed ninety (90) days following expiration of the Notice Period; provided further, that, if PAC is the Breaching Party and the breach is with respect to PAC’s failure to comply with its obligation to use Commercially Reasonable Efforts with respect to (x) the United States, PEM may terminate this Agreement in its entirety, and (y) any Major Market (other than the United States) or Country, PEM may terminate this Agreement only with respect to such Major Market or Country (as applicable) and not in its entirety. If the Breaching Party disputes in good faith that it has materially breached one of its obligations under this Agreement, termination shall not take effect pending resolution of such dispute pursuant to Article 14. If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to be in material breach of one or more of its obligations under this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such breach within ninety (90) days (or forty five (45) days for any payment breach) after such Adverse Ruling, then the Complaining Party may terminate this Agreement upon written notice to the Breaching Party.

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(b) Termination Upon Insolvency. Either Party will be entitled to terminate this Agreement with immediate effect by notice in writing if the other Party files for protection under bankruptcy or insolvency laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver, administrator, manager, trustee or like official over its property that is not discharged within 90 days, proposes a written agreement of composition or extension of its debts, is a party to any dissolution, winding-up or liquidation or has any such petition filed against it which involuntary petition is not discharged within 60 days of the filing thereof.

12.3 Additional PAC Termination Rights.

(a) If, at any time on or after January 1, 2016, PAC determines in good faith that Commercialization of Product is no longer economically viable in the United States, then PAC may terminate this Agreement in its entirety upon delivery of at least ninety (90) days’ prior written notice to PEM. In addition, at any time on or after January 1, 2016, upon delivery of at least six (6) months’ prior written notice to PEM, PAC shall have the right to terminate this Agreement for any reason (a) in its entirety, or (b) on a country-by-country basis other than with respect to the United States; provided, however, that if PAC terminates this Agreement under this Section 12.3(a), then PAC shall terminate this Agreement with respect to all countries. For purposes of clarity, PAC shall have no right to terminate this Agreement with respect to only the United States under this Section 12.3(a).

(b) Termination for Safety or Regulatory Reasons. On a country-by-country basis, PAC shall have the right in its sole discretion to terminate this Agreement in such country immediately upon thirty (30) days’ written notice to PEM in the event:

(i) that PAC determines in good faith that pursuing the Development or Commercialization of a Product in the Territory or any part thereof poses an unacceptable operational risk to operations.

12.4 Additional PEM Termination Right. PEM shall have the right to terminate this Agreement immediately upon written notice to PAC if PAC or any of its Affiliates or sublicensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any PEM Patent; provided that PEM shall not have such right to terminate this Agreement for a proceeding, challenge or opposition of the type described above (in each case, a “Challenge”) by a sublicensee if (a) the sublicense agreement with such sublicensee includes a right of the applicable sublicensor (PAC, its Affiliate or another sublicensee, as applicable) to terminate the sublicense following written notice to such sublicensee and, if applicable, a cure period not to exceed sixty (60) days if such sublicensee directly, or indirectly through any Third Party, institutes a Challenge of any PEM Patent and (b) either (i) the applicable sublicensor diligently enforces its rights to cause the sublicensee to withdraw or dismiss such Challenge including, if applicable, exercise of such termination right promptly following the expiration of any applicable cure period or (ii) such Challenge is withdrawn or dismissed within thirty (30) days after a request by the applicable sublicensor or by PEM to do.

12.5 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein. Notwithstanding the foregoing, termination of this Agreement in the applicable Country in accordance with Section 12.2(a) shall be PEM’s sole remedy for PAC’s failure to comply with its obligations under Section 4.2(c) to use Commercially Reasonable Efforts to file for, obtain or maintain Marketing Approvals for Product in the Field in any Country.

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ARTICLE 13

EFFECT OF TERMINATION

13.1 Partial Termination. In case of termination of this Agreement, not in its entirety, but with respect to only a particular country (other than the United States) by PEM pursuant to clause (y) of Section 12.2(a) or with respect to only a particular country or region by PAC pursuant to Section 12.3(a) (a “Partial Termination” and each country or region in which such Partial Termination occurs, a “Terminated Country”), then the effects of termination described under this Article 13 shall only apply to the Terminated Country, and this Agreement shall remain in full force and effect in accordance with its terms in all countries of the Territory other than the Terminated Country.

13.2 Accrued Obligations. The expiration or termination of this Agreement, in whole or part, for any reason shall not release either Party from any liability or deprive either Party of any right which, at the time of such expiration or termination, has already accrued to such Party or which is attributable to a period prior to such expiration or termination, nor will any expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.

13.3 Rights on Termination Other than Termination By PAC for Cause. This Section 13.3 shall apply and shall only apply upon the termination of this Agreement by PEM pursuant to Section 12.2 or Section 12.4, or by PAC pursuant to Section 12.3(a):

(a) Wind-down Period.

(i) Development. In the event there are any on-going carbon forest projects or Product in the Field in the Territory, PAC shall, to the extent so requested by PEM, promptly transition, at PEM’s expense, to PEM or its designee such projects then being conducted by PAC, or portions thereof, for PEM or its designee to complete at their expense.

(ii) Commercialization. PAC and its Affiliates and sublicensees shall continue, to the extent that PAC and its Affiliates and sublicensees continue to have stocks of usable forest carbon Product, to fulfill orders received from customers for Product in the Field in the Territory or from any other agent until up to 180 days after the later of (A) the date on which PEM notifies PAC in writing that PEM intends to Commercialize such Product or has secured an alternative distributor or licensee for the Product and (B) PAC has initiated transition of the MAAs and Marketing Approvals for Product in the Field in the Territory to PEM or such distributor or licensee, but in no event for more for than 12 months after the date of notice of termination. For Product sold by PAC after the effective date of a termination (i.e., after the expiration of the applicable termination notice period), the profit-or-loss provisions in Section 6.3 shall continue to apply. Notwithstanding the foregoing, PAC and its Affiliates and sublicensees shall cease such activities in the Territory upon 60 days written notice given by PEM at any time after the effective date of a termination requesting that such activities (or portion thereof) cease. In the case of a termination of this Agreement in its entirety, within 30 days after PEM has given notice to PAC requesting the cessation of activities pursuant to the provision of this Section, PAC shall notify PEM of an estimate of the quantity of Product and its shelf life remaining in PAC’s inventory and PEM shall have the right to purchase any such quantities of Product from PAC at a price mutually agreed by the Parties. To the extent PEM does not purchase such quantities, PAC may sell such quantities during the 180 days after the effective date of such termination within the shelf life remaining for Product.

(b) Assignment of Filings and Marketing Approvals. At PEM’s option, which shall be exercised by written notice to PAC, to the extent permitted under Applicable Laws, PAC shall assign or cause to be assigned to PEM or its designee (or to the extent not so assignable, PAC shall take all reasonable actions to make available to PEM or its designee the benefits of) all carbon product registrations for Product in the Territory, including any such registrations made or owned by its Affiliates. PEM shall notify PAC before the effective date of termination, whether the regulatory filings and registrations should be assigned to PEM or its designee, and if the latter, identify the designee, and provide PAC with all necessary details to enable PAC to effect the assignment (or availability). If PEM fails to provide such notification prior to the effective date of termination, PAC shall assign the regulatory filings and registrations to PEM.

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(c) Transition. The Parties shall negotiate in good faith a written transition agreement pursuant to which the Parties would effectuate this Section 13.3 to coordinate the transition of relevant obligations and rights to PEM as necessary to Develop and Commercialize Product in the Field in the Territory to ensure no interruption of forest carbon project coverage for landowners. PAC shall use diligent efforts to cooperate with PEM or its designee to effect a smooth and orderly transition in the Development and Commercialization of Product in the Territory during the notice and the Wind-down Period. Without limiting the foregoing, PAC shall use diligent efforts to conduct, in an expeditious manner, any activities to be conducted under this Section 13.3. PEM shall use diligent efforts to identify and finalize an agreement or other arrangement with a Third Party in relation to Product or, to the extent PEM is able to take over such activities under Applicable Laws, take over, directly or through an Affiliate, all activities related to Product in the Territory, and in particular Development activities on-going at the time of the effective date of the termination and the transfer of the regulatory filings and registrations (including INDs, MAAs and Marketing Approvals) into the name of PEM or PEM’s designee so that the Wind-down Period will be as limited as possible. Reasonably in advance of the date upon which PEM or its designee begins Commercialization of the Product, the Parties shall coordinate to permit PEM to establish such agreements, and PAC shall provide to PEM (or its designee) all information reasonably necessary to allow PEM to comply with Applicable Laws. During the Wind-down Period, PAC shall work with PEM and the applicable Programs to transition the Product from PAC’s Program Contracts for the Product bearing the PAC to PEM’s Program Contracts for the Product bearing the PEM as necessary. The transition agreement shall further clarify the Parties’ respective financial obligations as to allocation of any rebates or chargebacks accrued with respect to Product sold or dispensed during the Wind-down Period (provided, however, that PAC shall remain solely liable for such payments as may be accrued, but not yet paid, as of the effective date of termination of this Agreement).

(d) Rights Become Non-Exclusive. Notwithstanding any other provision of this Agreement, following the effective date of termination and during the Wind-down Period, PAC’s and its Affiliates’ rights with respect to Product in the Field in the Territory shall be non-exclusive, and, without limiting the foregoing, PEM shall have the right to engage one or more other distributors and/or licensees of Product in the Field in the Territory.

(e) Continuing Payment Obligations. Any Product sold or disposed of by PAC and its Affiliates and sublicensees, in accordance with this Section 13.3 and any Allowable Expenses associated therewith shall be subject to the applicable payment obligations under Article 6.

(f) Licenses. PAC hereby grants to PEM, effective upon termination of this Agreement, a non-exclusive, worldwide (or in the event of a Partial Termination, in the applicable Terminated Region), royalty-free, fully-paid license (with rights to sublicense) to use all PAC Technology and any Information and generated by PAC or its Affiliates with respect to Product, then Controlled by PAC or any of its Affiliates as of the effective date of termination, to Develop, Create, have Created, use, Commercialize and have Commercialized Product in its form as of the effective date of termination (but excluding any improvements thereafter).

(g) Competing Product. In the event that, prior to such termination, PAC Develops (mutatis mutandis) or Commercializes (mutatis mutandis) an internally developed Competing Product in accordance with Section 2.8(b)(i), the payment of Allowable Expenses and calculation and sharing of Profit and Loss with respect to each such Competing Product shall survive such termination for a period of […***…] years from the date of the First Commercial Sale of such Competing Product.

13.4 Rights on Termination By PAC for Breach or Insolvency of PEM. Upon the termination of this Agreement by PAC pursuant to Section 12.2(a) for PEM’s uncured material breach of this Agreement (other than a breach of Section 5.2 or a material uncured breach of PEM’s obligations under the Master Supply and Purchasing Agreement) or pursuant to Section 12.2(b), PAC shall have the option to either (a) return the rights granted hereunder with respect to Product to PEM, in which case Section 13.4(b) below will apply, or (b) retain its rights to Product hereunder and discontinue PEM’s participation in the Development, Manufacturing and Commercialization of Product hereunder, in which case Section 13.4(b) below will apply. In the event of a termination of this Agreement pursuant to Section 12.2(a) for PEM’s uncured material breach of Section 5.2 or a material uncured breach of PEM’s obligations under the Master Supply and Purchasing Agreement, PAC shall not be able to elect to retain its rights granted hereunder and Section 13.4(a) below will apply. For clarity, in the event of a termination of the Master Supply and Purchasing Agreement for a material uncured breach of PEM’s obligations under the Master Supply and Purchasing Agreement, PAC shall have no obligation to terminate this Agreement.

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(a) Return of Rights. If PAC elects, pursuant to this Section 13.4, to return the rights to the Product to PEM:

(i) Winding-Down of Development Activities. In the event there are any on-going forest carbon projects to create Product in the Field in the Territory:

(A) The Parties shall work together in good faith to adopt, and PAC shall have the final decision-making authority with respect to, a plan to wind-down the Development activities in an orderly fashion, with due to any projects that are participants in forest carbon projects to create Product and take any actions it deems reasonably necessary or appropriate to avoid continuance problems and in compliance with all Applicable Laws. PAC shall provide to PEM (or its designee) all information reasonably necessary to allow PEM to make reports to landowners and comply with Applicable Law. The wind-down plan shall further clarify the Parties’ respective financial obligations as to allocation of any rebates or chargebacks accrued with respect to Product sold or dispensed during the Wind-down Period (provided, however, that PAC shall remain solely liable for such payments as may be accrued, but not yet paid, as of the effective date of termination of this Agreement); and

(B) All costs and expenses incurred from the effective date of the termination in winding-down the Development activities with respect to the applicable Product and otherwise carrying out the plan described in Section 13.4(a)(i)(A) shall be borne solely by PEM unless the Parties agree otherwise in writing.

(ii) Termination of Licenses. Any and all licenses granted by the Licensors to PAC under this Agreement shall terminate, except as otherwise expressly provided herein.

(iii) Termination Assistance. PAC and its Affiliates and sublicensees may continue to sell its inventory of Product in the Territory for up to 12 months after the effective date of the termination or offer PEM to purchase the inventories of Product at a price mutually agreed by the Parties. PEM may to the extent permitted by the applicable Third Party, assume such supply or distribution agreement. PEM shall provide such other assistance, at no cost to PAC, as may be reasonably necessary or useful for PAC to terminate the Development or Commercialization of the applicable Product in the applicable countries of the Territory.

(v) Continuing Payment Obligations. Any Product sold or disposed of by PAC or its Affiliates, in accordance with this Section 13.4 shall be subject to the applicable payment obligations under Article 6.

(b) Retention of Rights. If PAC elects, pursuant to Section 13.4, to retain the rights to Product:

(i) the JFCC shall be disbanded, all approval rights of the JFCC shall become approval rights of PAC, and PEM shall no longer have the right to receive any Development or Commercialization reports or other information from PAC;

(ii) a Trigger Event (as defined in the Master Supply and Purchasing Agreement) under the Master Supply and Purchasing Agreement shall be deemed to have occurred;

(iii) PAC shall have the option to cause all Development activities being conducted by PEM to be taken over by PAC;

(iv) PAC’s and Licensors’ payment obligations under the Agreement shall remain in full force and effect; and

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(v) Section 4.2(d) shall no longer apply.

13.5 Rights on Termination By PAC for Safety or Regulatory Reasons. Upon termination of this Agreement under Section 12.3(b), any and all licenses granted by the Licensors to PAC under this Agreement shall terminate, except as otherwise expressly provided herein. Following such termination, PAC shall have no further obligations with respect to Product.

13.6 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction in the Territory or where a Party is situated (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

13.7 Return of Confidential Information. Upon termination or expiration of this Agreement, except to the extent that a Party retains a license from the other Party as contemplated by this Article 13, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

13.8 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any rights or obligation accruing prior to such expiration or termination. In addition, upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except those described in the following Articles and Sections: Sections 2.6(b), 7.4, 7.5, 7.6, 8.1, 8.2, 8.3, 8.4, 8.8, 9.1, 10.4, 11.1, 11.2, 11.3 and 12.5, and Articles 1, 13, 14 and 15 (excluding Sections 15.10 and 15.17), which Articles and Sections will survive in accordance with their terms.

ARTICLE 14

DISPUTE RESOLUTION AND GOVERNING LAW

14.1 Disputes. In the event of any dispute arising out of or relating to this Agreement or either Party’s rights or obligations hereunder, except as otherwise provided in this Agreement, the Party wishing to invoke dispute resolution proceedings shall send to the other Party, in accordance with the notice provisions set forth in Section 15.8, a written notice of dispute indicating that such notifying Party wishes to invoke such negotiations pursuant to this Section 14.1 and that sets out in reasonable detail the claims asserted, the nature of the dispute, any facts that are or are not in dispute, and the intended treatment and effect of such pending dispute (“Notice of Dispute”). The Parties shall, through their respective executive officers, first meet and attempt to resolve the dispute in face-to-face negotiations. Unless otherwise agreed in writing by the Parties, this meeting shall occur within fifteen (15) days after either Party provides such notice of dispute to the other Party. If the Parties are unable to resolve such dispute through such negotiations within the earlier of (x) sixty (60) days after the meeting referenced in this Section 14.1 or (y) sixty (60) days after receipt of the Notice of Dispute (or such longer period agreed in writing by the Parties) (“Arbitration Deadline”), then, except in the case of a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, the dispute shall be resolved by binding arbitration in accordance with Section 14.2.

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14.2 Arbitration. Any disputes to be resolved by binding arbitration pursuant to Section 14.1 shall be resolved in accordance with the rules of conciliation and arbitration of the International Chamber of Commerce of Paris by a panel of three (3) independent and neutral experienced arbitrators, one (1) chosen by PEM, one (1) chosen by PAC, and the third (3rd) chosen by the foregoing two (2) arbitrators (with such third acting as the chairperson of the panel). The place of arbitration shall be New York, New York. Any arbitration shall be conducted in the English language and the arbitrators shall use the governing law provided for in Section 14.4. The arbitration panel shall issue its decision and award by reasoned, written decision within one (1) year after appointment of the chairperson of the arbitration panel. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Except to the extent necessary to confirm or enforce an award or as may be required by law, neither a Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both PEM and PAC. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations. Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for the fees and costs of the arbitrators. Each Party agrees to fully perform and satisfy any arbitration award made against it within fifteen (15) days of the service of the award. The taking of evidence in the arbitration shall be guided by the International Bar Association’s 2010 Rules on the Taking of Evidence in International Commercial Arbitration (“IBA Guidelines on Evidence”); provided, however, that the arbitrators shall permit such pre-hearing discovery and such presentation of evidence at any Evidentiary Hearing (as defined in the IBA Guidelines on Evidence) as, in each case, is reasonably necessary for a full and fair understanding and resolution of any legitimate issue raised in the arbitration. The arbitration panel shall ensure that document disclosures are conducted on a timely basis. By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the Parties were determined by litigation in court, including the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence. For the sake of clarity, any disputes that arise under both this Agreement and the Master Supply and Purchasing Agreement may be consolidated in a single arbitration. Any settlement discussions or arbitration proceedings occurring under this Agreement shall be conducted in strict confidence. Except as necessary to enforce an award or as required by law, no information or documents produced, generated or exchanged in connection with settlement discussions or arbitration proceedings (including any award(s) that might be rendered by the arbitration panel) shall be disclosed to any person other than counsel without the prior written consent of all Parties to the settlement or arbitration proceedings. This restriction shall not apply to public records or other documents obtained by the Parties in the normal course of business independent of any settlement discussions or arbitration proceedings.

14.3 Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek, upon good cause, injunctive or other equitable relief from a court of competent jurisdiction in the context of an emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceedings.

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14.4 Governing Law. This Agreement, and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, United States, without reference to its conflicts of law principles. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

ARTICLE 15

GENERAL PROVISIONS

15.1 Intervening Events. If the performance of any part of this Agreement by either Party (other than making payment when due) is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party (including: fire, flood, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance (save where such strike, lockout, or other labor disturbance is initiated by the employees of the Party which seeks to rely on this clause), acts of God or any acts, omissions or delays in acting of the other Party) (an “Intervening Event”), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Intervening Event, provided that the affected Party shall use its substantial efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. If either Party becomes aware that such an Intervening Event has occurred, is imminent or likely, it will immediately notify the other Party. The Party which is subject to such Intervening Event shall exert all reasonable efforts to overcome it. Such Party will keep the other informed as to the progress of overcoming such Intervening Event.

15.2 Waiver of Breach. The failure of either Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its rights at a later time to enforce such rights. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

15.3 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligation. Either Party may use one or more of its Affiliates to perform its obligation hereunder, provided that the Parties will remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

15.4 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by all of PEM and PAC. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Parties hereto.

15.5 Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate, in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

15.6 Entire Agreement. This Agreement (including the Exhibits attached hereto and any letter delivering information referenced herein) and the Master Supply and Purchasing Agreement, including the Exhibits attached thereto, constitute the entire agreement between the Parties relating to the subject matter hereof and thereof and supersede and cancel all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof and thereof. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any Person (whether party to this Agreement or not) other than as expressly set out in this Agreement or the Master Supply and Purchasing Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

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15.7 Language. The language of this Agreement and all activities to be pursued under this Agreement is English. Any and all documents proffered by one Party to the other in fulfillment of any provision of this Agreement shall only be in compliance if in English. Any translation of this Agreement in another language shall be deemed for convenience only and shall never prevail over the original English version. This Agreement is established in the English language.

15.8 Notices. Any notice or communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier or sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

To the Licensors:

Planetary Emissions Management Inc.

45 Prospect Street

Cambridge, MA 02139

Telephone: (855) 254-5055

Attention: General Counsel

To the Licensees:

Planet Alpha Corp.

Suite 1

1035 Cambridge Street

Cambridge, MA 02141

Attn: General Counsel

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Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; and/or (c) on the third Business Day following the date of mailing if sent by mail or nationally recognized courier. Notices hereunder will not be deemed sufficient if provided only between or among each Party’s representatives on the JFCC.

15.9 Assignment. This Agreement shall not be assignable, pledged or otherwise transferred, nor may any right or obligations hereunder be assigned, pledged or transferred, by either Party to any Third Party without the prior written consent of the other Party, which consent, in the event of a financing transaction by the Party asking for consent, shall not be unreasonably withheld, conditioned or delayed by the other Party; except either Party may assign or otherwise transfer this Agreement without the consent of the other Party to an entity that acquires all or substantially all of the business or assets of the assigning Party relating to the subject matter of this Agreement, whether by merger, acquisition or otherwise; provided that intellectual property rights that are owned or held by the acquiring Person to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder. In addition, either Party shall have the right to assign or otherwise transfer this Agreement to an Affiliate upon written notice to the non-assigning Party; provided, however, the assigning or transferring Party shall continue to remain liable for the performance of this Agreement by such Affiliate and, prior to the Effective Date, PAC may assign this Agreement to any Affiliate. Nothing herein shall be deemed to prohibit PEM or any of its Affiliates from granting a security interest in this Agreement and any rights hereunder to any Third Party in connection with any financing transaction to the extent provided under applicable law (and subject to the restrictions on the rights of secured parties). In addition, PEM or any Affiliate of PEM shall have the right to sell, assign, pledge or otherwise transfer any accounts and payment intangibles in connection with any financing transaction. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 15.9 shall be null and void.

15.10 Change of Control of PEM.

(a) If PEM’s Board of Directors determines to pursue a Change of Control of PEM (whether such determination is made in response to an offer or term sheet submitted by a Third Party or such determination is made by the Board of Directors independently of any such Third Party offer or term sheet), PEM shall provide written notice to PAC of such determination no later than the date PEM or its representatives first notifies any potential Third Party acquirer of such determination, so that PAC may, at its discretion, participate in the sale process and negotiate with PEM for the potential acquisition of PEM by PAC. PEM shall not enter into a Change of Control transaction with a Third Party within the thirty (30) day period following delivery of such notice to PAC. PEM shall ensure that during the Term of this Agreement that neither TICV nor BV undergoes a Change of Control other than a transaction in which PEM undergoes the same Change of Control.

(b) In the case PEM undergoes a Change of Control, PAC may by written notice delivered to PEM within thirty (30) days after the first public announcement of such Change in Control, elect to retain its rights to Product hereunder and discontinue PEM’s participation in the Development, Creation, and Commercialization of Product hereunder, in which case Section 13.4(b) shall apply.

15.11 No Partnership or Joint Venture. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or shall be deemed, to establish a joint venture or partnership between PAC and the Licensors. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

15.12 Standstill Agreement. Until the date that is five years after the Effective Date (the “Standstill Period”), none of PAC, PAC’s Affiliates, nor any of their respective directors, officers, employees, agents or representatives (provided such person is acting on behalf of PAC) will, in any manner, directly or indirectly, without the prior express written consent of PEM:

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(a) make, effect, initiate, directly participate in or cause (i) any acquisition of beneficial ownership of any securities of PEM or any securities of any subsidiary or other Affiliate of PEM, if, after such acquisition, PAC would beneficially own more than 5% of the outstanding common stock of PEM, (ii) any acquisition of any assets of PEM or any assets of any subsidiary or other Affiliate of PEM, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving PEM or any subsidiary or other Affiliate of PEM, or involving any securities or assets of PEM or any securities or assets of any subsidiary or other affiliate of PEM or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the SEC) or consents with respect to any securities of PEM; provided that nothing in this Section 15.12 shall preclude any activities of PAC or its Representatives with respect to the grant by PEM or any Affiliate of PEM of any license in each case to PAC or any of its Affiliates as contemplated by this Agreement;

(b) form, join or participate in a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to the beneficial ownership of any securities of PEM;

(c) act, alone or in concert with others, to seek to control the management, board of directors or policies of PEM;

(d) take any action that would reasonably be expected to require PEM to make a public announcement regarding any of the types of matters set forth in Section 15.12(a);

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in Section 15.12(a), (b), (c) or (d);

(f) assist, induce or encourage any Third Party to take any action of the type referred to in Section 15.12(a), (b), (c), (d) or (e); or

(g) enter into any discussions, negotiations, arrangement or agreement with any Third Party relating to any of the foregoing.

For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each person or entity that is or becomes (i) an Affiliate of such Party, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s Affiliates, providing such person is acting on behalf of such Party.

Notwithstanding the foregoing, Section 15.12 shall no longer apply (i) during a period commencing with PEM’s announcement in a filing with the SEC or a press release that (a) it is seeking a purchaser for itself or (b) is otherwise exploring strategic options in this regard, and ending with PEM’s announcement in a filing with the SEC or a press release that is terminating such search or exploration; (ii) during the period beginning with the commencement by a Third Party of a publicly-announced tender or exchange offer for more than 50% of voting power of the outstanding voting securities of PEM, and ending with the termination by such Third Party of such tender or exchange offer; or (iii) if PEM announces in a filing with the SEC or a press release a transaction, or an intention to effect any transaction, which would result in (a) the sale by PEM or one or more Affiliate(s) of assets representing 50% or more of the consolidated assets of PEM; or (b) the common shareholders of PEM immediately prior to such transaction owning less than 50% of the outstanding common stock of the acquiring entity or, in case of a merger transaction, the surviving corporation (or, if the surviving corporation is an Affiliate of a parent company, the parent company); provided that, in the case of clause (ii) PAC has not directly or indirectly taken any action prohibited under this Section 15.12.

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The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

15.13 Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive; (c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section or other subdivision; (d) references in this Agreement to “days” shall mean calendar days; (e) the singular shall include the plural and vice versa; and (f) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under IFRS, or if not defined by IFRS, the meaning applied to it by PAC in preparing its publicly reported financial statements, in each case, consistently applied, but only to the extent consistent with its usage and the other definitions in this Agreement.

15.14 Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

15.15 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE OR RIGHT GRANTED HEREUNDER; provided, however, that this Section 15.15 shall not be construed to limit either Party’s indemnification obligations with respect to Third Party Claims under Article 11.

15.16 Restrictions on Sale of Profit Share. None of the Licensors shall enter into any transaction or arrangement pursuant to which (i) it receives a fixed (single or recurring) sum in exchange for any portion of its share of Profits (other than in connection with a permitted assignment of this Agreement pursuant to Section 15.9); or (ii) borrows any sums against its share of Profits on a non-recourse basis; in each case without the prior written consent of PAC, not to be unreasonably withheld, conditioned or delayed.

ARTICLE 16

COMPLIANCE WITH LAW

16.1 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of PEM and PAC are subject to prior compliance with export and import regulations and such other laws and regulations in effect in such jurisdictions or any other relevant country as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of any relevant countries. The Licensors and PAC shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

16.2 Securities Laws. Each of the Parties acknowledges that it is aware that the securities laws of the United States and the securities laws of other countries prohibit any person who has material non-public information about a publicly listed company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each Party agrees to comply with such securities laws make its Affiliates, employees and agents aware of the existence of such securities laws and their need to comply with such laws.

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16.3 Conduct of Activities. As to all matters contained in this Agreement, each Party shall conduct the activities allocated to it in compliance in all material respects with all Applicable Laws and in accordance with good scientific and operating practices and applicable industry ethical codes, applicable under the laws and regulations of the country in which such activities are conducted. Each Party represents, warrants and covenants to the other Party as of the Effective Date that:

(a) it is familiar with the provisions and restrictions contained in the OECD Convention and FCPA and it has adopted and maintains an FCPA policy;

(b) In the performance of its obligations under this Agreement, it shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws, and shall obtain and maintain all licenses, permits, approvals and other authorizations applicable to it in order to enable it to perform its respective obligations hereunder.

(c) its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party (it being understood that such Party, and to its knowledge, its and its Affiliates’ employees and contractors, has not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and shall not, directly or indirectly, engage in any of the foregoing).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this License and Collaboration Agreement as of the Execution Date.

Planet Alpha Corp.

By:	/s/ Bruno D.V. Marino

Name:	Bruno D.V. Marino

Title:	CEO, Founder

By:	/s/ Jeffrey K. Warren

Name:	Jeffrey K. Warren

Title:	Head of Finance

Planetary Emissions Management Inc.

By:	/s/ Bruno D.V. Marino

N By:	/s/ Jeffrey K. Warren

Name:	Jeffrey K. Warren

Title:	Head of Finance

Title:	Chairman & CEO

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EXHIBIT A

PEM TRADEMARK LICENSE

This Exhibit sets forth the terms of the license granted with respect to the trademark(s) and/or trade name(s) owned by the Licensors that are set forth on EXHIBIT A-1 (the “PEM Trademarks”). All capitalized terms used and not otherwise defined in this Exhibit will have the meaning given such terms in this Agreement. References in this EXHIBIT A to PEM as applicable outside the United States.

1. License to PEM Trademarks. Subject to the terms and conditions of this Agreement, including this EXHIBIT A, the Licensors hereby grant to PAC during the Term a non-exclusive license, with the right to grant limited sublicenses pursuant to Section 2.4 of this Agreement, to use the PEM Trademarks, solely in connection with Developing, obtaining Marketing Approval of, Creating, having Created, using and Commercializing Product in the Field in the Territory.

2. Quality Control. All uses by PAC and its Affiliates and sublicensees of the PEM Trademarks shall be in compliance with all Applicable Laws and shall be in accordance with such commercially reasonable quality standards as have been used by PAC in the past for comparable products. In all product packaging, labeling, advertising, promotional and other material of PAC and its Affiliates and sublicensees referencing the PEM Trademarks, PAC and its Affiliates and sublicensees shall not: (a) vary the spelling, add or delete hyphens, abbreviate, make one word two, or use a possessive or plural form of the PEM Trademarks; (b) modify the design, add or delete any elements or words, change any colors or proportion of the PEM Trademarks; (c) use the PEM Trademarks in a manner which disparages PEM or any of its products or services; or (d) use the PEM Trademarks in a manner that interferes with or adversely affects PEM’s use of the PEM Trademarks; in each case except to the extent required by Applicable Laws, provided that PAC will review and discuss with PEM any such exceptions required by Applicable Laws before using the PEM Trademarks pursuant to such exception. At the request of PEM, PAC will provide from time to time copies of packaging, labeling, advertising, promotional and other material of PAC or its Affiliates referencing the PEM Trademarks to allow PEM to confirm compliance with the foregoing.

3. Ownership Rights, as Between Parties. PEM shall own and shall retain the ownership of the entire right, title and interest in and to the PEM Trademarks. PAC acknowledges, as between the Parties, the exclusive right, title and interest of PEM in and to the PEM Trademarks and will not do or cause to be done any act or thing contesting or, in any way, impairing any part of said right, title and interest for the Term and after its expiration. PAC will not, and will require that its Affiliates not, make any representations or take any actions, which may be taken to indicate that it has any right title or interest in or to the ownership or use of the PEM Trademarks except under the terms of this Agreement, including this EXHIBIT A, and acknowledges that nothing contained in this Agreement, including this EXHIBIT A, shall give PAC or any of its Affiliates any right, title or interest in or to the PEM Trademarks except the license rights granted under Section 1 of this EXHIBIT A.

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A-1

4. Registration of the PEM Trademarks. PEM shall, at its own cost and expense, and in its sole discretion, file within the Territory and endeavor in good faith to obtain the registration of the PEM Trademarks in the Territory, and when registered, thereafter maintain the applicable PEM Trademark in the Territory at its own expense.

5. Enforcement. PAC shall, as soon as practicable after receiving notice of any potential infringement of a PEM Trademark in the Territory, inform PEM of any such potential infringement. PEM shall have the first right and discretion to bring infringement or unfair competition proceedings involving the PEM Trademark in the Territory and PEM shall bear all costs in connection with any such proceedings. PAC shall cooperate with PEM in any such proceedings at its own expense including by giving testimony and producing documents and materials supporting the PEM Trademark, and shall endeavour to cause the employees of PAC, as appropriate, to cooperate with PEM, all at PEM’ expense. Any recoveries obtained as a result of any infringement litigation undertaken by PEM alone or in settlement of such infringement shall be retained by PEM. PAC shall have the right, but shall not be obliged, to participate with PEM as a party plaintiff in any infringement or unfair competition action undertaken by PEM hereunder in the Territory, at PAC’s costs and expense, and any recovery obtained shall be shared between PEM and PAC in proportion to incurred expenses, except that any recovery with respect to unfair competition claims in the Territory shall be retained solely by PAC. Should PEM fail to institute infringement proceedings in the Territory, PAC, if it deems necessary, shall have the right but shall not be obligated, to bring suit for such infringement under its name and at its own costs and expenses. PEM shall cooperate with PAC in any such proceedings at its own expense including giving testimony and producing document and material supporting the PEM Trademark and shall endeavour to cause the employees of PEM, as appropriate, to cooperate with PAC, all at PAC’s expense. Any recoveries obtained in suit for trademark infringement litigation or in settlement of such infringement undertaken without PEM’ involvement shall be retained by PAC.

6. Infringement of Third Party rights by the PEM Trademarks. PEM shall: (i) defend, through counsel of its choosing, at its own cost and expense, any claim from a Third Party that claims that the PEM Trademarks infringe such Third Party’s intellectual Property in the Territory; (ii) consult with PAC, take into consideration PAC’s comments, incorporate and act on such comments to the extent reasonable in defending against any such claim; and (iii) release and hold PAC, its Affiliates and sublicensees harmless from any liabilities arising from or connected with any such claim.

7. Goodwill. Any accretion of goodwill derived by PAC or any of its Affiliates to the extent attributed to the PEM Trademarks shall accrue to PEM and PEM may call for, and PAC will provide, and require its Affiliates to provide, a confirmatory assignment thereof.

8. Registered User. Where reasonably required to carry out the purpose of the Agreement, PEM shall make applications to the applicable Governmental Authority for the registration of PAC or any of its Affiliates as a registered user of the PEM Trademarks, and PAC and its Affiliates and sublicensees shall cooperate with PEM in making such applications. PAC and its Affiliates and sublicensees shall take reasonable actions requested by PEM at PEM’s expense which may be necessary or desirable for registering and maintaining registration of PAC and its Affiliates and sublicensees as registered users of the PEM Trademarks.

9. Reasonable Assistance. PAC shall, and shall require its Affiliates to, reasonably cooperate, upon request, with PEM or its authorized representative to provide information as to its use of the PEM Trademarks which PEM may require and will render any assistance reasonably required by PEM in securing and maintaining the registration(s) of the PEM Trademark in the Territory.

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10. Further Acts. PEM shall execute, acknowledge and deliver such instruments and do all such other acts as may be necessary or appropriate in order to have this Agreement recorded by any authority operating as a trademark office in the Territory or in order to ascertain or confirm PAC’s right to use the PEM Trademarks.

EXHIBIT A-1

PEM TRADEMARKS

Mark

Country-	USA

Status-In process

Other

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EXHIBIT B

PAYMENT OF EXPENSES; SHARING OF PROFIT AND LOSS

This EXHIBIT B to the License and Collaboration Agreement (the “Agreement”), dated as of March 28, 2017, between Planetary Emissions Management Inc. (“PEM”), (“Licensor”) and Planet Alpha Corp. (“PAC”), addresses the accounting policies and procedures to be followed with respect to Allowable Expenses and determination and sharing of Profit (where applicable) separately for the United States on the one hand and all other countries in the Territory, cumulatively, on the other hand. Capitalized terms used and not otherwise defined in this EXHIBIT B shall have the meanings set forth for such terms in the Agreement.

1. General Principles. The Parties acknowledge and agree that the accounting policies and procedures be followed with respect to computation of Allowable Expenses and computation and sharing of Profit (including the computation of the individual components thereof) is intended to be consistent with the accounting policies and procedures used by PAC in generating its publicly-reported financial statements in accordance with International Financial Reporting Standards (“IFRS”) and all applicable SEC filings. Each Party shall prepare and provide all reports and calculations required hereunder in accordance with such accounting policies and procedures. Notwithstanding the foregoing, (a) if a specific category of Allowable Expense described below is also one accounted for in PAC’s books and records, then the amounts recorded in PAC’s books and records shall control provided that they are consistent with IFRS and PAC’s publicly-reported financial statements; and (b) if IFRS changes after the Effective Date in any manner that would affect computations hereunder, the Parties shall implement such change in a manner consistent with PAC’s implementation of such change in PAC’s publicly-reported financial statements.

2. Reporting of Allowable Expenses. Within 15 days after the end of each Calendar Quarter beginning with the first full Calendar Quarter after the Execution Date, PEM will provide PAC with a written report (each, a “Quarterly Report”) setting forth the Allowable Expenses incurred by PEM or its Affiliates for such Calendar Quarter (including, in the first such report, the Allowable Expenses incurred from the Effective Date until the beginning of the first full Calendar Quarter) in reasonable detail sufficient to enable PAC’s calculations of Profit as set forth in Section 3. Neither Party shall be entitled to include Allowable Expenses in such Profit calculations that exceed the Budget for such Allowable Expenses by more than ten percent (10%) unless otherwise approved by the JFCC; provided that the JFCC shall in good faith consider adjustments to the Budgets for any Allowable Expenses to accommodate unexpected circumstances that arise following the determination of the applicable Budget.

3. Sharing of Profit and Loss. “Profit” shall equal the positive amount of (a) Net Sales of Product in the Territory plus any additional net revenue received from sublicensees of the Product (collectively, “Net Receipts”) less (b) Allowable Expenses. “Loss” shall equal the positive amount of Allowable Expenses less Net Receipts. Subject to the terms of this EXHIBIT B, the Parties shall share Profit and Loss on the basis of thirty-five percent (35%) to PEM and sixty-five (65%) to PAC (the “Sharing Percentages”).

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3.1 Periodic Calculations. PAC shall be responsible for the calculation of Profit and Loss and the determination of the cash payment to or from the Licensors for each Calendar Quarter of the Term so that following such payment each Party has borne the Sharing Percentage of Profit or Loss.

3.2 Calculation of Profit. All calculations of Profit and Loss will be made using, and all defined and undefined terms will be construed in accordance with the principles set forth in Section 1 of this EXHIBIT B. Without limiting the foregoing, no cost item will be included more than once in calculating any Allowable Expenses or Profit. For the sake of example only, a sample demonstration of the Profit sharing calculations are set forth as SCHEDULE B-2 to this EXHIBIT B.

4. Profit/Loss Reporting and Payment.

4.1 Profit/Loss Statement.

(a) The reporting and determination of Profit and Loss shall be governed by a statement of Profit and Loss for the applicable Calendar Quarter (the “Profit/Loss Statement”). PAC will provide to PEM, by the submission dates set forth in Section 4.1(b), a Profit/Loss Statement (i) showing the results for the applicable Calendar Quarter (including the Calendar Year-to-date) in a similar form to that attached hereto as SCHEDULE B-1, (ii) comparing the applicable Calendar Quarter (including the Calendar Year-to-date) results to the Budgets, (iii) calculating Profit or Loss for the applicable Calendar Quarter and (iv) determining the cash payment to or from the Licensors for the applicable Calendar Quarter. To the extent any Calendar Year-end adjustments are determined in good faith by PAC to be appropriate, an appropriate adjustment to Profit or Loss for the applicable Calendar Year will be made and an appropriate payment will be made by the applicable Party within thirty (30) days following receipt of the Profit/Loss Statement describing such adjustment; provided, however, that in the event of a dispute between the Parties with respect to whether any such adjustment is appropriate, such dispute will be referred to the JFCC for resolution pursuant to Section 3.1 of the Agreement. Any such adjustment payment will be without interest if such amount is less than ten percent (10%) of Profit or Loss for such Calendar Year and will bear interest at the rate set forth in Section 7.6 of the Agreement if the absolute value of such amount is greater than or equal to ten percent (10)% of Profit or Loss for such Calendar Year.

(b) Reporting of Profit and Loss will be performed as follows:

Each Calendar Quarter:

The earlier of (i) the day that PAC reports its earnings or (ii) 30 days following the end of each Calendar Quarter

Adjustment:

Each Calendar Year. The earlier of (i) the day that PAC reports its earnings or (ii) 45 days following the end of each Calendar Year

4.2 Payment of Profit. For each Calendar Quarter, PAC or Licensors, as applicable, shall make any payment of Profit or Loss as determined pursuant to Section 1 no later than fifteen (15) days following PAC’s delivery of the Profit/Loss Statement for such Calendar Quarter (the “Payment Date”). The Licensors shall be jointly and severally liable for payment of any such Loss. Payments of Profit or reimbursements of Loss made by one Party to the other after the Payment Date shall accrue interest from the applicable Payment Date at a rate per quarter of two point zero six percent (2.06%) (equivalent to eight point five percent (8.5%) annually) until such outstanding amounts are paid to the applicable Party. If PEM disputes an amount provided in the Profit/Loss Statement, then such disputed amount shall be reviewed by the JFCC and any payment owed with respect to the undisputed amounts in the Profit/Loss Statement shall be paid within fifteen (15) days following PAC’s delivery of such Profit/Loss Statement.

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4.3 Foreign Exchange. The functional currency for accounting for Profit will be Euros, except for Profit within the United States, which shall be in U.S. Dollars. The Profit/Loss Statement will be translated into Euros using PAC’s standard exchange rate conversion methodology.

5. Definitions. As used in this EXHIBIT B and as a supplement to the definitions set forth in Article 1 of the Agreement, the following terms shall have the meanings set forth in this Section 5 unless otherwise specifically provided herein.

5.1 “Allocable Overhead” means (for any particular cost item) a Party’s internal allocation (determined in accordance with the last two (2) sentences of this Section 5.1), based on direct project headcount or other generally accepted activity-based accounting methods, of indirect overhead costs incurred by a Party or any of its operating units to support and carry out the activities of the specific business function, such as Development, obtaining or maintaining Regulatory Filings, Manufacturing (which, for the avoidance of doubt, shall be included solely as Cost of Goods under the Master Supply and Purchasing Agreement) and Commercialization, with respect to Product for the Territory, which indirect costs may include but are not limited to: indirect labor costs; occupancy costs; repair and maintenance costs; office supplies and service costs; equipment costs; insurance costs; outside professional and other service costs; and excise taxes. Such overhead will exclude any indirect costs associated with any excess or unused capacity. Except as provided herein, overhead costs of a Party or operating units that are not engaged in the Development, obtaining or maintaining Regulatory Filings, Manufacturing or Commercialization of Product in the Territory, including, by way of example only, executive management, investor relations, business development, legal affairs, human resources and finance, will not be recoverable as Allocable Overhead or otherwise. The Parties acknowledge and agree that each Party’s Allocable Overhead for all applicable cost items shall be determined by mutual agreement of the Parties on an annual basis prior to each Calendar Year and such agreed-upon annual Allocable Overhead amount shall be the amount used for such Calendar Year for all calculations of Allowable Expenses hereunder. For the sake of clarity, neither Party shall be entitled to any reimbursement for Allocable Overhead that exceed such mutually agreed-upon annual Allocable Overhead amount.

5.2 “Allowable Expenses” means those costs and expenses incurred by the Parties or for their account that are specifically attributable or related to the Development, JFCC-approved Product- and process-improvements (but not to the extent included in Cost of Goods), obtaining or maintaining Regulatory Filings, Manufacturing or Commercializing of Product in the Territory, and consisting of: (i) Paid Price, as trued-up to Cumulative COGS in accordance with Section 4.1(c) of the Master Supply and Purchasing Agreement, with respect to Product manufactured by or for PEM; (ii) Cost of Goods for Product Created by or for PAC; (iii) Development Expenses; (iv) Commercial Expenses; (v) Replacement Supply Costs; and (vi) costs arising under or relating to sublicense agreements for Product.

5.3 “Commercial Expenses” shall mean, with respect to the applicable Calendar Quarter, the sum of the following costs and expenses (each of which is specified below) incurred by the Parties and their Affiliates after the Execution Date, in each case to the extent directly attributable to the Commercialization of Product in the Field in the Territory in such Calendar Quarter in accordance with the Commercialization Plan and the Commercialization Budget, excluding the Cost of Goods for Product used in conducting or performing such activities, calculated on a fully burdened basis (i.e., Commercial Expenses shall include Allocable Overhead specifically attributable thereto):

(a) Advertising;

(b) Distribution;

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(c) Education;

(d) Legal and Litigation;

(e) Marketing Management;

(f) Market Research;

(g) Promotion;

(h) Selling Expenses; and

(i) any other expenses included in the Commercialization Budget approved by the JFCC.

The costs of activities that promote a Party’s business as a whole without being product specific (such as corporate image advertising) are specifically excluded from Commercial Expenses. To the extent multiple products are involved and some of such products are not the Product, then such allowances will be allocated on a pro rata basis consistent with PAC’s standard internal allocation methodology. Commercial Expenses shall not include any costs or expenses that have been included in Cost of Goods, Development Expenses or any time spent traveling to or attending any meeting of the JFCC, or any subcommittee or working group of the foregoing.

“Advertising” shall mean all media costs associated with Product advertising in the Territory including, but not limited to production expense/artwork including set up; design and art work for an advertisement; consumer and professional internet and digital media spending; social media spending; the cost of securing print space, air time, etc. in newspapers, magazines, trade journals, television, radio, billboards, etc.

“Distribution” shall mean the sales commissions payable to distributors and the portion of distribution costs relating to moving Product in the Territory from the manufacturing point to a warehouse to the customer as follows: landing costs and duties (in-house or subcontracted), handling and transportation to fulfill orders including export/import taxes, insurance and transit running costs, etc. (excluding such costs, if any, treated as a deduction in the definition of Net Sales); customer services, including order entry, billing and adjustments, inquiry and credit, collection, and litigation with customers concerning orders/deliveries; order administration; and departments coordinating sales forecasts and supply management; physical distribution centers and other direct cost of storage and distribution of the Products, including distribution and storage subcontracted to third parties; distribution services between physical distribution centers and commercial activities; local supply chain department; transportation packaging modifications as a result of marketing decisions or regulatory requirements; and the costs of the traffic department where there is a separate department that has responsibility for administration of freight costs. “Distribution” at the local country level shall be deemed to apply at a rate equal to two percent (2%) of Net Sales in the United States and five percent (5%) of Net Sales in all countries of the Territory other than the United States, as applicable, in such Calendar Quarter.

“Education” shall mean expenses associated with professional education with respect to Product in the Territory through any means, including, but not limited to, articles appearing in journals, newspapers, magazines or other media; seminars, and scientific exhibits; symposia, advisory boards and opinion leader development activities; peer-to-peer activities; speakers programs, including training of such speakers; transporting, housing and maintaining sales representatives for training and the costs of all training materials used for such purpose; environmental management and support; the coordination of environmental information requests and field based forest carbon scientific liaisons with respect to Product, including activities of field based forest carbon scientific liaisons and the provision of field based forest carbon information services.

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“Legal and Litigation” shall mean the expenses associated with general, worldwide administrative legal and litigation expenses for Product including Losses from any Third Party Claims relating to the Manufacturing or Commercializing of the Product and costs associated with recall or withdrawal of Product other than, in each case, expenses, Losses and costs subject to indemnification under Section 11.1 or 11.2 of the Master Supply and Purchasing Agreement or under Section 11.1 or 11.2 of this Agreement, or relating to or arising from a Party’s gross negligence or willful misconduct; and real losses on receivables (other than Net Sales) that have become irrecoverable; insurance liabilities for Product; and license fees, royalties and other payments under licenses to the extent attributable to, and based on, the Development, Creation and Commercialization of Product.

“Marketing Management” shall mean expenses for product management and sales promotion management, including, but not limited to, costs associated with developing overall sales and marketing strategies at the global and country level (e.g., product line or customer segment); launch meetings; advertising and public relations agencies, including development and distribution of selling and advertising and promotional materials; developing reimbursement programs; call center set-up, maintenance and operation for personnel used in connection therewith as well as planning and programs for Product in the Territory. In addition, payments to Third Parties in connection with trademark selection, filing, prosecution and enforcement in the Territory will be included in this category.

“Market Research” shall mean expenses for primary and secondary market and consumer research personnel and payments to Third Parties related to conducting and monitoring professional and consumer appraisals of Product in the Territory, such as primary and secondary market share services (e.g., IMS data), special research testing and focus groups.

“Promotion” shall mean the expenses associated with programs to promote Product in the Territory directly to the prescriber or end user, including, but not limited to, expenses associated with promoting products directly to the professional community such as professional literature; costs associated with initiation of programs; promotional material costs; sales force tools and aids; forest project programs charged directly to the sponsoring agent (including speaker programs, distribution of promotional material, contract administration, etc.); field force meetings and training; professional agency fees; direct field funding; public relations; advocacy; sponsorships; scientific promotion, including expenses associated with grants and environmental education and conventions.

“Selling Expenses” shall mean the following costs directly associated with the efforts of field sales representatives with respect to Product in the Territory: field sales force; field project liaisons, field sales offices; home offices; staffs directly involved in the management of and the performance of the selling functions; and payments to Third Parties under contract sales and marketing agreements. The costs of detailing sales calls will be allocated at an accounting charge rate consistently applied within and across PAC’s operating units consistent with the internal charge rate used by PAC for its own internal cost accounting purposes for products other than the Product (excluding internal profit margins and markups). Selling Expenses may be allocated differently on a country-by-country basis but in any event shall be determined consistently with the manner in which PAC prepares its internal financial statements.

5.4 “Cost of Goods” shall have the meaning set forth in the Master Supply and Purchasing Agreement.

5.5 “Development Expenses” shall mean, with respect to the applicable Calendar Quarter, the costs and expenses incurred by a Party or any of its Affiliates after the Execution Date in conducting or performing Development activities in the Field in the Territory in such Calendar Quarter in accordance with the Development Plan and the Development Budget, excluding the Cost of Goods for Product used in conducting or performing such studies and other activities, calculated on a fully burdened basis (i.e., Development Expenses shall include Allocable Overhead specifically attributable thereto). Development Expenses shall include all Regulatory Expenses and payments and accruals recorded in such Party’s accounting system according to its standard accounting practices and IFRS.

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5.6 “Regulatory Expenses” shall mean, with respect to the applicable Calendar Quarter, the costs and expenses incurred by a Party or any of its Affiliates after the Execution Date in connection with filing, revising, obtaining or maintaining environmental Regulatory Filings with respect to Product in the Field in the Territory in such Calendar Quarter in accordance with the Development Budget, excluding the Cost of Goods for Product used in conducting or performing such activities, calculated on a fully burdened basis (i.e., Regulatory Expenses shall include Allocable Overhead specifically attributable thereto). Regulatory Expenses shall include payments and accruals recorded in such Party’s accounting system according to its standard accounting practices and IFRS.

5.7 “Replacement Supply Costs” shall mean costs and expenses incurred by PAC in connection with establishing replacement source(s) of equipment and associated items following a Trigger Event (as defined in the Master Supply and Purchasing Agreement) except to the extent reimbursed by PEM under the Master Supply and Purchasing Agreement.

EXHIBIT C

MASTER SUPPLY AND PURCHASE

REGARDING SUPPLY OF COMPONENTS BY PEM INC. TO PAC

BETWEEN

PLANETARY EMISSIONS MANAGEMETN INC.

AND

PLANET ALPHA CORP.

MARCH 28, 2017

MASTER SUPPLY & PURCHASING AGREEMENT

THIS MASTER SUPPLY & PURCHASING AGREEMENT (this “Agreement”) is made and entered into as of  March 28, 2017 (“Effective Date”) by and between PLANET ALPHA CORP., a Wyoming corporation (“Buyer”) whose address is Suite 1, 1035 Cambridge Street , Cambridge, MA, (PAC) and PLANETARY EMISSIONS MANAGEMENT INC., a Delaware corporation (“Seller”) located at 45 Prospect Street, Cambridge, MA (“PAC”).

For and in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and each Seller agree as follows:

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1.	SCOPE

A. Scope. This Agreement shall govern each sale of the products listed on attached Exhibit “A” by Seller to Buyer (“Products”) prior to the Effective Date and during the Term. This Agreement shall apply to the purchase of Products by Buyer and its Affiliates in, and for subsequent use in, the United States, and all other countries in which the buyer conducts business (the “Territory”). This Agreement, including all attachments, may be amended by mutual agreement of the parties, which may be evidenced by exchange of written communications, including email proposal and acceptance by each party’s authorized representative. The authorized representative shall be the person executing this Agreement on behalf of the party, that person’s replacement, or any person authorized in writing (including email) by such person. Each of Buyer’s Affiliates may also purchase Products from Seller hereunder for their own account on the same terms and conditions as are applicable to Buyer. “Affiliates” in the case of Buyer means any company engaged with buyer according to agreed upon terms with the Seller. “Affiliates” in the case of Seller means any company or entity that has PEM as the ultimate parent company. For avoidance of doubt, PEM shall not be included in the definition of Affiliate for purposes of this Agreement. The liability of each Buyer Affiliate and Buyer under this Agreement shall be several and not joint. Seller shall bill each such Buyer Affiliate separately for the Products sold to such Affiliate. Each Affiliate shall only be liable for those obligations expressly set forth in the Purchase Order to which it is a party. In no event will Buyer be liable for any of the obligations or liabilities of any Affiliate pursuant to this Agreement. The liability of each Seller under this Agreement shall be several and not joint. Each Seller shall only be liable for those obligations expressly set forth in an accepted Purchase Order to which it is a party. In no event will any Seller be liable for any of the obligations or liabilities of another Seller pursuant to this Agreement.

2.	PURCHASE AND SALE OF PRODUCTS

A. General. During the Term, Seller agrees to sell to Buyer the Products ordered by Buyer’s duly issued purchase orders or electronically transmitted (“EDI”) sales orders (each, a “Purchase Order”) on the terms and conditions provided herein. For EDI orders if available, Seller agrees to comply with the terms and conditions of the then-current version of Buyer’s EDI Supplier Handbook, a copy of which will be provided to Seller upon request. Each Purchase Order shall be deemed to be incorporated as part of this Agreement upon Buyer’s issuance thereof. A Purchase Order shall be deemed accepted by Seller in the event Seller fails to provide proper written notice of rejection within forty eight (48) hours of Buyer’s issuance of the Purchase Order in accordance with the terms and conditions of this Agreement. Seller shall have the right to reject a Purchase Order only if the Purchase Order does not comply with, or modifies, the express requirements of this Agreement or is for delivery of Products not contemplated by the forecast described in Section 2.B(i) below. Buyer may, at its option, purchase Products for its internal use, however buyer may not offer Products for resale to end users in the Territory as standalone Product or in combination with other goods and services. By way of clarification, Buyer and its Affiliates shall not be entitled to act as a distributor and sell Products to other resellers.

B. Supply Chain Management for Products.

(i)	Forecasting. On a monthly basis, Buyer shall provide Seller with a rolling forecast of Products for the following 12 months, subject to the obligations as agreed upon by the Buyer and Seller. This forecast will be provided at the SKU level.

(ii)	Inventory Planning and Targets. Seller shall be responsible for material planning to meet mutually agreed upon service (“Order fulfillment”) levels for Products. These material planning responsibilities include, but are not limited to: (a) monitoring daily and weekly Buyer demand data provided by Buyer in relation to Seller’s Lead Time; (b) reviewing Product forecasts provided by Buyer; (c) providing timely feedback on Product availability issues.

(iii)	Service Levels. Both Buyer and Seller shall strive to achieve a 100% service level. Service level is defined as the percentage of Buyer’s customer orders for Products that were successfully filled and shipped on average each month. Every month or as determined by Buyer, Buyer will record the total number of Product units required by Buyer for such month (i.e., the number of Product units ordered by Buyer for shipment on such day to meet the applicable Delivery Date (defined below)) compared to Seller’s existing inventory level of such Products on such day, and calculate either success or stock out for that day, where (a) success means that such inventory exceeds the day’s demand, and (b) stock out means that such inventory is less than the day’s demand. At the end of each quarter, Buyer will calculate the actual service level, which shall be the quotient of the number of success days over the total number of shippable days for the quarter.

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(iv)	Tooling. Buyer shall reimburse Seller for any custom or specialized tooling purchased by Seller, with Buyer’s prior approval, for use solely in the manufacture of Custom Products (defined below). All such tooling shall be owned by Buyer and shall only be used by Seller in the manufacture of Custom Products for Buyer. All such tooling shall be appropriately marked as the property of Buyer and shall be handled in accordance with industry standard practices for prevention of physical damage and environmental concerns. Seller shall maintain property insurance for the full replacement value of such tooling. Seller expressly agrees to return such tooling to Buyer upon request and acknowledges that it has no power or authority to sell, transfer, deliver, modify, transform or otherwise use such tooling, except as expressly permitted by this Agreement. Seller hereby irrevocably appoints Buyer as its attorney-in-fact (which appointment is coupled with an interest) and authorizes Buyer to file a financing statement with respect to its ownership of such tooling in such jurisdictions as Buyer deems appropriate, as well as any continuation statements and amendments thereto.

C. Minimum Order Quantity. Buyer will only accept and Seller shall agree to a Minimum Order Quantity (“MOQ”) per Purchase Order equal to one (1) unit, except that Buyer and Seller shall agree on commercial reasonable MOQ per Purchase Order for the relevant Product Line to be delivered to Buyer at a location of its choosing. As used in this Agreement, the term “Product Line” shall, refer to all instrumentation, equipment, software and any related items to deploy PEM System-of-Systems (SoS) sensor measurement operational platform and any and all instrumentation, equipment, software and any related items for field operation of the Global Monitor Platform (GMP), all patented Products by PEM.

D. Exclusivity. This Agreement shall imposes exclusivity on the Buyer, and as such, the Seller shall not purchase and sell goods and services except as offered by the Buyer. In the event Seller provides customized or modified Products using specifications or modifications provided by Buyer (collectively, “Custom Products”) or provides private labeled Products to Buyer (“Private Labeled Products”), Seller agrees that it shall not offer, sell or provide any such Custom Products or any Private Labeled Products to any party other than Buyer. By way of clarification, a Custom Product that is also a Private Labeled Product shall constitute a Custom Product for purposes of any Product return rights under this Agreement.

E. Software. In the event the Products include or incorporate software developed, owned or licensed by Seller including embedded software and firmware (“Software”), Seller hereby prohibits Buyer to sell, resell and or license the Software to Buyer’s customers except as expressly agreed to by Seller and solely as incorporated into such Products. Use of the Software by Buyer’s end user customers shall be subject to Seller’s End User License Agreement accompanying such Products.

3.	PURCHASE PRICES

A. Amount; Adjustment. During the Initial Term, Seller shall sell the Products to Buyer at the purchase prices set forth on Exhibit “A” (as such prices may be adjusted hereunder, “Purchase Price(s)”). Seller may change the Purchase Prices for a Product upon ninety (90) days prior written notice to Buyer, but in no event shall any such price increase (or series of price increases) for a single Product exceed an aggregate 3% during any 12 month period. All Purchase Price adjustments under this Section shall be subject to the terms of Section 3.D.

B. All-Inclusive. The Purchase Price for each Product shall be all-inclusive and represents the sole and exclusive consideration to Seller hereunder for the Products or otherwise, except for (i) freight and insurance costs for which Buyer is responsible (collectively, “Freight Charges”), and (ii) certain taxes assessed on the Purchase Prices for which Buyer is responsible under Section 3.C. Buyer shall not be billed for, nor shall Buyer have any obligation to pay, any charge or amount not specifically authorized in Buyer’s duly issued Purchase Order. Any additional terms or conditions contained on any Seller invoice or packing slip shall not be binding on Buyer, and no action by Buyer (including the payment of any such invoice in whole or in part) shall be construed as binding Buyer with respect thereto. Any additional terms or conditions contained on any Buyer Purchase Order or any Seller invoice or delivery manifest (collectively, “Order and Fulfillment Documentation”) shall not be binding on Seller or Buyer, as applicable. No action by Seller (including the fulfillment of such Purchase Order in whole or in part) or Buyer (including the acceptance of a delivery of Products) shall be construed as binding Seller or Buyer, as applicable with respect to any additional terms or conditions included in any Order and Fulfillment Documentation.

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C. Taxes. Buyer shall pay and be responsible for all taxes that are measured directly by the Purchase Price payments made by Buyer to Seller for the Products hereunder and which Seller is legally required to collect and pay over to tax authorities. The taxes for which Buyer is responsible hereunder shall include sales, use and excise taxes, but shall exclude, without limitation, Seller’s franchise or business taxes, taxes based on Seller’s net income or gross receipts, and taxes from which Buyer is exempt by law as shown by a valid tax exemption certificate, when such a certificate is required.

D. Preferred Customer Pricing. Notwithstanding anything contained herein to the contrary, Seller hereby represents and warrants to Buyer that the Net Effective Price for each Product hereunder shall not exceed the lowest Net Effective Price for such Product offered by Seller to any of its other customers (excluding Distributors and Seller’s Affiliates) in the Territory for substantially equivalent purchases on substantially equivalent terms. The term “Distributor” shall be defined as third parties selling Products to third party resellers and installers and offering such third parties support or other services related to the Products. The term “Net Effective Pricing” shall be defined as the totality of (a) the price for such Product and (b) all other economic terms including credits, rebates, refunds, purchase volumes, purchase commitments, discounts and allowances and whether or not such Product is being sold bundled with any other Seller products. If Seller extends a lower Net Effective Price for any Product to any other reseller customer in the Territory (excluding Distributors and Affiliates), Seller will notify Buyer thereof within five (5) business days of such offer and shall reduce the Net Effective Price to such price effective as of the date of such sale.

E. Effective Date of Purchase Price Decreases. All decreases in Purchase Prices shall be immediately effective as to all outstanding Purchase Orders for Products not yet shipped to Buyer (“Pending Purchase Order(s)”) and all future Purchase Orders. In addition, in the event of a Purchase Price decrease, Seller will grant to Buyer a credit with respect to Products then in Buyer’s inventory in an amount equal to the difference between the Purchase Price paid by Buyer for such Products and the reduced Purchase Price for the Products; less any previously issued credits.

F. Effective Date of Purchase Price Increases. No increase in Purchase Prices hereunder shall be effective as to any Purchase Order issued prior to expiration of the notice period required hereunder for such increase. Seller shall honor all Purchase Prices prevailing hereunder at the time Buyer issues its Purchase Order.

G. Customs Requirements and Costs. Buyer shall be responsible for all aspects of receiving international shipments and to pay all required custom costs associated with entry of freight into any foreign country in which Buyer is operating in.

H. Purchasing Incentive. For each fiscal year (“fiscal year” begins January 1st and ends December 31th) during the Term of this Agreement, Seller agrees to pay Buyer a volume incentive payment (the “Volume Incentive Payment”) based on the aggregate dollar amount of all direct sales from all Seller to Buyer during such Seller fiscal year that are timely paid within the payment terms specified in this Agreement. The amount of the Volume Incentive Payment will be calculated and paid quarterly (the “Quarterly Payment”) and will be equal to three (3%) percent of the incremental amount of purchases of Products over and above the level of purchases of Products from such Seller in the same Seller fiscal quarter for the preceding fiscal year. Each Quarterly Payment shall be delivered to Buyer within thirty (30) days after the end of such fiscal quarter.

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I. Cost Reductions.

(i)	The parties agree to engage in annual price negotiations with respect to the Products.

(ii)	Seller will provide Buyer with new Products at no charge that Buyer needs for use as demonstration units during the six (6) month period following Buyer’s launch of a new Product.

J. Approved Products. Buyer shall comply with the Product listing requirements set forth by Seller as provided in a separate document.

4.	DISCONTINUATION AND MODIFICATION OF PRODUCTS

A. Discontinuation Notices. Seller shall continue to manufacture and offer all Products for sale to Buyer during the Initial Term. Seller may discontinue manufacturing and supplying Products to and for Buyer (each, a “Discontinued Product”) during any Renewal Term upon one hundred eighty (180) days prior written notice to Buyer (each, a “Discontinuation Notice”); provided, however, that notwithstanding such Discontinuation Notice, Seller shall continue to make each Discontinued Product available for purchase by Buyer hereunder for so long as Seller continues to supply such Discontinued Product to any of its other customers.

B. Refunds for Returned Discontinued Products. Within ninety (90) days of Buyer’s receipt of a Discontinuation Notice for any Product, Buyer may return to Seller, at Seller’s sole cost, risk, and expense, any or all Discontinued Products in Buyer’s inventory for (i) in the case of Private Labeled Products (excluding Custom Products), a full refund of the Purchase Price paid therefor less Seller’s cost of any private labeled part of any Private Labeled Product plus an administration fee of 20% of the original Purchase Price of such Private Labeled Product, and (ii) in the case of all other Products (excluding Custom Products), a full refund of the Purchase Price paid therefor. Such refund shall become due upon Buyer’s delivery of the returned Discontinued Products to the carrier for shipment to Seller. By way of clarification, Custom Products may not be returned to Seller under this Section 4.B.

C. Product Modifications. Seller will use its best efforts to assure that all Products that are modified after the Effective Date (“Modified Product(s)”) shall be “compatible” (as defined herein) in such modified form with all hardware and software utilized by Buyer in conjunction with such Modified Products (including monitoring software) prior to the modification thereof (collectively, “Existing Systems”). In all cases where Seller cannot assure that Modified Products will be compatible with Existing Systems, Seller will provide Buyer with ninety (90) days written notice in advance of Seller’s implementation of such modification, and will use its best efforts to continue to manufacture compatible Products. For the purposes of this Agreement, a Product shall be “compatible” if it will continue to perform all significant functions when used in conjunction with Existing Systems, without any modification to such Existing Systems. In addition to the foregoing, Seller shall use commercially reasonable efforts to notify Buyer of any material updates, revisions, changes, enhancements or other modifications (“Modifications”) to any Products sold to or offered for sale to Buyer or any of its Affiliates.

5.	PURCHASE ORDERS

A. Generally. Buyer shall purchase only those Products set forth on Purchase Orders duly issued by an authorized representative of Buyer’s corporate Purchasing Department. Each Purchase Order shall, at a minimum, specify the following information for each Product listed thereon: (i) the SKU number and Product name; (ii) the quantity ordered; (iii) the total Purchase Price; (iv) shipping instructions; (v) the final delivery destination (the “Delivery Destination”); and (vi) the required delivery date for the Product at the Delivery Destination (the “Delivery Date”). Purchase Orders shall be submitted to Seller in writing and may be sent electronically, by facsimile, or by mail. Buyer shall have the option to process Purchase Orders in the local regional or country currency.

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B. Rescheduling Purchase Orders. Buyer may, free of charge, reschedule the Delivery Date for any Product at least two (2) business days prior to Seller’s shipment thereof by providing Seller with notice thereof (the “Rescheduling Notice”) electronically, by facsimile, or by mail. The new Delivery Date specified in such Rescheduling Notice shall then become the new Delivery Date for the Purchase Order, which shall in all other respects remain in full force and effect. Seller may not reschedule the Delivery Date for any Custom Products more than once without Buyer’s consent, and such rescheduled Delivery Date shall be not later than thirty (30) days from the original Delivery Date.

C. Cancellation of Purchase Orders. Buyer may cancel any Purchase Order (other than for Custom Products and Private Labeled Products), in whole or in part, without further obligation or liability to Buyer, at any time at least two (2) business days prior to Seller’s shipment of the Products covered by such Purchase Order by providing Seller notice of such cancellation electronically, by facsimile, or by mail. Buyer may not cancel any Purchase order for Custom Products without Seller’s consent. Seller may cancel any Purchase Order for Private Labeled Products, in whole or in part, at any time at least two (2) business days prior to Seller’s shipment of the Private Labeled Products covered by such Purchase Order by providing Seller notice of such cancellation electronically, by facsimile or by mail, without further liability or obligation to Buyer other than the cost of any private labeled part of any Private Labeled Product included in such cancelled Purchase Order plus an administration fee of 20% of the Purchase Price of such Private Labeled Product.

6.	SHIPMENT AND DELIVERY

A. Packing. All Products shall be prepared, marked (bar coded), and packed for shipment in accordance with the packing instructions to meet shipping requirements applicable to each component offered by Seller.

B. Shipping Terms; Freight Charges. Seller shall ship all Products to Buyer in new condition. Seller shall fill each Purchase Order in accordance with its terms and the provisions hereof. All Products shall be shipped to Buyer the country of delivery within the Territory unless otherwise agreed by the parties. Title and risk of loss shall pass to Buyer at the time the Products are delivered to the Buyer’s carrier or the otherwise agreed to shipping method. Seller shall convey to Buyer good title, free and clear of all liens and other security interests. Freight charges shall be billed by Buyer’s designated carrier to Buyer’s third party carrier account(s) (as designated by Buyer) unless otherwise specified in the Purchase Order. If Seller fails to deliver Products in accordance to the lead-time specified in this Agreement or the applicable Purchase Order, then Seller will be responsible for all premium freight charges and any other associated costs required to supply Product to Buyer as soon as possible.

C. Shipping Delays. Seller will immediately notify Buyer in writing of any event or condition that could delay delivery of the Products beyond the Delivery Date; provided, however, that such notification shall not require Buyer to accept any late shipment or waive any of its rights or remedies with respect thereto.

D. Time of the Essence. Seller acknowledges and agrees that time is of the essence with respect to Seller’s performance under this Agreement.

E. Excess and Premature Product. Buyer shall not be obligated to accept: (i) any Products in excess of the quantity ordered in its Purchase Order (“Excess Product(s)”), (ii) Products that have been discontinued while in transit, or (iii) deliveries arriving more than five (5) days in advance of the Delivery Date specified on the Purchase Order (“Premature Product(s)”).

F. Product Documentation. Seller shall enclose with each shipment of Products one (1) complete up-to-date set (in electronic or paper format) of its standard user manuals, technical manuals setting forth pertinent information relating to the operation, installation and maintenance of Products, including all warranties and Product warnings, for each Product shipped (collectively, “Product Documentation”). Each Product shall conform to the “Performance Warranty” (as defined below) and the terms of this Agreement and applicable orders (each, a “Conforming Product”). A Product will not be deemed a Conforming Product until Buyer receives the corresponding Product Documentation therefor. Buyer shall have the right to use, reproduce, translate and disclose information contained in the Product Documentation to its customers for marketing, maintenance and repair of Products and for such other purposes as Seller may expressly authorize in writing. Seller shall be required to supply product manuals and documentation in the specific language required by Buyer at no additional cost to Buyer.

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G. Inventory Held By Seller. In the event, at the request and consent of Buyer, Seller holds or maintains possession, custody or control of any Products sold to Buyer hereunder, Seller shall hold all such Products in trust for Buyer, and shall physically segregate and identify all such Products as being property of the Buyer.

7.	PERFORMANCE WARRANTY; INSPECTION; ACCEPTANCE

A. Seller’s warranty obligations with respect to the Products shall be delivered to Buyer prior to acceptance of purchase orders.

8.	SOFTWARE SUPPORT SERVICES

In the event Seller provides software as part of the Products, at the expiration of the Software Warranty Period, Seller shall continue to provide to Buyer or Buyer’s customer, as applicable, all Updates that Seller provides to its customers generally at no additional charge. If Seller offers support contracts for a particular Software Product, that Seller shall offer to Buyer or Buyer’s customer, as applicable such support contracts on commercially reasonable terms, including price, including providing Software Updates and Upgrades, where applicable. As used herein, the term “Updates” shall mean a fix or compilation of fixes released by Seller to correct operation defects (program bugs) in the Software; provided that Updates shall not include Upgrades. As used herein, the term “Upgrades” shall mean any new version of Software which contains enhanced or additional features or functionality, including version changes evidenced by a number immediately to either the left or right of the decimal (e.g. GMP-100 2.0 to 2.1 or 2.0 to 3.0). If a question arises as to whether Software is an Upgrade or an Update, Seller’s opinion will prevail, provided that Seller treats the Product offering the same for its customers and end users generally.

9.	BILLING AND PAYMENT

A. Billing; Invoices. Seller shall invoice Buyer for all Products at the time of shipment. Seller shall issue a separate invoice for each Purchase Order containing the following information (“Invoice(s)”): (i) the SKU number, description and quantity of Products ordered; (ii) the quantity of Products shipped; (iii) the Delivery Destination; (iv) the Purchase Order number, (v) the Purchase Price for each Product; (vi) the total Purchase Price for the Purchase Order; and (vii) any applicable taxes, Freight Charges, and discounts. All Invoices, bills of lading, and freight bills for the Products shall be delivered to Buyer at the following address: (“Bill To” address shall be shown on the face of Buyer’s Purchase Order.)

B. Payment. In the event of a conflict between the pricing on Exhibit “A” and a price mutually agreed to in writing by the parties on the Purchase Order or otherwise, the mutually agreed upon price shall prevail. Subject to the terms and conditions contained herein, Buyer will remit payment of the Purchase Price due hereunder (less any applicable discounts or offsets) for each Conforming Product within forty five (45) days of the Invoice date, provided however that the Invoice date shall not be earlier than the date the Products are actually shipped from the agreed to delivery point to Buyer. All invoiced amounts shall be subject to a two percent (2%) early payment discount for all payments remitted by Buyer within seven days of Buyer’s receipt of such invoice. Buyer shall not waive any payment discount under this Agreement if, for example (without limitation): (i) Product shipment is delayed beyond the discount period; (ii) Products are not shipped on the date that the corresponding Invoice is sent to Buyer; or (iii) the shipping time exceeds the discount period. Buyer shall have option to pay in local currency. C. Credits. Within thirty (30) days of Seller’s receipt of a request for a credit or refund hereunder from Buyer (each, a “Credit Request”), Seller will either (i) issue a credit in the full amount of the Credit Request; or (ii) deliver a written explanation to Buyer detailing Seller’s reasons for refusing to grant the credit or granting such credit in an amount less than the Credit Request. If Seller fails to do (i) or (ii) within the thirty (30) day period provided above, then Buyer shall be deemed to be due a credit in the full amount of the Credit Request. Buyer may reduce and offset any amount due Seller from Buyer hereunder by the amount of any credit, refund, or other amount due Buyer from Seller hereunder.

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10.	STOCK RETURN PRIVILEGES

Buyer’s stock return privileges shall be negotiated on a case by case basis between Buyer and Seller.

11.	ADDITIONAL WARRANTIES

In addition to the Performance Warranty provided herein, Seller hereby represents and warrants to Buyer that:

(i)	The Products and Product Documentation, the resale thereof for their intended use (as described in the Product Documentation) and the use thereof for their intended use (as described in the Product Documentation) do not and shall not infringe upon or misappropriate the patent, copyright, trademark or trade secret rights of any third party in the Territory; provided that the sole and exclusive remedy for a breach of this representation shall be indemnification under Section 12.A(ii);

(ii)	All information provided by Seller to Buyer with respect to the Products is complete and accurate in all respects;

(iii)	Seller and all Products shall conform to the Quality Assurance Requirements as deemed typical for the industry pertaining to Seller’s Products.

(iv)	The Products comply with all applicable laws or regulations applicable to manufacturers of the Products, including the restriction on the use of certain hazardous substances in electrical and electronic equipment, including, but not limited to, RoHS, WEEE, REACH, etc., and other environmental protection laws and/or regulations.

(v)	Seller is and shall remain in compliance with all applicable laws and regulations governing international transactions or activities including, but not limited to, export controls, import controls, customs regulations, trade embargoes and other trade sanctions and laws governing unlawful boycotts and payments to foreign government officials.

(vi)	Seller represents and warrants to Buyer that, to the extent the Products include any Open Source Software, the resale of such Products by Buyer, and the use and operation of such Products by Buyer or the end user in accordance with their intended use, will not create any obligation on the part of Buyer or the end user under the terms of any Open Source License (i) to license, disclose or otherwise make available to third parties any proprietary software, data or other information of Buyer or such end user, or any associated intellectual property, or to otherwise impair Buyer or such end user’s intellectual property rights in any proprietary information (including software) of any system incorporating such product in accordance with the Product’s intended use, or (ii) to take any additional affirmative action to comply with such Open Source License, including making any source code or object code available to third parties. As used herein, the term “Open Source Software” means any software, program, module, code, library, database, driver or similar component (or portion thereof) that is royalty free, proprietary software, the use of which requires any contractual obligations by the user such as, without limitation, that software that is subject to, distributed, transmitted, licensed or otherwise made available under any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, Berkeley Software Distribution (BSD) license (including Free BSD and BSD-style licenses), MIT license, Mozilla Public License, IBM Public License, Apache Software License, Artistic license (e.g., PERL), Sun Industry Standards Source License, Sun Community Source License (SCSL), Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative, Free Software Foundation or similar group (collectively, “Open Source Licenses”).

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12.	INDEMNITY AND INSURANCE

A. Indemnity. Seller shall be solely liable for, and shall defend, indemnify, and hold Buyer, its Affiliates, and all of their respective directors, officers, employees, agents, and independent contractors (all of the foregoing entities and individuals being collectively referred to herein as the “Indemnitees”) harmless from and against any and all damages, liabilities, injuries, losses, and costs (including reasonable attorneys and experts fees at trial and on appeal), and expenses (collectively, “Liability”) which may be incurred by, asserted against, or recoverable from any Indemnitee as a result of any actual or threatened action, suit or proceeding arising out of or relating to any of the following:

(i)	a defect in the Products in the form delivered to Buyer (whether in design, materials, workmanship, or otherwise), including any products liability claim and all claims based on strict liability in tort, excluding any claim of damages suffered from a third party as a result of a failure of a Product to perform in accordance with its Specifications (the sole remedy for which shall be the Performance Warranty);

(ii)	subject to Section 12.B(i) below, any claim or allegation that any Product or Product Documentation, the resale thereof for their intended use (as described in the Product Documentation) and the intended use thereof (as described in the Product Documentation) infringes or misappropriates the patent, copyright, trademark or trade secret rights of any third party in the Territory (an “Infringement Claim”); and,

(iii)	any damages, penalties, fines, attorney’s fees, or other losses of whatever kind or nature resulting from, or arising out of, any violations by Seller of any applicable laws or regulations governing international transactions or activities including, but not limited to, export controls, import controls, customs regulations, trade embargoes and other trade sanctions, and laws governing unlawful boycotts and payments to foreign government officials.

The foregoing indemnification obligations shall not be limited by the amount or existence of insurance maintained or provided by Seller.

B. Infringement Claims.

(i)	Seller shall have no obligation or liability to indemnify Buyer for any Infringement Claim to the extent such claim arises out of:

1.	Seller’s compliance with Buyer’s customized written designs, drawings, or specification for the Products; provided, however, that the foregoing exclusion shall not apply if Seller sells or otherwise distributes such customized Product to any person or entity other than Buyer or Buyer’s Affiliates;

2.	Use of any Product other than for its intended use as described in the relevant Product Documentation;

3.	Use of a Product in combination with anything not sold, licensed or otherwise provided by Seller or any of its Affiliates, unless such use is as intended as described in the Product Documentation; or

4.	Use of any stand-alone software Product (as opposed to any software or firmware included in a Hardware Product) other than the latest version of such software Product that has been released by Seller and provided to Buyer as an Update.

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(ii)	If Seller believes that an Infringement Claim is likely or, as a result of any Infringement Claim, a court of competent jurisdiction enjoins (A) Buyer or any of its Affiliates from offering, marketing, using, selling, reselling or otherwise distributing any Product (each, an “Infringing Product”) or using, reproducing or distributing any Product Documentation, Seller shall, at its option (with respect to selecting sub clauses (1), (2) or (3) below) and expense, and in addition to Seller’s indemnification obligations under Section 12.A(ii), promptly:

1.	Procure the right for Buyer and its Affiliates to continue to offer, market, use, sell, resell and other wise distribute the Infringing Products, and to use, reproduce and distribute the Product Documentation, in each case, without any further infringement;

2.	Replace the Infringing Product by delivering a substitute, compatible, non-infringing Product to Buyer substantially equivalent in functionality, useful life and performance to the Infringing Product; or

3.	In the event that, after using reasonable efforts, Seller us unable to achieve one of the remedies identified in subclauses 1 or 2 above on commercially reasonable terms, (i) accept the return of any Infringing product in inventory and terminate any license to Seller’s Infringing Product, (ii) terminate any other unperformed product services (including any software maintenance) acquired by Seller in connection with the Infringing product (collectively, “Unperformed Services”), and (iii) immediately credit to Buyer (1) the Purchase price for the returned Infringing Products, each depreciated on a straight-line basis over five (5) years from Seller’s delivery of such Product, and (2) a pro-rata portion of the Purchase Price for the remaining portion of any Unperformed Services.

(iii)	This Section 12 sets forth Seller’s entire liability and Buyer’s and it’s Affiliates’ sole recourse and remedy for any Infringement Claim. All other warranties against infringement, whether statutory, express or implied, are hereby disclaimed by Seller.

C. Indemnification Procedure. Buyer or its relevant Affiliate (each, an “Indemnitee”) shall promptly notify Seller of any claim, suit, demand, action or cause of action brought by a third party against such Indemnitee for which such Indemnitee is entitled to indemnification from Seller pursuant to this Section 12 (each, a “Third Party Claim”), and any delay or failure to provide such prompt notice shall relieve Seller of liability for indemnification of such Third Party Claim hereunder only to the extent (if any) that Seller is prejudiced by such delay or failure. The Indemnitee shall provide Seller with any assistance and cooperation reasonably requested by Seller in writing to defend the Third Party Claim. Seller shall have sole control over the defense and settlement of each Third Party Claim using counsel reasonably satisfactory to the Indemnitee, except that Seller shall not settle any Third party Claim without first obtaining the Indemnitee’s prior written consent unless (i) such settlement would not reasonably be expected to have an adverse effects on Buyer, its business or end user customers. If Seller fails to retain counsel or otherwise defend any Third Party Claim in breach of this Agreement and despite notice to Seller, the Indemnitee may, if necessary to prevent any judgment, default or adverse ruling from being entered against it on such Third Party Claim, in the Indemnitee’s reasonable discretion, defend or settle such Third Party Claim at Seller’s sole cost and expense. The Indemnitee shall not unreasonably withhold, condition or delay its consent to any settlement of any Third Party Claim; provided, however, that Seller shall retain control over the defense and settlement of the Third Party Claim.

D. Insurance Policies. Seller agrees to obtain and maintain the following insurance policies throughout the Term at Seller’s sole cost and expense (collectively, “Insurance Policies”):

(i)	Commercial General Liability Insurance written on ISO occurrence form CG 00 01 96 (or equivalent coverage form), covering Liability for property damage, personal injury, and death arising out of operations, products-completed operations, independent contractors, and containing broad form contractual liability coverage, with minimum limits of $5 million per occurrence (the “CGL Policy”);

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(ii)	Automobile Liability Insurance written on ISO Business Auto Form CA 00 07 979 (or equivalent coverage form) covering Liability arising out of any auto (including owned, hired, and non-owned autos) with minimum limits of $1 million per occurrence combined single limit (the “Auto Liability Policy”);

(iii)	Statutory Workers’ Compensation insurance as required by applicable law (including an “all states” endorsement) (the “Workers’ Compensation Policy”); and

(iv)	Employer’s Liability Insurance with minimum limits of $100,000 for each accident, $100,000 for each disease, and $500,000 for each employee (the “Employers Liability Policy”).

E. Insurance Policy Requirements. Buyer shall be named as an additional insured on the CGL Policy and Auto Liability Policy for all operations of Seller hereunder and for all Liability for which Seller is responsible under this Agreement. The CGL Policy and Auto Liability Policy shall contain standard cross liability clauses, and Seller shall cause such policies to be endorsed to provide contractual liability coverage specifically covering this Agreement as an insured contract, if necessary, to obtain coverage of this Agreement thereunder. The Workers Compensation Policy and Employers Liability Policy shall each be endorsed to waive any right of subrogation against Buyer. All Insurance Policies shall: (i) be primary without right of contribution from any insurance maintained by Buyer; (ii) be issued by duly qualified insurance carriers reasonably satisfactory to Buyer; (iii) require that Buyer be given at least thirty (30) days prior written notice of cancellation, non-renewal, or any material change therein; and (iv) require that Seller provides a yearly renewal certificate within thirty (30) days of expiration of current policy.

F. Insurance Certificates. A Certificate of Insurance evidencing the Insurance Policies required by this Agreement shall be available to Buyer and Seller upon request.

G. Limitation of Liability. Notwithstanding anything to the contrary in this Agreement:

(i)	EXCEPT FOR A PARTY’S BREACH OF ITS OBLIGATIONS OF CONFIDENTIALITY (INCLUDING A LOSS OF DATA), AND FOR LIABILITY OWED TO A THIRD PARTY FOR A CLAIM THAT IS SUBJECT TO INDEMNIFICATION UNDER SECTION 12.A HEREOF, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR

ITS AFFILIATES HEREUNDER FOR ANY CONSEQUENTIAL DAMAGES (INCLUDING ANY AND ALL SUCH DAMAGES FROM BUSINESS INTERRUPTION, LOSS OF PROFITS OR REVENUE, COST OF CAPITAL OR LOSS OF USE OF ANY PROPERTY OR CAPITAL), EVEN IF INFORMED OF THE POSSIBLITY OF SUCH DAMAGES. By way of clarification, in no event shall Seller be liable to Buyer or its Affiliates for any indirect or consequential losses or damages (including lost profits or lost revenues) (i) suffered by Buyer or its Affiliates or (ii) suffered by any third party end user or customer of Buyer or its Affiliates and subject indemnification under Section 12.A hereof unless Buyer or such Affiliate included a reasonable and customary exclusion of incidental and consequential damages in its agreement with such end user or customer.

(ii)	TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE EXCLUSIONS AND LIMITATIONS SET FORTH IN THIS SECTION 12.G SHALL APPLY, REGARDLESS OF WHETHER SUCH CONSEQUENTIAL DAMAGES ARISE FROM BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLGIENCE), BY OPERATION OF LAW OR OTHERWISE.

(iii)	EACH SELLER’S AGGREGATE LIABILITY UNDER THIS AGREEMENT FOR ANY DIRECT DAMAGES SHALL NOT EXCEED THE PURCHASE PRICE PAID OR PAYABLE BY ALL BUYERS TO SUCH SELLER UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENTS GIVING RISE TO SUCH LIABILITY.

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H. Exclusions. Notwithstanding anything in this Agreement to the contrary, Section 12.G shall not apply to (and each party shall retain unlimited liability for) any Third Party Claims to the extent arising out of, relating to, or covered by any of the following: (A) any indemnity for or against a Third Party Claim given by a party hereunder, (B) a party’s gross negligence, willful misconduct or violation of the law, or (C) personal injury or death.

13.	TRAINING AND TECHNICAL SUPPORT

A. Training. Seller will provide, free of charge to Buyer, the necessary periodic training and sales support required by the Buyer’s field staff in connection with the use or resale of the Products. This training shall provide the necessary instructions and documentation to make Buyer’s sales and installation staff fully self sufficient in Seller’s products and services.

B. Technical Support. Seller shall provide technical support free of charge to Buyer. Seller shall maintain a staff of adequately trained technical specialists and toll free hotline for the purpose of answering application and installation questions during Buyer’s normal working hours (Monday through Friday, 8:00 AM to 9:00 PM EST).

14.	CONFIDENTIALITY

A. Generally. In addition to the obligations in any separate non-disclosure or confidentiality agreement entered into between the parties, in connection with the performance of this Agreement, Seller and Buyer may disclose certain information to one another. All such disclosures of information shall be deemed non-confidential by the receiving party unless such information pertains to the disclosing party or its business and satisfies all of the following requirements (“Confidential Information”): (i) such information is in written or graphic form, (ii) such information is owned or controlled by the disclosing party, and (iii) such information was not previously published or disclosed to others without restrictions. Seller and Buyer each agree not to use, other than for purposes related to this Agreement, or disclose to third parties (except on a “need to know” basis), any Confidential Information, in each case, during the Term and for a period of five (5) years thereafter; provided the confidentiality obligations hereunder shall continue with respect to trade secrets of a party for so long the information constitutes a trade secret of the party. Notwithstanding anything in the foregoing to the contrary, the following information shall not constitute “Confidential Information” hereunder, and neither party shall have any obligation under this Section with respect thereto: (i) information already in the possession of the receiving party at the time of disclosure hereunder; (ii) information that is independently developed by the receiving party; (iii) information that becomes lawfully known or available to the receiving party from another source without breach of this Agreement; or (iv) information that becomes publicly available without a breach of this Agreement by the receiving party. The standard of care for protecting Confidential Information shall be that standard of care used by the receiving party to prevent the disclosure, publication or dissemination of its own information of a similar character.

B. No Publicity. Notwithstanding anything contained herein to the contrary, neither party may issue, make, or release any written, oral, electronic, or other press release, advertisement, promotional material, announcement, or other statement in any medium disclosing or relating to this Agreement, the terms of this Agreement, or any of the transactions consummated or contemplated hereunder, without the other party’s prior written consent, which consent may be given or withheld by such other party in its sole discretion.

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15.	PRIVATE LABELING

Upon Buyer’s request, Seller agrees to private label the Products, User Manuals, and Product Documentation with Buyer’s trademarks and trade names (collectively, “Buyer Trademarks”), all Products and Documentation, all at no additional charge to Buyer (“Private Labeling”). All use of Buyer Trademarks by Seller in connection with any Private Labeling hereunder shall be subject to a limited, personal, non-exclusive, non-transferable, non-assignable license or sublicense (in each case, without right of sublicense) granted by Buyer to Seller to use the Buyer Trademarks during the Term solely and exclusively for Seller’s performance of Private Labeling as described herein and for such other purposes as Buyer may expressly authorize in advance in writing (the “Limited Trademark License”). All Private Labeling shall be submitted to Buyer for review in advance, and no Buyer Trademark shall be utilized in any Private Labeling without Buyer’s specific prior written consent to such use. Each item of documentation or other tangible material (with each copy thereof constituting a separate item) on which any Buyer Trademark appears shall contain a prominent legend stating that the Buyer Trademarks are registered trademarks of Buyer or Buyer’s Affiliates. The registered symbol “®” appearing each time as part of the Buyer Trademark will constitute a sufficient legend. Seller acknowledges that Buyer is, and shall at all times remain, the sole and exclusive owner of the Buyer Trademarks and all goodwill contained therein, and that neither the Limited Trademark License, nor any Private Labeling, shall convey any right, title, or interest in or to any of the Buyer Trademarks or such goodwill to Seller. All goodwill arising from Seller’s use of the Buyer Trademarks shall inure solely to the benefit of Buyer, and Seller shall not assert any claim to any right, title, or interest in or to the Buyer Trademarks or the goodwill associated therewith, nor shall Seller at any time take any action that could be detrimental to the goodwill associated with any Buyer Trademark, either during the Term or after the termination or expiration of this Agreement. Buyer may revoke the Limited Trademark License as to any Product, User Manual, or Product Documentation not then in production upon written notice to Seller at any time with or without cause. Upon any such revocation, or any termination or expiration of this Agreement for any reason whatsoever, including any termination resulting from the material breach of either party hereto, the Limited Trademark License shall automatically terminate, and Seller shall immediately cease all further use of the Buyer Trademarks.

16.	TERM AND TERMINATION

A. Term. Unless terminated earlier as provided herein, this Agreement shall have an initial term of sixty (60) months, commencing on the Effective Date (the “Initial Term”). After expiration of the Initial Term, this Agreement shall automatically renew on the terms and conditions contained herein for successive thirty-six (36) month periods, the “Renewal Term,” each commencing on the anniversary date of the Effective Date (each, an “Anniversary Date”), unless either party gives written notice of non-renewal no less than sixty (60) days prior to expiration of the then current Term. The Initial Term, taken together with any Renewal Term, shall be referred to herein as the “Term,” and each successive thirty-six (36) month period of the Term commencing on the Effective Date and each Anniversary Date thereafter shall be referred to herein as a “Year.”

B. Termination without Cause. In addition to all of its other termination rights hereunder, either party may terminate this Agreement, in whole or in part, at any time during any Renewal Term, without cause, upon one hundred and eighty (180) days notice to the other party hereto. Upon any such termination, Buyer shall (i) remit payment of the Purchase Price due hereunder for any open Purchase Orders that are not otherwise cancellable hereunder (subject to any other rights of return and cancellation as expressly set forth herein). Neither Seller nor Buyer shall have any further obligation or liability to the other for any terminated Pending Purchase Orders. In connection with the performance of this Agreement, it may be necessary for Buyer to provide Seller with certain property, including, but not limited to, tooling, test fixtures, equipment, engineering diagrams, and blueprints. Seller is obliged to return all such property within a reasonable period of time upon receiving notice of Buyer’s termination of this Agreement.

C. Defective Products. Buyer may cancel any Purchase Order, in whole or in part, with respect to any Defective Product or any Undelivered Product. Upon any such cancellation, Buyer shall have no further obligation or liability to Seller with respect to the cancelled portion of such Purchase Order. Such cancellation shall be without prejudice to Buyer’s other remedies under this Agreement, at law, or in equity.

D. Termination for Default. A party shall commit an “Event of Default” under this Agreement if: (i) such party fails in any material respect to perform or keep any of its material obligations or covenants hereunder, or otherwise materially breaches this Agreement, and fails, in each case, to cure such failure or breach within thirty (30) days after its receipt of written notice thereof from the other party; (ii) any representation or warranty made by such party herein is false or inaccurate in any material respect when made, or becomes false or inaccurate in any material respect thereafter; or (iii) such party files a petition in bankruptcy, or has filed against it an involuntary petition in bankruptcy not dismissed within sixty (60) days after filing, or applies for or consent to the appointment of a receiver, custodian, trustee or liquidator, or makes a general assignment for the benefit of creditors. If a party commits an Event of Default (the “Defaulting Party”), then the other party (the “Non-Defaulting Party”) may terminate this Agreement upon written notice to the Defaulting Party. Such termination shall be without prejudice to the Non-Defaulting Party’s other rights and remedies under this Agreement, at law, or in equity. In the event of a termination of this Agreement for cause of default by Seller, Seller is obligated to return to Buyer any and all property, including, but not limited to, tooling, test fixtures, equipment, engineering diagrams, and blueprints, which may have been provided by Buyer. Seller is obliged to return all such property within a reasonable period of time, which shall not exceed thirty (30) days, upon receiving notice of Buyer’s termination of this Agreement.

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E. Effect of Termination on Purchase Orders. Seller will honor all Purchase Orders issued by Buyer and accepted or deemed accepted by Seller prior to any termination or expiration of the Term.

F. Repurchase of Buyer’s Inventory. At Buyer’s option, within thirty (30) days after the effective date of any termination of this Agreement by Seller pursuant to Section 16.B, Seller shall repurchase from Buyer each Product then in Buyer’s inventory designated for purchase by Buyer that is in unopened and undamaged condition and that contains all Product parts and Product Documentation that came with such Products (the “Repurchased Inventory”) for an amount equal to the aggregate Purchase Prices originally paid by Buyer to Seller hereunder therefor (the “Repurchase Price”). Seller will pay the Repurchase Price to Buyer, at Buyer’s option, either as a lump sum payment or as a credit against amounts due from Buyer to Seller hereunder. Upon Buyer’s receipt of the full Repurchase Price from Seller, Buyer shall ship the Repurchased Inventory to Seller in accordance with Seller’s written shipping instructions and at Seller’s sole cost, risk, and expense. For the avoidance of doubt, the Repurchased Inventory shall not include any Custom Products.

17.	COMPLIANCE PROVISIONS

A. Scope All of the compliance provisions set forth below shall apply to the Agreement and any related documents.

B. No Improper Means of Obtaining Business. Buyer and Seller intend that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion or kickbacks, or other unlawful or improper means of obtaining business.

C. No Bribes. Seller will not, directly or indirectly, pay, offer, authorize or promise any monies or anything of value (such as gifts, contributions, travel, or entertainment) to any person or organization, including any employee of Seller’s or Buyer’s customers, or any “Government Official” (which includes any employee or official of any governmental authority, government owned or controlled entity, public international organization or political party; or any candidate for political office) for the purpose of improperly influencing their acts or decisions. Seller will take appropriate actions to ensure that any person representing or acting under its instruction or control (“Seller’s Agents”) will also comply with this Section.

D. No Kickbacks. No part of the payment of any amounts payable under this Agreement will be distributed to Buyer, its affiliates or customers, or any of its employees or their family members.

E. No Conflicts. Except as disclosed in writing to Buyer (in a questionnaire response or otherwise), Seller represents that it does not have any reason to believe that there are any potential conflicts of interest regarding its relationship with Buyer, such as family members who could potentially benefit from the commercial relationship established by this Agreement; and neither Seller, nor any of Seller’s Agents, are or have any family members who are Government Officials in a position to influence Seller’s commercial relationship with Buyer.

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F. Accurate Books and Records. Seller will maintain complete and accurate books and records in accordance with generally accepted accounting principles in Seller’s jurisdiction, consistently applied, properly and accurately recording all payments made by Seller or Seller’s Agents in performance of this Agreement or related to it, and any commission, compensation, reimbursement, or other payment made by or on behalf of Buyer to Seller or Seller’s Agents. Seller will maintain a system of internal accounting controls reasonably designed to ensure that it maintains no off-the-book accounts and that its assets are used only in accordance with its management directives. All Books and Records shall be available for inspection, copying, and audit by Buyer or its designee during Seller’s normal business hours on reasonable notice throughout the Term and for three (3) years thereafter for the purpose of verifying Seller’s compliance with the terms hereof. Buyer shall bear and pay for the cost of any such audit of Seller’s Books and Records unless such audit discloses errors in excess of five percent (5%) in favor of Buyer, in which case the cost of the audit shall be borne by Seller.

G. Notification. Seller will notify Buyer promptly if (a) Seller or any of Seller’s Agents have reason to believe that a breach of this Section has occurred or is likely to occur; or (b) if any conflicts of interest arise after the signing of this Agreement, including if any of Seller’s Agents or their family members become a government official or political party candidate in a position to influence Seller’s commercial relationship with Buyer. Seller will send all such notices to PACpolicy@planetalphaforest.earth or to such other location as Buyer may designate in writing.

H. Compliance Certification. Seller will, when and as may be requested by Buyer from time to time, provide to Buyer a written certification in form and substance satisfactory to Buyer that Seller is in compliance with this Section.

I. No Payments for Improper Activities. Buyer will not be required under any circumstances to take any action or make any payments that Buyer believes, in good faith, would cause it or its affiliated companies to be in violation of any “Anti-Corruption Laws” (Anti-Corruption Laws include, collectively, the United States Foreign Corrupt Practices Act, laws under the OECD Anti-Bribery Convention and local anti-corruption laws). If Buyer at any time believes, in good faith, that a breach of any of the representations and warranties in this Section has occurred or may occur, Buyer may withhold any commission, compensation, reimbursement, or other payment until such time as Buyer has received confirmation to its reasonable satisfaction that no breach has occurred or will occur. Buyer shall not be liable to Seller for any claim, losses, or damages whatsoever related to Buyer’s decision to withhold any commission, compensation, reimbursement, or other payment under this provision.

J. Audit Rights. If Buyer at any time believes, in good faith, that Seller has breached the warranties, representations or agreements in this Section, then Buyer will have the right to audit Seller’s books and records related to this Agreement in order to verify Seller’s compliance with the provisions of this Section. The audit will be performed by individuals selected by Buyer. However, upon request by Seller, Buyer will select in its sole discretion an independent third party to conduct an audit in order to certify to Buyer that no breach has occurred or will occur. Seller will fully cooperate in any audit conducted by or on behalf of Buyer.

K. Termination Rights. Any breach of the warranties, representations or agreements in this Section will constitute grounds for immediate termination of this Agreement for cause by Buyer and no commission, compensation, reimbursement or other payment will be due to Seller. Seller will indemnify and hold Buyer harmless against any actions, legal claims, demands, proceedings, losses, damages, costs, expenses and other liabilities of whatever nature resulting from Seller’s breach of the representations, warranties and agreements contained in this Section.

L. Data Privacy Consent. Seller consents to the collection, processing and international transfer of data and information related to the business relationship between it and Buyer, including the transfer of personally identifiable data (for example names, email addresses, telephone numbers) to and between Buyer and its affiliates wherever they may be located, for the purposes of allowing Buyer and its affiliates to evaluate Seller’s experience and qualifications and implement any business. Seller has the right to: (a) request access to this data; (b) rectify or cancel any inaccurate or expired data; and (c) object to any processing that does not conform to these purposes. Seller may exercise its rights by writing to Buyer.

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M. Massachusetts Data Privacy. Seller represents and warrants that it has developed and continues to maintain a comprehensive written information security program consistent with industry standards and no less stringent then the requirements of the Massachusetts data security regulations at 201 Mass. Code Regs. 17.00, as well as procedures and security and integrity measures, that contain administrative, technical, and physical safeguards to ensure the security and confidentiality of “Personal Information” and prevent its unauthorized use or disclosure. “Personal Information” shall be defined as information of Buyer’s customers/employees, including but not limited to, protected health or any personally identifiable information, which can potentially be used to identify, contact, or locate a single person, consumer report information, and any processed data incorporating such information. Seller shall cause its subcontractors and third party vendors to comply with these legal requirements.

18.	GENERAL PROVISIONS

A. Entire Agreement; Amendment. Attached Exhibit “A,” and any other exhibit attached hereto as provided herein are all hereby incorporated as a part of this Agreement (collectively, the “Exhibits”). This Agreement, together with the Exhibits and any other documents specifically incorporated by reference herein set forth the complete and final agreement and understanding of the parties relating to the subject matter hereof, and supersede and merge all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written. The terms of this Agreement shall supersede any terms and conditions in any acknowledgment form, invoice, or other document of Seller. Neither party has relied upon any agreement, understanding, representation, warranty, nor covenant not expressly set forth in writing herein. Subject to modifications permitted to Exhibit “A” in accordance with Section 1, this Agreement may be amended only by a written instrument duly executed by both parties, and may not be amended orally or course of performance.

B. Compliance with Laws. Each party shall perform its obligations hereunder in compliance with all applicable laws, regulations, and other legal requirements, including but not limited to, laws or regulations related to restrictions on the use of certain hazardous substances in electrical and electronic equipment, such as RoHS, WEEE, REACH, etc.

C. [Omittted.]

D. Seller Import Requirements. Seller acknowledges and agrees that it imports some or all of the Products, or their components, into the United States prior to selling them to Buyer. Seller represents and warrants that it is familiar with any and all FCC and/or other governmental import requirements as they relate to the Products and that Seller shall fully comply with these requirements. Seller further agrees that it will maintain any and all documentation generated in relation to its compliance with the import requirements for a period of ten (10) years after the import date of the Products or any component part thereof. Seller shall provide copies of any such documentation to Buyer within seven (7) business days of Buyer’s written request for said documentation. Seller agrees to indemnify, defend and hold harmless Buyer from and against any losses, damages, claims, liabilities, judgments, suits, proceedings, costs and expenses, including but not limited to, reasonable attorneys’ fees, civil fines and/or other penalties issued against Buyer, alleged to have arisen out of or arising out of Seller’s failure to comply with the FCC’s and/or any other governmental import requirements and/or the requirements of this paragraph. Seller shall promptly and fully notify Buyer in the event that it receives an inquiry or any other notice from the FCC or any other governmental agency regarding Seller’s compliance with any and all import requirements as they relate to the Products or any component part thereof.

In addition to the Seller Import Requirements provided herein:

(i)	Seller acknowledges to have understood Buyer’s position of no transactions with Cuba, Iran, North Korea, Sudan, and Syria (“Buyer’s Position”), and confirms that Seller will comply with Buyer’s Position on all transactions;

(ii)	Seller agrees not to sell, re-export or transfer any products or technical information or services to any other countries except in full compliance with all applicable governmental requirements, including but not limited to applicable US export, US re-export legislation, and measures administered by the European Union and its Member States, or the government agencies of any other countries;

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(iii)	Any violation by Seller of the applicable laws or regulations of the US or any other government, or where Seller breaches Buyer’s Position notwithstanding whether or not this is contrary to any aforementioned applicable laws or regulations, shall be deemed a material breach of this Agreement and sufficient basis for Buyer to terminate this Agreement. Compliance with applicable legal requirements and Buyer’s Position is a prerequisite of the Agreement for Seller, to perform its obligations under this Agreement, and if Seller fails to comply with such legal requirements, then Seller is incapable of meeting its obligations under any Agreement with Buyer and therefore is in breach of contract.

E. Cumulative Rights and Remedies. Each party’s rights and remedies hereunder shall be cumulative with, and may be exercised without prejudice to, such party’s other rights and remedies under this Agreement, at law, or in equity.

F. Survival. Sections 7, 11.A(i), 11.A(vi), 12.A, 12.B, 12.C, 12.G, 12.H, 14, 16F, 17, 18, and each other term and provision of this Agreement that would by its very nature or terms survive any termination or expiration of this Agreement, shall survive any termination or expiration of this Agreement, regardless of the cause thereof, and even if resulting from the material breach of either party hereto.

G. Notices. All notices of default, breach, renewal or termination of this Agreement required or permitted hereunder (collectively, “Notices”) shall be (i) in writing, (ii) sent to the other party at the address listed below, or to such different address as such party may designate in writing on thirty (30) days prior written notice to the other party, and (iii) transmitted to the other party via hand-delivery, nationally recognized commercial overnight courier, or United States registered or certified mail, postage prepaid, return receipt requested. Notices shall be deemed given when actually delivered to the recipient party or when such recipient party refuses delivery thereof as shown on the delivery receipt. All Notices shall be directed to the attention of Parties listed at the address designated herein. Notwithstanding the foregoing, other communications between the parties, such as Purchase Orders, acknowledgements and confirmations, may be sent by facsimile communication. Addresses for Notices:

To Buyer: Planet Alpha Corp. Suite 1 1035 Cambridge Street Cambridge, MA 02141 Attn: Bruno D.V. Marino	To PEM: Planetary Emissions Management Inc. 45 Prospect Street Cambridge, MA 02139 Attn: Jeffrey K. Warren

H. Injunctive Relief. Each party acknowledges and agrees that any breach by it of Sections 14 or 15 will cause the non-breaching party irreparable harm for which there shall be no adequate legal remedy. Consequently, in the event of any actual or threatened breach of Sections 14 or 15 by either party, the non-breaching party shall be entitled to injunctive and all other appropriate equitable relief (including a decree of specific performance), without prejudice to its other rights and remedies under this Agreement, at law, or in equity.

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I. Independent Contractors. Each party shall be an independent contractor of the other party. Nothing in this Agreement shall create, or be construed as creating, a joint venture, partnership, agency, or employment relationship between the parties hereto. Neither party shall have any right or authority to assume or create any obligations of any kind or to make any agreements, representations, or warranties on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

J. Subcontractors. Prior to subcontracting any of the Services, Seller shall notify Buyer of the proposed subcontract and shall obtain Buyer’s written approval of such subcontract. In no event shall any subcontract release Seller from its responsibility for its obligations under this Agreement and Seller shall indemnify Buyer to the extent provided for in Section 12 of this Agreement. Seller shall be responsible for the work and activities of its employees, agents and subcontractors, including compliance with the terms of this Agreement. Seller shall be responsible for all payment to its employees, agents and subcontractors. Seller shall promptly pay for all services, material, equipment and labor used by Seller in providing the Services and Seller shall keep Buyer’s premises, and any deliverables from Seller to Buyer, free of all liens.

K. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement is for the sole and exclusive benefit of the parties to this Agreement, Buyer’s Affiliates, Buyer’s customers, and all of their respective successors and permitted assigns. Nothing contained herein shall be construed to give any person not a party to this Agreement (other than Buyer’s Affiliates and customers) any legal or equitable right, remedy, interest, or claim under or with respect to this Agreement.

L. Force Majeure. Neither party shall be liable to the other party for any failure or delay in its performance hereunder to the extent resulting from causes beyond its reasonable control, including acts of God, fire, natural disasters, or acts of government (each, a “Force Majeure”), provided that such non-performing or delayed party gives the other party prompt written notice of the Force Majeure.

M. Assignment. Neither party shall transfer, assign, subcontract or delegate, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that Seller hereby irrevocably authorizes and consents to any and each complete or partial assignment or transfer of the Performance Warranty by Buyer to any of Buyer’s customers as further set forth in Section 7. Notwithstanding the foregoing, either party may freely assign this Agreement to an Affiliate, or to a purchaser of or successor to all or substantially all the assets of such party, whether through sale, merger, restructuring or otherwise. Any other attempt by either party to effect any assignment, subcontract, delegation, or transfer of this Agreement or any right or obligation hereunder in the absence of the other party’s prior written consent shall be null and void.

N. Legal Costs and Expenses. If any suit or legal proceeding is brought by either party to enforce any of the terms of this Agreement or any of its rights hereunder, the prevailing party in such action or proceeding shall be entitled to recover all of its reasonable costs and expenses incurred in such suit or legal proceeding, including reasonable attorneys’ fees.

O. Severability. In the event that any provision of the Agreement is determined by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, under applicable law, such provision shall be deemed severed from this Agreement, and all remaining provisions shall remain binding, enforceable, and in full force and effect.

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P. Waiver. No waiver of any provision of this Agreement (or any right or default hereunder) shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any such waiver shall be effective only for the instance given, and shall not operate as a waiver with respect to any other rights or obligations under this Agreement or applicable law in connection with any other instances or circumstances.

Q. SAFETY Act Waiver. Should certain of Buyer’s systems and services receive Certification and/or Designation as Qualified Anti-Terrorism Technologies (“QATT”) under the Support Anti-terrorism by Fostering Effective Technologies Act of 2002, 6 U.S.C. §§ 441-444 (the “SAFETY Act”). As required under 6 C.F.R. 25.4(e), to the maximum extent permitted by law, Buyer and Seller hereby agree to waive their right to make any claims against the other for any losses, including business interruption losses, sustained by either party or their respective employees, resulting from an activity resulting from an “Act of Terrorism” as defined in 6 C.F.R. 25.2, when QATT have been deployed in defense against, response to, or recovery from such Act of Terrorism.

R. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

S. Diversity. Seller acknowledges that diversity among the suppliers from whom Buyer purchases goods and services is important to Buyer. As such, Seller will make good faith efforts to purchase seven percent (7%) of purchased goods and services provided under this Agreement from Minority-owned Business Enterprises (“MBE”) and three percent (3%) from Woman-owned Business Enterprises (“WBE”). For the purposes of this provision, MBE and WBE shall be defined by the United States Small Business Administration. Seller acknowledges that Buyer may provide the names of potential MBEs and WBEs for it to consider in fulfilling the terms of this provision. Seller has agreed to consider utilizing such MBEs and WBEs in connection with this Agreement. Seller may be asked to participate in outreach efforts such as conferences and trade shows.

T. Construction. Terms defined herein in the singular shall have a comparable meaning when used in the plural, and vice versa. As used herein, the words, “include, includes, including,” and all variations thereof shall be deemed to mean “including, but not limited to.” As used herein, the word “or” shall be deemed to include the meaning “and/or.” The terms “herein, hereof, hereunder, hereto, herewith” and other similar terms shall be deemed to refer to this Agreement. All references to Sections in this Agreement shall refer to the corresponding Section in this Agreement and all subsections contained therein. All captions contained in this Agreement are for convenience only and shall not be deemed to be part of this Agreement. Each party has substantially participated in the drafting and negotiation of this Agreement, and no provision hereof shall be construed against either party by virtue of the fact that such provision was drafted by such party.

U. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or purchases hereunder. Any claim or litigation brought under or relating to this Agreement shall be brought in a court of competent jurisdiction located in Delaware.

[SEPARATE SIGNATORY PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Master Supply & Purchasing Agreement to be duly executed by each of their duly authorized representatives as of the Effective Date.

Planet Alpha Corp.
(“Buyer”)

By:

Name:	Bruno D.V. Marino PhD

Title:	CEO, Founder

Date:	March 28, 2017

Planetary Emissions Management Inc.
(“PEM”)

By:

Name:	Bruno D.V. Marino PhD

Title:	CEO, Founder

Date:	March 28, 2017

EXHIBIT D

PEM

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	Status	Title	Country	Filing Date	Patent No.	Issue Date	Expiration Date
1	Pending	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Australia	02-Feb-2010
2	Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Australia	02-Feb-2010	2010207964	16-Jul-2015	02-Feb-2030
3	Pending	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Canada	02-Feb-2010
4	Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	China	02-Feb-2010	zl201080015551.5	07-Dec-2016	02-Feb-2030
5	Published	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Europe	02-Feb-2010
6	Pending	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	India	02-Feb-2010
7	Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Japan	02-Feb-2010	5587344	01-Aug-2014	02-Feb-2030
8	Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Korea	02-Feb-2010	10-1648731	10-Aug-2016	02-Feb-2030
9	Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	United States	02-Feb-2010	8595020	26-Nov-2013	12-Mar-2031
10	Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Mexico	02-Feb-2010	319180	09-Apr-2014	02-Feb-2030
11	Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	United States	27-Sep-2013	9514493	06-Dec-2016	18-Aug-2031
12	Granted	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Japan	02-Feb-2010	5908541	01-Apr-2016	02-Feb-2030
13	Published	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Hong Kong	02-Feb-2010
14	Pending	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	Korea	02-Feb-2010
15	Pending	SYSTEM OF SYSTEMS FOR MONITORING GREENHOUSE GAS FLUXES	China	02-Feb-2010
16	Granted	SYSTEMS AND METHODS FOR MANAGING GLOBAL WARMING	United States	19-Apr-2011	9152994	06-Oct-2015	01-Oct-2032
17	Pending	SYSTEMS AND METHODS FOR MANAGING GLOBAL WARMING	Canada	30-Sep-2011
18	Granted	SYSTEMS AND METHODS FOR MANAGING GLOBAL WARMING	Mexico	30-Sep-2011	326190	10-Dec-2014	30-Sep-2031

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